Exhibit (e)

Combined

Management

Report

The figures in tables were calculated exactly and added up.

Figures presented may not add to totals because of independent rounding.

Actual zero amounts and amounts rounded to zero are presented as EUR 0 million.

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Basic information on KfW Group

The KfW management report is combined with the group’s management report in accordance with Section -315 (5) in conjunction with Section 298 (2) of the German Commercial Code (Handelsgesetzbuch – “HGB”). The combined management report is included in the KfW Group financial report and is submitted to the German Company Register for publication.

The KfW annual financial statements prepared in accordance with the German Commercial Code and the group financial report are also available online at www.kfw.de.

Information on KfW as the parent company can be found under a separate section, “Notes to the KfW annual financial statements prepared in accordance with the German Commercial Code”.

The KfW consolidated financial statements were prepared in accordance with the provisions of Section 315e HGB in conjunction with the International Financial Reporting Standards (“IFRS”) as applicable within the European Union. With the exception of the HGB information in the section “Notes to the KfW annual financial statements prepared in accordance with the German Commercial Code”, all financial figures in this combined management report, including the comparative figures for the previous year, are reported in accordance with IFRS.

KfW’s business model

KfW is a promotional bank of the Federal Republic of Germany in the legal form of a public-law institution. The Federal Government owns 80% of KfW’s share capital (37 percentage points of which are attributable to the ERP Special Fund) and the German federal states own the remaining 20%. KfW is subject to the Law Concerning KfW (KfW-Gesetz – “KfW Law”), which defines its functions and sets out the requirements for KfW’s operating activities. This set of functions is defined in Article 2 of the KfW Law and represents the implementation of Understanding II, which was reached with the European Commission. KfW’s functions include the carrying out of promotional business, related transactions and mandated transactions. Because of its special business model, comparing KfW with commercial banks is only possible to a very limited extent.

KfW’s primary and core statutory objective is its promotional business, in accordance with Article 2 (1) of the KfW Law. It consists of promotional measures, particularly in the form of financing for SMEs, the liberal professions and business start-ups, venture capital, housing, environmental protection, infrastructure, technical progress and innovation, internationally agreed promotional programmes and development cooperation.

The promotional business also involves financing regional and local authorities and special-purpose associations under public law (öffentlich-rechtliche Zweckverbände), measures with purely social objectives and for the promotion of education. Moreover, project financing is part of KfW’s promotional business, insofar as it is co-financed by European financing institutions in the interest of the European Community, as well as export financing outside the European Union (“EU”)/European Economic Area (“EEA”) or in countries with official status as candidates for EU accession, provided that such funding is carried out on a syndicated basis or that there is insufficient financing available in the relevant countries.

A significant portion of promotion, particularly in the areas of SMEs, start-ups, venture capital, technical progress and innovation, is covered by ERP promotion carried out by KfW. The ERP Special Fund contributed funds to KfW’s equity, which was recognised under the Capital reserve as ERP promotional reserves. ERP promotion is executed based on the approaches in the annual ERP Economic Planning Acts (ERP-Wirtschafts-plangesetz). The ERP Special Fund is the largest shareholder based on KfW’s total capital ratio, due to the contributed ERP promotional reserves.

Where these operations are directly related to the fulfilment of its promotional tasks, KfW may also conduct additional transactions in accordance with Article 2 (3) of the KfW Law (related transactions). These include KfW’s refinancing and treasury management measures as well as refinancing of KfW IPEX-Bank GmbH (“KfW IPEX-Bank”) in line with market conditions. KfW may only engage in other transactions if these are expressly mandated by the German Federal Government on a case-by-case basis if there is a public interest in accordance with Article 2 (4) of the KfW Law (mandated transactions). Pursuant to Article 2 (3) sentence 3 of the KfW Law, KfW is expressly prohibited from engaging in financial commission business and deposit business with the general public; therefore, KfW refinances its lending business via the capital markets, primarily by issuing bonds.

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In structuring its business activities, KfW follows the principle of subsidiarity and functions as a countercyclical bank offering structure and stability. It is therefore primarily active in the areas where market mechanisms alone would lead to socially or economically disadvantageous results. KfW’s offering is designed to avoid distorting the market. Generating a profit is merely a secondary objective to ensuring risk-bearing capacity and carrying out statutorily mandated tasks. KfW’s business model as a promotional bank without a primary profit-making objective and without a trading book is a key factor in its fundamentally conservative risk culture and balance sheet structure.

In accordance with the retention requirement (Article 10 (1) of the KfW Law), there is no distribution of net profit to KfW shareholders. The annual net profit resulting after depreciation, amortisation and provisions is to be allocated to a statutory reserve. These funds are available to strengthen the binding regulatory capital ratios and can be re-deployed for promotional purposes subject to these ratios being met. This means that the funds remain in the promotional cycle.

In carrying out its transactions, KfW is subject to the requirement of competitive neutrality in cooperating with commercial banks. The remit as defined in the KfW Law in implementation of Understanding II reached with the European Commission ensures that KfW does not enter into significant competition with commercial banks. An on-lending principle is generally applied in the core domestic promotional business areas (Article 3 (1) of the KfW Law). Derogations therefrom may be made with approval of the Board of Supervisory Directors. The on-lending principle means that credit institutions or other financing institutions are involved in granting financing, enabling final borrowers to receive KfW loans in the legal form of loans from their own primary bank, which in turn refinances such operations via KfW. Therefore, KfW does not need to operate a branch network to sell its products. The on-lending principle applies exclusively in the promotional areas pursuant to Article 2 (1) no. 1a to f of the KfW Law, with the particular exception of financing for municipalities, for purely social purposes and for education.

Funding on the money and capital markets has a material impact on the group’s business activities. KfW’s creditworthiness as assessed by rating agencies is key to its funding conditions. Based on what is referred to as institutional liability (Anstaltslast), the Federal Republic of Germany is obliged to safeguard or maintain KfW’s economic basis, thereby ensuring KfW’s ability to function. In addition to the institutional liability, it is necessary to mention the comprehensive liability of the German Federal Government under Article 1a of the KfW Law, which extends to loans taken out and bonds issued by KfW, forward transactions structured as fixed transactions, rights conferred by options and other loans to KfW, and loans to third parties insofar as they are expressly guaranteed by KfW. As a result, KfW is ranked by rating agencies as having excellent credit quality (triple-A rating). The resulting funding conditions support KfW’s operating activities in setting promotional incentives.

The federal guarantee and its ownership structure mean that KfW is designated as a public sector entity pursuant to Article 4 (1) no. 8 CRR. This enables utilisation of the exemption under Article 116 (4) CRR, by which creditors of exposures to KfW can apply a risk weight of 0% to an instrument covered by the federal guarantee.

KfW is subject to legal supervision by the Federal Government exercised by the Federal Ministry of Finance in consultation with the Federal Ministry for Economic Affairs and Climate Action. As a public-law institution, KfW is subject to regular audits by the Federal Audit Office. With regard to compliance with the applicable provisions of the German Banking Act (Kreditwesengesetz – “KWG”) applicable in accordance with the KfW Regulation, KfW is subject to supervision by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – “BaFin”) and the Bundesbank. However, KfW is neither a credit institution nor a financial services institution within the meaning of the KWG nor a credit institution within the meaning of CRD V.

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The group lends material support to the transformation of the economy and society towards a greenhouse gas-neutral future. KfW presents its broad statutory mandate as part of the KfWplus transformation agenda with the concept of “Promoting transformation – boosting resilience”, and largely aligns its promotional activities – with a focus on domestic promotion – to the key social megatrends “climate change and environment” and “digitalisation and innovation”. KfW also continues to promote the megatrends “globalisation” and “social change”. To ensure a sustainable impact, KfW endeavours to strike a balance in the economic, environmental and social dimensions of sustainability in all promotional areas.

Group structure

In line with its products and services, KfW Group is divided into the following business sectors: Mittelstandsbank & Private Kunden (SME Bank & Private Clients), Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients), KfW Capital, KfW Development Bank, DEG, Export and project finance, Financial markets and Head office, to which the main products and services are attributed as follows:

Mittelstandsbank & Private Kunden (SME Bank & Private Clients)

– Start-up financing

– Financing of general corporate investments and investments in innovation, energy and environmental protection

– Education financing

– Financing for housing construction, conversion and refurbishment

Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients)

– Financing of municipal and social infrastructure

– Customised corporate financing with equity and debt capital

– Customised financing of banks and promotional institutions of the federal states

  (“LFI”)

– Mandated transactions for energy suppliers (debt capital)

KfW Capital	– Investments in German and European venture capital and venture debt funds

Export and project finance	– Financing of German and European export activities – Financing of projects and investments which are of special interest for Germany and Europe

KfW Development Bank	– Promotion of developing countries and emerging economies on behalf of the Federal Government with budget funds and complementary market funds raised by KfW

DEG	– Financing provided by DEG – Deutsche Investitions- und Entwicklungs- gesellschaft mbH in developing countries and emerging economies (private enterprise financing)

Financial markets	– Securities and money market investments – Holding arrangements for the Federal Republic of Germany – Transactions mandated by the Federal Government, loan granted to Greece – Funding

Head office	– Central interest rate and currency management – Strategic equity investments

In addition to KfW (that is, the business sectors Mittelstandsbank & Private Kunden (SME Bank & Private Clients), Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients), KfW Development Bank, Financial markets and Head office), the group includes six consolidated subsidiaries. The main operational subsidiaries are KfW IPEX-Bank (responsible for the business sector Export and project finance), DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH (DEG) and KfW Capital GmbH & Co. KG (KfW Capital).

KfW IPEX-Bank addresses the global lending business in Export and project finance that is not part of KfW’s promotional activities and that is subject to competition in the financial services sector. In addition to its own market business, KfW IPEX-Bank manages the fiduciary business conducted on behalf of and for the account of KfW under an agency agreement. KfW IPEX-Bank is subject to the KWG and banking supervisory regulations. In light of its total assets exceeding EUR 30 billion and its classification as a significant entity, it will likely undergo a change of supervisor from BaFin and the Bundesbank to the ECB.

DEG is one of the largest European development finance institutions for long-term financing in the private sectors of developing countries and emerging economies. DEG operates alongside other financial institutions and provides funding to companies where funding is not offered by the market at all, or not to a sufficient degree. With its financing and advisory services focused on impact and/or the climate, DEG promotes sustainable local development and thereby contributes to the UN’s Sustainable Development Goals (“SDGs”) and the goals of the Paris Agreement on climate change.

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KfW Capital, represented by KfW Capital Verwaltungs GmbH, is responsible for equity financing as part of the domestic promotional business. KfW Capital invests in venture capital and venture debt funds, which in turn invest in innovative technology-orientated companies in the start-up and growth phases, with activities focused in Germany and Europe, thereby strengthening these companies’ capital base. In addition to its own market business conducted at its own risk, KfW Capital manages Federal Government funds on a fiduciary basis. KfW Capital also functions as KfW’s agent for KfW’s equity investments in funds, which it enters into on a fiduciary basis in the context of the Future Fund for the Federal Government.

Composition of KfW Group Total assets (IFRS, before consolidation)

	Total assets as of 31 Dec. 2024	Total assets as of 31 Dec. 2023
	EUR in millions	EUR in millions

KfW, Frankfurt am Main, Germany	540,309	555,731
Subsidiaries
KfW IPEX-Bank GmbH, Frankfurt am Main, Germany	38,337	32,797
DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne, Germany	9,156	8,290
KfW Beteiligungsholding GmbH, Frankfurt am Main, Germany	3,521	3,194
KfW Capital GmbH & Co. KG, Frankfurt am Main, Germany	1,287	1,024
Interkonnektor GmbH, Frankfurt am Main, Germany	249	284
KfW IPEX-Bank Asia Ltd., Singapore (IPEX Asia)	16	15

Investments accounted for using the equity method	Total assets as of 30 Sep. 2024	Total assets as of 30 Sep. 2023
Green for Growth Fund, Southeast Europe S.A., Luxembourg (11.2%), Luxembourg	1,093	808
coparion GmbH & Co. KG, Cologne (16.4%), Germany	345	362

	31 Dec. 2024	31 Dec. 2023
DC Nordseekabel GmbH & Co. KG, Bayreuth (50.0%), Germany	802	856

The development of the group’s operating income is driven by KfW.

Strategic objectives 2029

KfWplus is the group’s strategic transformation agenda, which serves KfW as the basis for realising its goal of becoming the leading digital transformation and promotional bank. The strategic objectives are consistent with KfWplus and implement the control components, which are intended to enable comprehensive control and the achievement of targets. To this end, the strategic objectives define KfW’s targeted medium-term positioning. This strategic framework encompasses top-level objectives at group level and serves as a central and binding reference for the strategic orientation of all business sectors, with a five-year horizon. The strategic objectives for 2029 were adopted in 2024.

KfW’s primary objective, or purpose, is sustainable promotion, which means KfW aims to transform the economy and society to improve economic, environmental and social living conditions around the world. This primary objective is supported by the two promotional principles of subsidiarity and sustainability.

Subsidiarity means that KfW focuses on compensating for market weaknesses. Putting this principle into practice, KfW Group strives to maintain high-quality promotional activities and to mobilise private capital, to ensure that the goal of transforming the economy and society is achieved.

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With regard to the principle of sustainability, KfW aims to achieve a ranking among the top three in a “best of the best” group of KfW peers, which comprises the ten national and international promotional and development banks with the best ESG ratings from the agencies relevant to KfW (Sustainalytics, ISS ESG, MSCI). In addition, the contributions of KfW’s financing activities to the UN’s Sustainable Development Goals (“SDGs”) and to 1.5°C compatibility are monitored as part of fulfilling the climate goals. The group-wide Paris-compatible sector guidelines serve as a key internal steering instrument for ensuring the 1.5°C compatibility of new financing.

Within the framework of these promotional principles, KfW finances projects under the motto “promoting transformation – boosting resilience” in support of the dual transformation – the key challenge of this decade. This means further expanding the relevant promotional areas, climate change and the environment (environmental share of financing >38%), and digitalisation and innovation (digitalisation and innovation share of financing >10%). Promotional activities linked to globalisation and social change, moreover, continue to be ongoing tasks for KfW. In domestic promotion, KfW still aims to achieve an SME ratio of >40% in financing small and medium-sized German enterprises.

The primary objective, or purpose, is complemented by secondary objectives in the areas of digitalisation, agility and innovation, operating model and governance, and customer and employee centricity, which help to maintain and support a top-performing KfW. The secondary objectives comprise the same focus areas as in the prior year, with emphasis on internal digitalisation and innovation.

Internal management system

KfW Group has an integrated strategy and planning process. Conceived as a group-wide strategy process, group business sector planning is KfW Group’s central planning and management tool. Group business sector planning consists of three consecutive sub-processes performed every year: defining objectives, implementation and quality assurance, and finalisation. The overall strategy and planning process includes the collaboration of staff responsible for planning in all areas.

Objectives: The KfWplus transformation agenda and the strategic objectives derived from it, both of which are set by the Executive Board, form the basis for strategic planning. These strategic objectives serve as a stable roadmap for KfW Group, laying out the direction in which KfW Group would like to develop over the next five years. They define KfW Group’s medium-term targeted positioning and set top-level objectives for the entire bank. The strategic objectives are reviewed annually for relevance, completeness and aspiration level and are adjusted where necessary – for example, due to changed parameters or newly determined focus areas. Efforts are made, however, to maintain a high degree of consistency to ensure that there are no fundamental changes made to the strategic road map in the course of the annual review. A business strategy scenario analysis is conducted in parallel. A scenario analysis is a “what if” analysis of a specific, plausible scenario, looking at the interaction of exogenous influencing factors and translating the results of the analysis. Such scenarios assist in the process of identifying potential risks and opportunities for promotional targets and KfW Group’s profitability and risk-bearing capacity, and enable these factors to be considered in the further planning process, if necessary. Within this strategic framework and the strategic focus areas set by the Executive Board, major medium-term projects relevant throughout the bank (bank backlog projects) are developed in a base case scenario by the market areas of the KfW parent company, and – taking into account their statutory requirements – the subsidiaries (hereinafter business sectors) and the central departments. Assumptions regarding the future development of both relevant external factors (including market development, regulatory requirements, climate policy and climate scenarios, the competitive situation and customer behaviour) and internal factors and resources (including human, technical and organisational resources, promotional expense, primary cost planning and tied-up capital) as well as targeted earnings levels, are made based on a risk and opportunity assessment. Promised benefits (such as project efficiencies) are also considered in business sector planning. This analysis involves an evaluation of the key business and revenue drivers for each group business sector, as well as for the group as a whole. The business sectors are also called upon to address the environmental, social and governance risks (“ESG” risks) resulting from their business activity and new projects. As risk drivers, these can have a considerable impact on the likelihood of occurrence or the extent of typical banking risk types. Although ESG risks primarily affect the lending and equity finance business of KfW Group, they can also potentially give rise to consequential risks, such as reputational risk. The central departments (e.g. information technology, human resources and central services) play important roles in achieving the strategic objectives. By involving these departments, their own strategies are aligned with the strategic objectives. The first regular capital budget in the base case and two adverse cases is prepared on a multi-year horizon on this basis. In this way, any capital bottleneck resulting from strategic considerations or changed parameters can be identified at an early stage and mitigated by resolving and implementing appropriate measures. Based on the strategic focus areas, the Executive Board prioritises all new and ongoing bank backlog projects across the group through the annual business review (“ABR”). With due consideration for this assessment and prioritisation, the Executive Board defines top-down objectives for all business sectors (with regard to promotion, risk and finances) and departments (staffing in the form of full time equivalents (“FTEs”) and costs) for the entire planning period.

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Implementation and quality assurance: The business sectors plan their new business, risks and earnings, and each department its budgets, and staffing in the form of FTEs, based on the top-down objectives defined by the Executive Board, taking into account any changes in external or internal factors and in close collaboration with Financial and Risk Controlling. These plans are checked for consistency with the objectives of the group and the business sectors/departments. The interest rate forecast plays a key role in shaping KfW Group’s earnings position. Hence, both a high and a low interest rate scenario are also examined in addition to the anticipated base case. The plans are also assessed for future risk-bearing capacity in a second round of regular capital budgeting in a base case and two adverse cases over a multi-year horizon.

Finalisation: The Executive Board approves the resulting budget or has plans fine-tuned in a revision round if necessary. In the event of changes to the business strategy, there is consultation with the Risk Controlling department to ensure consistency between the business and risk strategies. The key conclusions from the planning process are incorporated into the business and risk strategies. The management has overall responsibility for formulating and adopting both strategies. The business strategy comprises the group’s strategic objectives for its main business activities as well as important internal and external factors, which are included in the strategy process. It also contains the business sectors’ contribution to the strategic objectives and the measures for achieving each objective. Moreover, the business strategy combines the budget at the group and business sector levels. The Executive Board sets out KfW Group’s risk policies in its risk strategy, which is consistent with the business strategy. The risk strategy is based on the overarching aim of ensuring risk-bearing capacity and liquidity for the long term. Group business sector planning is used to review and redetermine risk appetite. The main risk management approaches are also incorporated into the risk strategy as a basis for operational risk management. The group business sector planning process ends when the Executive Board has adopted a final budget for the entire planning period, including the future capital requirement and the business and risk strategies. The budget is then presented to the supervisory body (Board of Supervisory Directors) for approval, along with the business and risk strategy for discussion. After the Board of Supervisory Directors has decided on the business and risk strategy, it is communicated to the staff in an appropriate manner. On the other hand, the result from the valuation of derivatives, which KfW carries out purely for hedging purposes, is not included in the planning, as it cannot be controlled or planned due to the complex interdependencies affecting the measurement at fair value of derivatives in the context of KfW’s refinancing activities. The temporary effects on results from the measurement of such hedging relationships included in the actual figures are recognised separately in internal reporting and the management report as alternative key financial figures.

The adoption of the business sector planning serves as a foundation for the group’s qualitative and quantitative objectives. The Executive Board reviews target achievement both on a regular and on an ad hoc basis during each financial year. The assumptions concerning external and internal factors made when determining the business strategy are also subject to regular checks. The development of relevant control variables, their attainment, and the reasons for any shortfalls are analysed as part of strategic management. Strategic assumptions are reviewed, and a systematic variance analysis of early objectives and forecasts is performed at the beginning of every year. Ad hoc issues of strategic relevance are also addressed in consultation with the group’s departments, and recommendations for action concerning potential strategy adjustments or optimisation of the use of resources are made to the Executive Board by means of the strategic performance report. The results of the analysis are included in further strategy discussions and strategic planning processes. At mid-year, the integrated forecasting process serves as a comprehensive basis for interim management input on quantitative group variables of strategic importance in line with the strategic objectives (new business, risk and earnings) in respect of funding opportunities, while providing a well-founded guide to achieving planned objectives. The achievement of objectives is regularly monitored by the Board of Supervisory Directors based on reports submitted under the KfW Bylaws. The commentary in these reports outlines analyses of causes and any potential plans for action. Detailed reports are prepared on a monthly or quarterly basis as part of financial controlling. These comprehensive detailed analyses at group and business sector level comprise earnings and cost developments and are reported to specific departments. Additionally, analyses of significant relevance to overall group performance are also presented directly to the Executive Board. Early warning systems have been established and mitigation measures defined for all material risk types and risk-bearing capacity in general in line with the risk management requirements set out in the risk strategy. All controlling and monitoring approaches are integrated into regular risk reporting to the Executive Board. The Board of Supervisory Directors receives a risk report on a quarterly basis.

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Alternative key financial figures used

The combined management report contains financial figures that are defined neither in the HGB nor the IFRS accounting standards. In its strategic objectives, KfW uses key indicators prescribed by accounting standards and supervisory regulations as well as key figures that are geared towards promotion as the core business activity. It also uses key figures in which the temporary effects on results determined and reported in the consolidated financial statements in accordance with IFRS, and which KfW does not consider representative, are adjusted.

KfW has defined the following alternative key financial figures:

Promotional business volume

Promotional business volume refers to the commitments of each business sector during the reporting period. In addition to the lending commitments shown in the statement of financial position, promotional business volume comprises loans from Federal Government funds for promotion of developing countries and emerging economies – which are accounted for as trust activities – financial guarantees, equity financing and securities purchases (in the green bonds asset class). Promotional business volume also includes grants committed as part of development aid and in domestic promotional programmes. Allocation to the promotional business volume for the current financial year is generally based on the commitment date of each loan, financial guarantee and grant, and the transaction date of the equity finance and securities transactions. On the other hand, allocation of general funding and global loans to the promotional institutions of the federal states (Landesförderinstitute – “LFI”) and BAföG government loans is based on the individual drawdown volume and date, instead of the total volume of the contract at the time of commitment. In the lending business, financing amounts denominated in foreign currency are converted into euros at the exchange rate on the commitment date, whereas in the securities and equity finance business, the conversion generally occurs at the rate on the transaction date.

See the “Development of KfW Group” economic report or segment reports for a breakdown of promotional business volume by individual segment.

Promotional expense

Promotional expense is understood to mean certain expenses arising in the two business sectors Mittelstandsbank & Privatkunden (SME Bank & Private Clients) and Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients) to achieve KfW’s promotional objectives.

Interest rate reductions accounted for at present value are the key component of KfW’s promotional expenses. KfW grants these reductions for certain domestic promotional loans for new business during the first fixed interest rate period in addition to passing on KfW’s favourable refinancing conditions, obtained due to its triple-A rating. The difference between the fair value of these promotional loans and the transaction value during the first fixed interest rate period, due to the interest rate being below the market rate, is recognised in profit or loss as an interest expense and accounted for as an adjustment to the carrying amount under the item Financial assets at amortised cost. In addition, the accumulated interest rate reductions over the fixed interest rate period are recognised through profit or loss in Net interest income (see the relevant notes on KfW’s promotional lending business, financial assets at amortised cost, and provisions).

An additional promotional component (in commission expense) comprises the expense paid in the form of upfront fees to sales partners for processing microloans. Promotional expense also contains disposable and product-related marketing and sales expenses (administrative expense), expenses for innovative digital promotional approaches (commission and administrative expense), and promotional grants awarded by KfW since 2023 in the context of ERP promotion (other operating expense).

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Promotional expense included in Interest, Commission and Administrative expense and Other operating expense is reported separately in the internal presentation of the earnings position due to its special relevance as a management variable.

Cost/income ratio (before promotional expense)

The cost/income ratio (before promotional expense) is calculated as administrative expense (excluding promotional expense) in relation to net interest and commission income before promotional expense.

The cost/income ratio (“CIR”) reflects costs in relation to income and is thus a measure of efficiency. To enable a comparison of the CIR with other (non-promotional) institutions, an adjustment for the components of KfW’s promotional business results is made to the numerator (administrative expense) and denominator (net interest and commission income).

In addition to the CIR, KfW also reports an adjusted CIR, which takes into account KfW’s specific business model. Under domestic promotional programmes with expense-based remuneration, as well as for implementation of Financial Cooperation, KfW receives compensation in the amount of the costs incurred, which means that for these products the CIR is almost 100%. In order to ensure comparability of KfW’s CIR with that of other financial institutions, the adjusted CIR does not take into account income and expenses related to these products.

Consolidated profit before IFRS effects

Consolidated profit before IFRS effects from hedging is another key financial figure based on Consolidated profit in accordance with IFRS. Derivative financial instruments are entered into for hedging purposes. Under IFRS, the requirements for the recognition and valuation of derivatives and hedges give rise to temporary net gains or losses that are offset over the entire term. In KfW’s opinion, such temporary effects on results are not representative due to the economically effective hedging relationships.

Consequently, the following reconciliations are performed by eliminating temporary contributions to profit and loss as follows:

–	Valuation results from micro and macro hedge accounting.
–	Net gains or losses from the use of the fair value option to avoid an accounting mismatch in the case of funding including related hedging derivatives.
–	Net gains or losses from the fair value accounting of hedges with high economic effectiveness but not qualifying for hedge accounting.
–	Net gains or losses from foreign currency translation of foreign currency positions, in accordance with recognition and valuation requirements for derivatives and hedging relationships.
–	Net gains or losses from changes to deferred taxes on credit rating-related effects of other derivatives from subsidiaries.

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Economic report

General economic environment

Global real domestic product (“GDP”) increased by 3.2% in 2024 compared with 2023, according to estimates by the International Monetary Fund (“IMF”). While the growth rate of real GDP in industrialised countries in 2024 remained unchanged year on year, the global rate was lower, as was real GDP growth for developing countries and emerging economies. According to IMF calculations, the annual average rate of global consumer price inflation declined to 5.7% in 2024 from 6.7% in the previous year. The annual average global core inflation rate declined to a greater extent, from 6.0% to 4.7% in that same period. This disinflation was supported by the level of real key interest rates, which are cooling economic activity. As calculated by the Organisation for Economic Co-operation and Development (“OECD”) global real GDP increased by 3.3% in the first quarter of 2024 and 3.1% in the second quarter (each year on year), followed by 3.2% in the third quarter. Economic activity in the service sector is stronger than in manufacturing. After global trade volume increased by a mere 0.7% year on year in 2023 according to the IMF, it developed in line with global real GDP in 2024.

Gross domestic product at constant prices

	2024 estimate	2023	2014–2023 average
Year-on-year change in %
Global economy1)	3.2	3.3	3.1
Industrialised countries1)	1.7	1.7	1.9
Developing countries and emerging economies1)	4.2	4.4	4.0

1)

The IMF aggregates the annual growth rates of GDP at constant prices of each country on the basis of the shares of country-specific GDP at purchasing power parities in the corresponding global aggregate to the growth rate of global real GDP, for industrialised countries as well as developing countries and emerging economies. The average is calculated as the geometric mean of annual growth rates.

Euro area economic growth recovered slightly in 2024 from the after-effects of the energy crisis. Price-adjusted GDP rose by 0.7% compared to 2023, after growing by just 0.4% in 2023 (see table below on gross domestic product at constant prices, year-on-year change). Harmonised consumer price inflation averaged 2.4% for the year, significantly lower than in the previous year (5.4%). Private consumption contributed to GDP growth but remained below expectations. Despite the increase in disposable income, higher purchasing power and a sound employment situation, households held back on their consumer spending, preferring to save an increasing proportion of their income. Global economic uncertainty resulting from the conflicts in Ukraine and the Middle East, and concerns about increasing trade fragmentation had a significant negative impact on private consumption and investment activity. Financing conditions were also an obstacle to corporate investment. Although the first ECB interest rate cut in June 2024 signalled an end to the restrictive interest rate policy, financing conditions for businesses were slow to improve. Euro area GDP, by contrast, was positively influenced by the rise in export demand, while imports remained virtually unchanged. The service sector compensated for softening in the industrial sector, which continued to suffer due to high energy prices. The expiry of national support packages for private investment and lower EU budget expenditure resulted in a decline in fiscal policy stimulus.

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Gross domestic product at constant prices, year-on-year change

	2024	2023	2014–2023 average	1999–2023 maximum
	in %	in %	in %	in %
Euro area	0.7	0.4	1.5	6.31)
Germany	–0.2	–0.3	1.1	4.12)

1)	2021 2) 2010

Despite the global economic developments described above, lower interest rates, and increasing purchasing power of private households as a result of shrinking consumer price inflation, which at 2.2% in 2024 was below the comparative figure for 2023 (+5.9%), GDP in Germany contracted by 0.2% in 2024 compared with the previous year, having previously contracted by 0.3% in 2023 and grown at an annual average of 1.1% over the ten years from 2014 to 2023 (see table above on gross domestic product at constant prices, year-on-year change). Gross capital formation in machinery and equipment (–5.5%) and new buildings (–3.5%) provided negative momentum for the rate of change in GDP in 2024, while household final consumption expenditure (+0.3%), government final consumption expenditure (+2.6%) and gross capital formation in other assets (+3.9%) increased. Overall, domestic use rose by 0.2% in 2024. Net exports weighed on the rate of change in GDP in 2024 to the tune of 0.4 percentage points, with exports contracting (–0.8%) and imports rising (+0.2%). From a production perspective, gross value added in the economic sectors provided both positive and negative impetus for the rate of change in GDP in 2024. The construction industry suffered -the largest decline in gross value added (–3.8%), whereas the information and communication technology sector recorded the largest increase (+2.5%). Gross value added in the manufacturing industry, excluding construction, fell by 3.0%, while stagnating in the retail, transport and hospitality sector. The number of persons in employment located in Germany increased by 0.2% year on year in 2024, to 46.1 million.

The rise in headline inflation slowed further in the euro and dollar areas in 2024. Inflation in the second half of the year was already back within the central banks’ 2% target range at times, in both currency areas. This was mainly due to a significant year-on-year decline in energy prices, in particular oil prices, which fell despite geopolitical tensions. By contrast, service sector inflation remained pronounced, declining only slightly over the course of the year. In December 2024, the annual inflation rate in the eurozone (rate of change in the Harmonised Index of Consumer Prices) was 2.4%; the annual inflation rate in the United States (rate of change in the Personal Consumption Expenditures Price Index) in the same period was 2.6%.

In view of these developments, the central banks in both currency areas initiated monetary easing. The US Federal Reserve began lowering the federal funds target rate range in September 2024 and reduced it by a total of 100 basis points (bp) to 4.25%–4.5% by the end of the year. The Federal Reserve continued to shrink its balance sheet by trimming assets at a somewhat slower pace in 2024, having begun in 2022.

In June 2024, the European Central Bank (“ECB”) decided to lower the deposit facility rate for the first time, by 25 bp. A series of three further rate cuts of the same magnitude followed, putting this, the ECB’s most important key rate, at 3% at the end of the year. As part of the review of the monetary policy framework, the interest rate differential between the main refinancing operations and the deposit facility was also narrowed from 50 to 15 bp. The ECB discontinued its asset purchase programmes, the pandemic emergency purchase programme (“PEPP”) and the regular asset purchase programme (“APP”) in 2022, and started decreasing portfolios again in 2023. Principal payments due under the APP were no longer reinvested in full in 2024, and reinvestments in the PEPP have also been only partial since July 2024. The consequence of these developments was a reduction in total securities held for monetary policy purposes by approximately 9% to EUR 4,290 billion by December 2024, compared to total securities held at the end of 2023. The regular and early repayments of targeted longer-term refinancing operations (“TLTRO III”) contributed to the reduction in the ECB’s total assets. By the end of December 2024, credit institutions in the euro area had reduced longer-term funds (“LTRO”) they had borrowed from the central bank by EUR 380 billion compared to the end of 2023. As a consequence, funds provided under the TLTRO III programme have been repaid in full.

KfW Financial Report 2024 Combined Management Report  | Economic report | 12

The trend in swap and money market rates in the eurozone and the United States in 2024 was characterised by the lowering of key interest rates expected by the financial markets, which then materialised. In terms of money market rates, the plateau phase that started with the key interest rate peak in 2023 ended with a downward trend over the course of the year. Adjustments to expectations regarding the start and pace of monetary easing contributed to fluctuations during the year, particularly in longer-term interest rates. On average for the year, key market interest rates were about as high as in the previous year, with upward and downward fluctuations depending on the term and currency area. For instance, the 3-month EURIBOR averaged 3.57% in 2024 (2023: 3.43%); the 5-year EUR swap rate averaged 2.58% (2023: 3.12%); and the yield of the 10-year German government bond stood at 2.34% (2023: 2.46%). In the US, the 3-month SOFR reference rate (CME) was 5.06% on average for the year in 2024, compared with 5.17% in the previous year. The 5-year USD swap rate averaged 3.85% in 2024 (2023: 3.83%), and the yield on 10-year US Treasuries was 4.20% (2023: 3.96%). The yield curves in both currency areas were characterised by a reduction in their marked inversion in 2024, as measured by the spread between ten and two-year swap rates. In 2024, the average EUR swap curve slope was –26 bp (2023: –50 bp), while the US swap curve slope was –45 bp (2023: –87 bp).

Stock markets in the United States and the euro area benefited from declining interest rates over the course of the year. Despite economic weakness in Europe and Germany, share prices also rose on domestic stock exchanges throughout 2024. At 19,909 points, Germany’s leading DAX index registered 19% higher at the end of 2024 than at the end of 2023. At 5,880 points, the key US index, the S&P 500, achieved even greater growth of 23%.

Development of KfW Group

The group recorded a very strong promotional year again in 2024, with promotional volume of EUR 112.8 billion slightly exceeding the EUR 111.3 billion of the previous year.

The earnings position in 2024 was highly satisfactory despite the persistent challenging geopolitical and macroeconomic environment. Consolidated profit stood at EUR 1.4 billion thanks to the strong operating result, and was considerably above expectations but below the prior-year result of EUR 1.6 billion. Consolidated profit before IFRS from hedging of around EUR 1.4 billion was on par with the prior-year level. In addition to the strong operating result of EUR 1.9 billion (2023: EUR 1.8 billion), buoyed by higher net interest and commission income, this development was largely attributable to an unchanged positive valuation result of EUR 0.2 billion (2023: EUR 0.3 billion). Overall, KfW Group generated a consolidated profit before IFRS effects from hedging, promotional expense and taxes, of EUR 2.1 billion in 2024, a EUR 0.2 billion increase compared with the previous year. This enabled KfW to increase its promotional expense to EUR 0.5 billion in 2024 (2023: EUR 0.4 billion), the highest figure in the last ten years. At the same time, tax expense increased by EUR 0.1 billion to EUR 0.2 billion.

Consolidated total assets decreased by EUR 15.4 billion to EUR 545.4 billion in financial year 2024. This was mainly due to a EUR 17.8 billion reduction in liquidity holdings and the EUR 8.1 billion decrease in Net loans and advances to EUR 440.1 billion, primarily as a result of repayments under the coronavirus special programme 2020. This was offset by a market price-induced increase of EUR 5.4 billion in value adjustments from macro hedge accounting. The volume of own issues reported under Certificated liabilities amounted to EUR 455.5 billion (31 Dec. 2023: EUR 452.2 billion). The EUR 1.5 billion increase in equity to EUR 39.6 billion resulted mainly from the consolidated profit, which amounted to EUR 1.4 billion.

13 |  KfW Financial Report 2024 Combined Management Report  | Economic report

Business performance in 2024 was largely characterised by the following developments:

A. Demand for KfW products slightly higher than in previous year

The group recorded another very strong promotional year in 2024 with new commitments totalling EUR 112.8 billion (2023: EUR 111.3 billion).

Domestic promotional business recorded a slight increase to EUR 79.0 billion (2023: EUR 77.1 billion), of which EUR 8.3 billion was attributable to ERP promotional business. In the business sector Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients), promotional business volume rose from EUR 35.9 billion to EUR 41.6 billion, which was mainly attributable to two mandated transactions to assist in developing the national hydrogen core network and to secure the energy supply. By contrast, new business volume in the business sector Mittelstandsbank & Private Kunden (SME Bank and Private Clients) fell from EUR 39.1 billion to EUR 35.8 billion. The decline particularly affected the Mittelstandsbank (SME Bank), where persistently weak economic environment and state aid requirements with a high EU reference rate had a negative impact on business. This led to a decrease in the volume of promotional business to EUR 13.4 billion (2023: EUR 20.4 billion). On the other hand, positive performance was recorded in business with private clients, rising from EUR 18.8 billion to EUR 22.4 billion, particularly in the key promotional areas energy efficiency, renewable energy and homes and living. The subsidiary KfW Capital recorded new business volume totalling EUR 1.6 billion in 2024 (2023: EUR 2.1 billion). The high volume in the prior-year period was mainly the result of more intensive commitment activity as part of the German Future Fund (“GFF“) EIF Growth Facility programme, which is managed on a fiduciary basis for the Federal Government.

International business commitments declined slightly in financial year 2024 to a promotional business volume of EUR 34.2 billion (2023: EUR 35.1 billion). New commitments totalling EUR 23.9 billion put the business sector Export and project finance close to the previous year’s record figure of EUR 24.2 billion. Commitments in the business sector KfW Development Bank dropped slightly from EUR 9.0 billion to EUR 7.8 billion. Despite persistent globally challenging conditions, DEG recorded commitments totalling EUR 2.5 billion, a sizeable increase in new business over the previous year, which at EUR 1.9 billion was already high.

The development of new business volume in 2024 affected the most important non-financial performance indicators relevant to management, i.e. the SME and environmental shares of financing, in different ways. At 35%, the group-level SME share of financing was below the target of the strategic objectives (>40%) and below the prior-year figure of 46%. At the same time, the environmental share of 44% in 2024 exceeded the target of the strategic objectives (>38%) and almost reached the same level as the prior year (45%).

KfW raised a volume of EUR 78.1 billion in the capital markets to fund its business activities in 2024 (2023: EUR 90.2 billion).

Promotional business volume of KfW Group

	2024	2023
	EUR in billions	EUR in billions

Domestic business	79.0	77.1
Mittelstandsbank & Private Kunden (SME Bank & Private Clients)	35.8	39.1
Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients)	41.6	35.9
KfW Capital	1.6	2.1
Financial markets	0.0	0.5
International business	34.2	35.1
Export and project finance	23.9	24.2
KfW Development Bank	7.8	9.0
DEG	2.5	1.9

Volume of new commitments1)	112.8	111.3

1)	Adjusted for export and project financing refinanced through KfW programme loans.

KfW Financial Report 2024 Combined Management Report  | Economic report | 14

B. Operating result exceeds high prior-year figure

The operating result before valuation and promotional expense rose by 7% to EUR 1,917 million compared to the previous year (EUR 1,797 million) and exceeded the target by 9% (EUR 1,758 million). This positive development was primarily due to net interest income, which, at EUR 2,900 million, exceeded the target (EUR 2,719 million) by 7%, and represented the group’s main source of income. Net interest income benefited from higher borrowings and a higher return on equity. At EUR 675 million (2023: EUR 606 million), net commission income (before promotional expense) was 11% above the previous year and 4% higher than projected (EUR 651 million). By contrast, administrative expense before promotional expense rose by EUR 111 million to EUR 1,658 million, exceeding the planned ceiling by EUR 46 million. This rise was largely the result of inflation-related cost increases and a growing number of employees. The total cost/income ratio before promotional expense of 46.4% was close to that of the previous year (46.3%).

C. Positive risk provision result

Despite the persistent uncertainties in the geopolitical and macroeconomic environment, risk provisions for lending business resulted in overall net income of EUR 39 million in 2024, compared with EUR 165 million the previous year. The risk provision result was therefore significantly better than the projected standard risk costs (EUR –495 million). This result benefited from the unchanged favourable risk situation in KfW’s lending book, which was reflected in particular in the net reversals of provisions for latent risks (stage 1 and 2) for loans totalling EUR 51 million (2023: EUR 172 million). In addition, net expense for non-performing loans (stage 3), at EUR 50 million, was lower than in the previous year (EUR 72 million) and was largely offset by income from recoveries of loans written off, totalling EUR 43 million (2023: EUR 66 million).

D. Positive valuation result from equity investment portfolio

The group generated income totalling EUR 149 million from the valuation of the equity investment portfolio in financial year 2024, in contrast to charges totalling EUR 101 million in the previous year. This positive result was largely due to DEG’s equity investment portfolio, which recorded a valuation result of EUR 81 million, following charges of EUR 80 million in the previous year. A net loss from securities of EUR 53 million was more than offset by positive effects from foreign currency translation. KfW Capital contributed a positive valuation result of EUR 31 million, following charges of EUR 92 million in the previous year. The business sectors Export and project finance (EUR 22 million) and KfW Development Bank (EUR 20 million) also contributed to the positive valuation result.

E. Highest promotional expense of last ten years

KfW’s domestic promotional expense, which has a negative impact on its earnings position, rose significantly to EUR 504 million in financial year 2024, compared to EUR 371 million in 2023. This is the highest figure in the last ten years, and significantly exceeded the projected EUR 444 million. The main reason for this development was interest rate reductions, which rose by EUR 123 million to EUR 406 million due to higher reduction margins and an increased promotional volume. Moreover, the obligation to issue grants under KfW’s ERP promotional programmes in the years ahead, which was again applicable in financial year 2024, led to promotional expense of EUR 70 million (2023: EUR 62 million).

15 |  KfW Financial Report 2024 Combined Management Report  | Economic report

The following key figures provide an overview of the development of key financial figures in financial year 2024:

Key financial figures of KfW Group

	2024	2023
Key figures of the income statement	EUR in millions	EUR in millions

Operating result before valuation (before promotional expense)	1,917	1,797
Operating result after valuation (before promotional expense)	2,126	2,109
Promotional expense	504	371
Consolidated profit	1,402	1,559
Cost-income ratio (before promotional expense)1)	46.4%	46.3%

	2024	2023
Key economic figures	EUR in millions	EUR in millions

Consolidated profit before IFRS effects	1,354	1,347

	31 Dec. 2024	31 Dec. 2023
Key figures of the statement of financial position	EUR in billions	EUR in billions

Total assets	545.4	560.7
Volume of lending	593.5	599.1
Volume of business	713.3	724.4
Equity	39.6	38.1
Equity ratio	7.3%	6.8%

1)

Administrative expense (before promotional expense) in relation to adjusted income. Adjusted income is calculated as the sum of net interest income and net commission income (in each case before promotional expense).

Comparison with the previous year’s forecast

	2023 forecast for 2024	2024 actual
New business
Promotional business volume	EUR 89.2 billion	EUR 112.8 billion
Funding	EUR 90–95 billion	EUR 78.1 billion
Result
Consolidated profit	EUR 1.03 billion	EUR 1.4 billion
Net interest income (before promotional expense)	EUR 2.7 billion	EUR 2.9 billion
Net commission income (before promotional expense)	EUR 0.7 billion	EUR 0.7 billion
Administrative expense (before promotional expense)	EUR 1.6 billion	EUR 1.7 billion
Risk provisions for lending business	EUR –0.5 billion	EUR +0.0 billion
Valuation result	EUR +0.2 billion	EUR +0.2 billion
Promotional expense	EUR 0.4 billion	EUR 0.5 billion

The main differences between the forecasts from the Financial Report 2023 and actual business development in 2024 are set out above.

KfW Financial Report 2024 Combined Management Report  | Economic report | 16

Development of the KfW Group earnings position

The 2024 earnings position was marked by a year-on-year increase in operating result, a positive valuation result and an increased promotional grant. Tax expense rose considerably at the same time. These developments resulted in a consolidated profit of EUR 1.4 billion, which, although below the prior-year figure of EUR 1.6 billion, was well above the target of EUR 1.0 billion.

Reconciliation of internal earnings position (before promotional expense) with external earnings position (after promotional expense) for financial year 2024

		Reconciliation
	EUR in millions	EUR in millions	EUR in millions

Net interest income (before promotional expense)	2,900	–408	2,493	Net interest income
Net commission income (before promotional expense)	675	–12	664	Net commission income
Administrative expense (before promotional expense)	1,658	14	1,672	Administrative expense
Operating result before valuation (before promotional expense)	1,917	–433	1,484	Operating result before valuation
Risk provisions for lending business	39	–1	39	Net gains/losses from risk provisions
Net gains/losses from hedge accounting	107	0	107	Net gains/losses from hedge accounting
Other financial instruments at fair value through profit or loss	44	0	44	Net gains/losses from other financial instruments at fair value through profit or loss
Securities and investments	–0	1	0	Net gains/losses from disposal of financial assets at amortised cost
Net gains/losses from investments accounted for using the equity method	20	0	20	Net gains/losses from investments accounted for using the equity method
Operating result after valuation (before promotional expense)	2,126	–433	1,693	Operating result after valuation
Net other operating income (before promotional expense)	18	–70	–52	Net other operating income or loss
Profit/loss from operating activities (before promotional expense)	2,145	–504	1,641	Profit/loss from operating activities
Promotional expense	504	–504	0	-
Taxes on income	239	0	239	Taxes on income
Consolidated profit	1,402	0	1,402	Consolidated profit
Temporary net gains/losses from hedge accounting	48		48	Temporary net gains/losses from hedge accounting

Consolidated profit before IFRS effects	1,354	0	1,354	Consolidated profit before IFRS effects

17 |  KfW Financial Report 2024 Combined Management Report  | Economic report

Reconciliation of internal earnings position (before promotional expense) with external earnings position (after promotional expense) for financial year 2023

		Reconciliation
	EUR in millions	EUR in millions	EUR in millions

Net interest income (before promotional expense)	2,738	–282	2,456	Net interest income
Net commission income (before promotional expense)	606	–13	593	Net commission income
Administrative expense (before promotional expense)	1,547	14	1,561	Administrative expense
Operating result before valuation (before promotional expense)	1,797	–309	1,488	Operating result before valuation
Risk provisions for lending business	165	4	169	Net gains/losses from risk provisions
Net gains/losses from hedge accounting	291	0	291	Net gains/losses from hedge accounting
Other financial instruments at fair value through profit or loss	–177	0	–177	Net gains/losses from other financial instruments at fair value through profit or loss
Securities and investments	4	–4	0	Net gains/losses from disposal of financial assets at amortised cost
Net gains/losses from investments accounted for using the equity method	29	0	29	Net gains/losses from investments accounted for using the equity method
Operating result after valuation (before promotional expense)	2,109	–309	1,800	Operating result after valuation
Net other operating income (before promotional expense)	–14	–62	–76	Net other operating income or loss
Profit/loss from operating activities (before promotional expense)	2,095	–371	1,724	Profit/loss from operating activities
Promotional expense	371	–371	0	-
Taxes on income	165	0	165	Taxes on income
Consolidated profit	1,559	0	1,559	Consolidated profit
Temporary net gains/losses from hedge accounting	212		212	Temporary net gains/losses from hedge accounting

Consolidated profit before IFRS effects	1,347	0	1,347	Consolidated profit before IFRS effects

At EUR 1,917 million, Operating result before valuation (before promotional expense) was above the prior-year level (EUR 1,797 million) and well above the target (EUR 1,758 million).

At EUR 2,900 million, Net interest income (before promotional expense) exceeded the prior-year level (EUR 2,738 million) by 6% and the target (EUR 2,719 million) by 7%. One key factor driving the year-on-year increase was the significantly higher income from borrowings, which was considerably above both the previous year’s figure and the target. KfW benefited from favourable funding conditions on the capital and money markets, which can be attributed to its excellent credit rating. Income from investment of own funds also increased significantly due to higher interest rates and investment volumes compared to the previous year. By contrast, interest margin income including commitment fees declined, although it still exceeded expectations considerably.

Net commission income (before promotional expense) amounted to EUR 675 million, which was well above the 2023 figure (EUR 606 million) and exceeded expectations (EUR 651 million). The main factor for the growth in net commission income was income from cost-based remuneration that KfW received from the Federal Government for implementation of domestic promotional programmes and administration of Financial Cooperation. KfW generated income of EUR 363 million from the implementation of its domestic promotional programmes, compared to EUR 288 million in the previous year and a target of EUR 338 million. The main reason for the year-on-year increase in this income was the rise in Federal Funding for Efficient Buildings and heating promotion (under the Buildings Energy Act (Gebäudeenergiegesetz) and the Future Fund implemented by KfW Capital. KfW received income of EUR 255 million from the administration of Financial Cooperation (2023: EUR 245 million). The remuneration from the Federal Government was offset by related administrative expenses. On the other hand, commission income in the business sector Export and project finance declined by EUR 17 million to EUR 26 million, due in particular to loan fees, thus falling short of the target figure.

KfW Financial Report 2024 Combined Management Report  | Economic report | 18

Administrative expense (before promotional expenses) in financial year 2024 was significantly influenced by inflation and the costs of implementing additional promotional programmes. Overall, administrative expense rose from EUR 1,547 million to EUR 1,658 million and was therefore slightly higher than planning assumptions (EUR 1,612 million). Personnel expense increased by 10% to EUR 961 million, compared to EUR 873 million in the previous year. This significant increase was primarily due to higher wages and salaries resulting from an increase in the number of employees, which in turn was partly due to launching new promotional programmes. The rise in non-personnel expense (before promotional expense) from EUR 674 million to EUR 697 million resulted in particular from higher costs for the use of external service providers, which were influenced by both price and volume effects.

The development of the operating earnings components resulted in an overall cost-income ratio (before promotional expense) of 46.4%, which was similar to the previous year (46.3%). Adjusted for income and expenses from products for which cost-based remuneration has been agreed with the Federal Government, the cost-income ratio for 2024 amounted to 33.7% (2023: 33.8%).

Despite persisting uncertainty in the geopolitical and macroeconomic environment, the result from risk provisions for lending business in 2024 was total income of EUR 39 million (2023: EUR 165 million) which was significantly better than the projected standard risk costs (EUR –495 million). A major factor in the positive result was the continued favourable risk situation in KfW’s lending book.

The positive development in provisions for individual risks that cannot be allocated is essentially due to two opposing effects. The negative effects from the adjustment of the second, more conservative macro-economic scenario, which takes into account the increased forecasting uncertainty regarding global economic -developments, were more than offset by positive effects from various methodological developments in the risk models. The risk provisions for performing loans (stages 1 and 2) were fully reversed. This resulted in net additions of EUR 51 million (2023: EUR 172 million).

Net additions of EUR 50 million (2023: EUR 72 million) were recorded in risk provisions for non-performing loans (stage 3) including direct write-offs in 2024. Net additions of EUR 98 million (2023: EUR 64 million) were largely recorded by the business sector Mittelstandsbank & Private Kunden (SME Bank & Private Clients). Of the latter amount, EUR 76 million was attributable to education financing (2023: EUR 42 million). The business sector Export and project finance, in contrast, recorded net reversals of EUR 50 million (2023: net additions of EUR 68 million).

Income from recoveries of loans previously written off totalled EUR 43 million and was therefore below that of the previous year (EUR 66 million). Almost the total of recoveries (EUR 39 million) related to the business sector SME Bank & Private Clients.

At EUR 1.9 billion, Risk provisions for lending business at the end of 2024 were almost unchanged from the previous year. This development reflected both an unchanged provision for acute risks in stage 3 of EUR 1.4 billion and a slightly lower overall provision for individual risks that cannot be allocated, with provisions in stages 1 and 2 each amounting to EUR 0.3 billion.

Net gains/losses from hedge accounting and other financial instruments at fair value through profit or loss amounted to EUR 150 million (2023: EUR 114 million). This result was driven in financial year 2024 by positive valuation effects from the equity investment portfolio, offset in part by declining positive IFRS-related effects from the measurement of derivatives used for hedging purposes and a negative foreign currency result.

The equity investment portfolios recognised at fair value through profit or loss generated total income of EUR 129 million in financial year 2024 (2023: expense of EUR 130 million). DEG made a significant contribution to the favourable development with a positive valuation result of EUR 81 million. DEG’s loss from securities of EUR 53 million (2023: income of EUR 13 million) was more than offset by positive exchange rate-induced effects – particularly appreciation of the US dollar. KfW Capital also generated a positive result of EUR 33 million from its equity investment portfolio, after the previous year (expense of EUR 93 million) had been negatively affected by a significant deterioration in venture capital market conditions. KfW Development Bank and the business sector Export and project finance also performed positively, with results of EUR 13 million (2023: EUR 59 million) and EUR 8 million (2023: expense of EUR 8 million) respectively. On the other hand, the business sector Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients) recorded an expense of EUR 2 million, which nonetheless represents a year-on-year improvement (2023: EUR –15 million).

19 |  KfW Financial Report 2024 Combined Management Report  | Economic report

Hedge accounting and borrowings recognised at fair value, including derivatives used for hedging purposes, generated net additions of EUR 48 million (2023: EUR 203 million). The mark-to-market derivatives are part of economically hedged positions. However, if the other part of the hedging relationship cannot be carried at fair value or different valuation methods and parameters have to be applied, this inevitably results in temporary fluctuations in income that are fully offset over the term of the transactions.

The measurement of securities at fair value through profit or loss yielded an almost balanced result, as in the previous year, of EUR 0 million.

In the case of securities not carried at fair value, developments in the financial markets resulted in a net difference of EUR –167 million between the carrying amount and the fair value (2023: EUR –87 million). This development was partly attributable to decreases in the value of the covered bonds. However, there were essentially no defaults or significant deteriorations in credit quality.

Net gains totalling EUR 19 million (2023: EUR 33 million) were recorded from securities and investments as well as from investments accounted for using the equity method. Investments accounted for using the equity method contributed EUR 20 million to the result. This was primarily due to value increases in the business sectors Export and project finance and KfW Development Bank.

Net other operating income (before promotional expense) was EUR 18 million, a considerable increase from the previous year’s figure (2023: expense of EUR –14 million).

At EUR 504 million in 2024, KfW’s domestic promotional expense, which has a negative impact on KfW Group’s earnings position, was above the prior-year level (EUR 371 million) and slightly above projections (EUR 444 million). The ERP promotional business proportion of promotional expense amounted to EUR 360 million.

Interest rate reductions are the key component of KfW’s promotional expense. KfW grants these reductions for certain domestic promotional loans during the first fixed-interest-rate period, which has a negative effect on its earnings position. In addition, KfW passes on its favourable funding conditions, which benefit from its triple-A rating. At EUR 406 million, the volume of interest rate reductions increased once again in financial year 2024 (2023: EUR 282 million), and was slightly above the projected figure (EUR 405 million). Of this amount, EUR 276 million was attributable to ERP promotional business. The increase in interest rate reductions -was primarily a result of sustained higher interest rates, which made higher reduction margins possible and led to an additional increase in demand for promotional loans at reduced rates. The promotional grants provided in addition to the lending business and recognised as promotional expense in Net other operating income rose to EUR 70 million in financial year 2024. The reason for the increase was the obligation to award grants under KfW’s ERP promotional programmes; with promotional expenses of EUR 70 million, above the corresponding charges from the previous year (EUR 62 million). Moreover promotional expenses reported in net commission income and administrative expense amounted to EUR 26 million (2023: EUR 27 million). Among other things, this spending was aimed at the sale of KfW’s promotional products.

The group recognised a tax expense of EUR 239 million for financial year 2024 (2023: EUR 165 million). This consisted of current taxes on income of EUR 167 million (2023: EUR 117 million) and deferred tax expense of EUR 72 million (2023: EUR 47 million). The increase in current taxes was primarily due to the positive earnings performance of the taxable companies included in the consolidated financial statements in 2024 and the elimination of previously recognised tax loss carryforwards.

Overall, the group generated a consolidated profit of EUR 1,402 million, which is below the previous year (EUR 1,559 million) but considerably above expectations of around EUR 1,030 million.

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Consolidated profit before IFRS effects from hedging is another key financial figure. It is calculated based on Consolidated profit in accordance with IFRS to reflect the fact that the group uses derivative financial instruments solely for hedging purposes. Under IFRS, the requirements for the recognition and valuation of derivatives and hedges give rise to temporary net gains or losses that are offset over the entire term of the transactions. Against this backdrop, IFRS effects from hedging relationships amounting to EUR 48 million (2023: EUR 212 million) were eliminated.

The reconciled earnings position stood at a net gain of EUR 1,354 million, which was therefore substantially at the level of the previous year (EUR 1,347 million). The development in consolidated comprehensive income was largely due to the strong development of the operating result before valuation and the positive valuation result from the equity investment portfolio. These positive factors were offset in part by higher promotional expenses and higher tax expenses. Accordingly, the result exceeds the sustainable earnings potential of EUR 1.0 billion overall by a significant degree.

Development of net assets of KfW Group

Lending to banks and customers accounted for 80% of the group’s assets as of 31 December 2024, unchanged from the previous year.

Assets of KfW Group 31 December 2024 (31 Dec. 2023)

Compared to the previous year, the volume of lending decreased by EUR 5.6 billion to EUR 593.5 billion (previous year: EUR 599.1 billion).

Volume of lending of KfW Group

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Loans and advances	441,915	450,020
Risk provisions for lending business	–1,818	–1,852
Net loans and advances	440,097	448,168
Contingent liabilities from financial guarantees	3,462	3,486
Irrevocable loan commitments	138,628	136,118
Loans and advances held in trust	11,287	11,281

Total	593,475	599,054

21 |  KfW Financial Report 2024 Combined Management Report  | Economic report

Net loans and advances decreased by EUR 8.1 billion in 2024, mainly due to the decline of EUR 7.5 billion in the coronavirus special programme 2020 (particularly in the KfW Entrepreneur Loan and KfW Entrepreneur Loan – SMEs programmes) and to liquidity support to energy suppliers of EUR 3.8 billion. The loan portfolio of the business sector Export and project finance moved in the opposite direction with an increase of EUR 5.6 billion. Overall, however, unscheduled repayments (EUR 11.1 billion; 2023: EUR 11.0 billion) and scheduled repayments were higher than disbursements in new lending business. At EUR 440.1 billion, Net loans and advances accounted for 74% of lending volume.

Contingent liabilities from financial guarantees remained at the previous year’s level, at EUR 3.5 billion. The increase in irrevocable loan commitments of EUR 2.5 billion to EUR 138.6 billion was mainly due to irrevocable commitments for the development of the hydrogen core network of EUR 24.0 billion. Irrevocable loan commitments for liquidity support to energy suppliers and to the Federal Funding for Efficient Buildings (“BEG”)/ Energy-Efficient Construction and Refurbishment programmes each declined to EUR –9.2 billion. Within assets held in trust, the volume of Loans and advances held in trust, which primarily comprise loans to promote developing countries and emerging economies financed by budget funds provided by the Federal Republic of Germany, remained unchanged at EUR 11.3 billion.

Other loans and advances to banks and customers posted an increase of EUR 4.0 billion to EUR 32.9 billion. A total of EUR 3.5 billion of the increase resulted from reverse repo transactions, in which KfW acts in the capacity of lender, and from higher deposits, mainly at banks (EUR 2.1 billion), while cash collateral provided decreased by EUR 2.8 billion.

The total amount of securities and investments, at EUR 43.1 billion, was 6% above the previous year’s level.

Securities and investments of KfW Group

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Bonds and other fixed-income securities	37,982	36,057
Shares and other non-fixed income securities	0	0
Equity investments	5,031	4,418
Shares in non-consolidated subsidiaries	92	90

Total	43,106	40,565

The securities portfolio increased by EUR 1.9 billion to EUR 38.0 billion in financial year 2024 (31 Dec. 2023: EUR 36.1 billion). The portfolio of Equity investments, including both direct and fund investments, and Shares in non-consolidated subsidiaries increased by EUR 0.6 billion to EUR 5.1 billion in 2024. This was due in part to portfolio growth at KfW Capital and DEG.

Value adjustments from macro hedge accounting rose by EUR 5.4 billion, based on fair value and due to amortisation effects, from EUR –14.8 billion to EUR –9.4 billion. Derivatives with positive fair values, which are primarily used to hedge refinancing transactions, rose from EUR 7.8 billion in the previous year to EUR 9.7 billion. This was primarily due to value adjustments of derivatives used in micro hedge accounting, which increased from EUR 4.0 billion to EUR 6.6 billion.

KfW reduced its balances with central banks by EUR 20.9 billion to EUR 26.5 billion and made greater use of other investments. The liquidity held continues to ensure KfW’s ability to react to market events at short notice. There were only minor changes in the other asset line items in the statement of financial position.

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Development of the KfW Group financial position

KfW Group’s funding strategy is based on four main product categories: “benchmark programmes in euros and US dollars”, “Green Bonds – Made by KfW”, “other public bonds” and “private placements”. In 2024, KfW raised a funding volume of EUR 78.1 billion on the international capital markets and thus substantially achieved its funding target of EUR 80.0 billion, which was adjusted during the year. A funding target of EUR 90–95 billion was originally planned for 2024. This target was revised downwards in July 2024 due to lower than expected funding requirements from Federal Government-mandated transactions and reduced demand in the domestic lending business.

Financial position of KfW Group 31 December 2024 (31 Dec. 2023)

Borrowings decreased by EUR 14.4 billion to EUR 493.0 billion.

Borrowings of KfW Group

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Short-term funds	33,947	40,773
Bonds and notes	422,994	414,553
Other funding	36,042	52,025

Total	492,983	507,352

Funds raised in the form of certificated liabilities rose by EUR 3.2 billion to EUR 455.5 billion. Of this increase, -EUR 8.4 billion was attributable to medium and long-term bonds and notes, which remain the group’s principal source of funding. At year-end 2024, such funds amounted to EUR 423.0 billion (31 Dec. 2023: EUR 414.6 billion) and accounted for 86% of borrowings. Short-term issues of commercial paper declined by EUR 5.2 billion to EUR 32.5 billion. Total short-term funds, including demand deposits and term deposits, amounted to EUR 33.9 billion, compared with EUR 40.8 billion in the previous year. Funds were released in the course of the partial repayment of loans under the liquidity support for energy suppliers and the coronavirus special programme 2020. This resulted in a decline in Other funding by EUR 16.0 billion to EUR 36.0 billion (31 Dec. 2023: EUR 52.0 billion). Other funding mainly includes promissory note loans (Schuldscheindarlehen) from customers, which declined by EUR 14.2 billion to EUR 24.7 billion (primarily representing funding through the WSF). In contrast, cash collateral received, which primarily serves to reduce counterparty risk from the derivatives business, rose from EUR 2.9 billion in the previous year to EUR 4.5 billion.

23 |  KfW Financial Report 2024 Combined Management Report  | Economic report

The carrying amounts of derivatives with negative fair values, which were primarily used to hedge own issues, decreased by EUR 2.7 billion, from EUR 12.0 billion as of 31 December 2023, primarily due to changes in market parameters, and amounted to EUR 9.3 billion at year-end 2024.

There were only minor changes in the other liability line items of the statement of financial position.

At EUR 39.6 billion as of 31 December 2024, equity was EUR 1.5 billion above the level of EUR 38.1 billion as of 31 December 2023. The increase resulted in particular from consolidated profit (EUR 1.4 billion), which increased retained earnings. The effects resulting from changes in KfW’s own credit risk caused a rise of EUR 0.1 billion in revaluation reserves. The equity ratio increased year on year from 6.8% to 7.3% as of 31 December 2024, primarily due to the increase in equity.

Equity of KfW Group

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Paid-in subscribed capital	3,300	3,300
Capital reserve	8,447	8,447
Reserve from the ERP Special Fund	1,191	1,191
Retained earnings	26,552	25,150
Revaluation reserves	83	–15

Total	39,573	38,073

KfW Financial Report 2024 Combined Management Report  | Economic report | 24

Risk report

Overview of key indicators

Risks are reported at group level in accordance with KfW Group’s internal risk management. The key risk indicators are presented below:

Regulatory capital ratios:

The sharp rise in the total capital ratio by around 2.4 percentage points compared with the previous year is due to the increase in regulatory -capital (by EUR 1.5 billion) and the marked decrease in total risk exposure (“RWA”; by EUR –5.2 billion), mainly due to method adjustments -in the exposure at default and loss given default environment as well as rating improvements at on-lending banks.

A = Tier 1 capital ratio B = Total capital ratio

Credit risk:

Net exposure breakdown1)

The credit quality structure of the portfolio was stable year on year.
A = Investment grade B = Non-investment grade C = Watch list D = Default

1)	Compared to the previous year excluding equity investment risk

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Economic risk-bearing capacity

EUR in billions

Economic risk-bearing capacity was maintained at a confidence level of 99.9% at all times in the reporting year. The increase in available financial resources (“AFR”) was primarily due to the positive annual result. The total capital requirement increased in particular due to the higher capital requirement for credit risk as a result of method developments. In addition, the economic capital requirement for market price risk is increasing due to expansion of the strategic interest rate position.
A = Available financial resources B = Total economic capital requirement

Market price risk:

ECAP (EUR in billions)

The total capital requirement for market price risk increased year on year. This is mainly due to the higher economic capital (“ECAP”) requirement for interest risk. Expanding the strategic interest rate position has the effect of increasing risk in such case. In credit spread risk, the first-time inclusion of credit spreads in the present value measurement of pension provisions serves to reduce risk.
A = Interest risk	B = Interest volatility risk
C = Currency risk	D = Credit spread risk

Liquidity risk:

The liquidity risk indicator remained considerably below the internal limit throughout the year. The decrease is mainly due to lower funding requirements as a result of lower expected drawdowns on credit lines.
A = Liquidity risk indicator (worst case)

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Operational risk:

ECAP (EUR in millions)

The economic capital requirement for operational risks was virtually unchanged year on year.
A = ECAP

Current developments

In financial year 2024, as in previous years, KfW Group refined the processes and instruments of its risk management and controlling, taking into account current banking supervisory requirements. In particular, the method for modelling expected rating changes and the economic risk-bearing capacity concept were further improved. The risk inventory was revised to take the materiality assessment into account. In addition to existing interest rate risk in the banking book (“IRRBB”) reporting, credit spread risk in the banking book (“CSRBB”) reporting has now also been put into practice in market price risk reporting with regard to earnings. The same applies to the expanded implementing technical standards (“ITS”) on supervisory reporting of IRRBB reporting. KfW also implemented the requirements of the EU regulation Digital Operational Resilience Act (“DORA”) in a crossfunctional project. DORA is aimed at mitigating the risks associated with digital transformation in the financial services sector and at promoting cyber resilience.

An additional focus was placed on further developing the management of environmental, social and governance -risks (“ESG risks”) as part of a group-wide project involving all subsidiaries. As a result of these further developments, ESG risks are now more extensively and explicitly addressed and integrated in existing risk management cycle instruments. A comprehensive ESG risk driver analysis was performed as the basis for the risk inventory. The identified ESG risk drivers were categorised and the effects on KfW’s risk types calculated. The process found that environmental and governance risks in particular impact credit risk, while social risks are particularly relevant for KfW’s equity investment risk. The risk appetite relating to ESG risk was also determined in 2024, and was defined through capital allocation buffers. These serve, among other purposes, to mitigate ESG-induced losses that may materialise in the long term. ESG risk management is operationalised in particular in the course of monitoring threshold values for defined ESG-related credit risk indicators. Operational implementation is scheduled for the beginning of 2025. Moreover, the functionality of the ESG risk profiles for identification and assessment of ESG risk drivers in credit risk is being continually expanded and increasingly integrated into risk measurement and management. Further key elements include regular stress tests based on special ESG stress test methods and a risk reporting -system that is supplemented by ESG factors. In order to develop a group-wide biodiversity strategy, specific aspects of ESG risk management are addressed in a separate workstream as part of implementing the BioDiv roadmap.

The KfW subsidiary KfW IPEX-Bank was classified as a significant institution on 29 November 2024 with communication of the final decree. The European Central Bank (“ECB”) assumed direct supervision of KfW IPEX-Bank with effect from 1 January 2025.

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Basic principles and objectives of risk management

KfW Group has a statutory promotional mandate. Sustainable promotion is KfW Group’s overarching purpose. The aim of risk management is for the group to take risks only to the extent that they appear manageable in the context of its current and anticipated earnings position and capital resources. KfW Group’s risk/return management takes into account the business model of a promotional bank without the primary intention of generating a profit and without a trading book, with appropriate implementation of supervisory requirements constituting a fundamental prerequisite for the group’s business activities.

The promotional bank business model determines the group’s risk culture with its four regulatory-based elements: -leadership culture, responsibilities, communication and incentives. Incentive structures for employees -and their responsibilities are designed accordingly. Senior management specifies the desired code of conduct, with the desired dialogue established by means of communication with and through the relevant bodies.

Organisation of risk management and monitoring

Risk management bodies and responsibilities

KfW’s Executive Board sets the group’s risk guidelines as part of its overall responsibility. The Board of Supervisory Directors is informed at least quarterly of KfW Group’s risk situation. The Risk and Credit Committee set up by the Board of Supervisory Directors is primarily responsible for advising the Board of Supervisory Directors about the group’s current and future overall risk tolerance and strategy and supports it in monitoring the implementation of the latter. The Committee decides on loan approvals (including loans to members of management), operational level equity investments, funding and swap transactions, where committee authorisation is required by the KfW Bylaws. The Audit Committee monitors, above all, the accounting process and the effectiveness of the risk management system and internal control and offers recommendations to the Board of Supervisory Directors concerning its approval of KfW’s annual and consolidated financial statements.

Additionally, the subsidiaries and organisational entities of KfW Group exercise their own control functions within the group-wide risk management system. Group-wide regulations, projects and working groups are in place to implement a consistent approach, such as in the rollout of rating instruments to subsidiaries or in the management and valuation of collateral. The responsibility for developing and structuring risk management -and risk control activities is located outside the front-office departments and lies in particular with the Risk Controlling and Credit Risk Management areas.

Risk management within the group is carried out by various interconnected decision-making bodies. At the top of the system is the Executive Board, which takes the key decisions on risk policy. There are three risk committees below Executive Board level (Credit Risk Committee, Market Price Risk Committee and Operational Risk Committee) that prepare decisions for the Executive Board, take their own decisions within their remits, and also involve representatives from KfW subsidiaries in decision-making processes. Internal Auditing -has a fundamental right to attend risk management committee meetings. Working groups such as the Credit and Equity Investment Risk Working Group, Country Rating Working Group, Corporate Sector Risk Working Group, Market Price Risk Working Group and Hedge Committee support the committees. Committee resolutions are adopted by simple majority, whereby the rules on voting eligibility take appropriate account of the requirements of the respective roles and the independence of the Risk Controlling and front and back office departments in particular. Escalation to Executive Board level is possible in all committees.

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Credit Risk Committee

The Credit Risk Committee is a decision-making and discussion body for lending decisions as well as for overarching loan portfolio and credit risk issues. The Credit Risk Committee is chaired by the Chief Risk Officer and meets once a week.

The weekly meetings of the Credit Risk Committee involve making lending decisions and preparing for decisions -to be made by the plenary Executive Board in line with the credit approval policy, with KfW subsidiary exposures also being presented. Voting members of the committee are, in addition to KfW Group’s Chief Risk Officer (“CRO”), the Head of Credit Risk Management, members of the Executive Board with front-office responsibilities and KfW IPEX-Bank’s Chief Risk Officer. DEG’s CRO is a member without voting rights. In addition, current developments in and management tools for the loan portfolio as well as fundamental issues -concerning credit risk management are analysed on an ad hoc basis. This includes reports and submissions -from the Country Rating Working Group and the Corporate Sector Risk Working Group. DEG’s CRO, the managing director of KfW Capital responsible for risk issues and the Head of Risk Controlling are also entitled to vote.

Moreover, once a month, the Credit Risk Committee discusses overarching credit risk issues of risk controlling and makes decisions on significant adjustments in accordance with the competency matrix. These essentially include reports and draft resolutions on the risk situation and risk management – in particular on stress tests for credit and equity investment risks – as well as on credit risk methods and policies, and the submissions -addressed in the Credit and Equity Investment Risk Working Group. Reports are also made on the development of regulatory requirements, their impact and the progress of implementation projects in KfW Group. Only the CRO and the Head of Risk Controlling are entitled to vote on these issues relating to the risk controlling function.

The Credit Risk Committee is supported by various working groups. The Country Rating Working Group serves as the central unit for assessing country risk. The Credit and Equity Investment Risk Working Group supports the committee in connection with methodological and procedural issues and decisions relating to credit and equity investment risk measurement instruments and rating systems, and collateral acceptance and valuation, in particular the (further) development of methods used, implementation of regulatory requirements, -acknowledgement of validation results and adjustments to the relevant processes. The Corporate -Sector Risk Working Group is a group-wide expert panel which analyses sector and product related credit risks in the corporate segment. The decisions made, reports submitted, and other key topics addressed in the working groups are communicated to the Credit Risk Committee through the working group minutes.

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Market Price Risk Committee

The Market Price Risk Committee meets monthly or on an ad hoc basis, as required, and is chaired by the Chief Risk Officer. In addition to the Chief Risk Officer, the members of the Executive Board responsible for capital markets business and finance are also represented. The members of the committee also include the heads of Risk Controlling, Financial Markets, Finance, Transaction Management and the CROs of KfW IPEX-Bank and DEG. The Market Price Risk Committee discusses KfW Group’s market price and liquidity risk position and assesses the market price risk strategy on a monthly basis. The committee also decides on questions relating to the principles and methods applied for the management of market price and liquidity risks, on funding, transfer pricing and on valuation for commercial transactions. The Market Price Risk Committee is supported by the Hedge Committee and the Market Price Risk Working Group. The Hedge Committee deals primarily with the earnings effects of IFRS hedge accounting and the further development thereof. The Market Price Risk Working Group deals with methodology issues relating to market price and liquidity risks as well as measurement issues. These include matters relating to model development, validation and financial reporting measurement, in particular, taking note of validation reports and recommendations resulting from validation. A distinction is made between voting rights relating to different subject areas, with decisions on risk controlling issues made without the votes of the front and back offices.

Operational Risk Committee

The Operational Risk Committee meets once every quarter and provides support to the Executive Board in cross-functional management, in taking the necessary decisions and acknowledgements in respect of operational and reputational risk, and in protecting group security including business continuity management (“BCM”). The Chief Risk Officer is responsible for chairing the Operational Risk Committee meetings. In principle, all areas of the bank are represented in the committee – in selected cases based on a representation concept. Moreover, the managing director level of KfW IPEX-Bank, DEG and KfW Capital is represented on the committee. The committee discusses the risk status on the basis of the findings obtained through different methods and instruments and evaluates any group-wide need for action, with the aim of adequate risk management. The results of the validation of the OpRisk model are acknowledged. In the area of BCM, the committee is informed about the results of the annual business impact analysis and the failure scenarios identified and to be addressed by contingency plans. There is also quarterly reporting on the status of BCM using a risk indicator. The committee meeting documents, together with the minutes and the resolutions and recommendations contained therein, are submitted to the Executive Board. The committee formed the Group Security Board (“GSB”) to take up matters related to group security and BCM.

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Risk management approach of KfW Group (overview)

Management bodies and responsibilities at KfW Group

Governance

Governing bodies

Board of Supervisory Directors

Risk und Credit Committee | Audit Committee | Presidial and Nomination Committee | Remuneration Committee

KfW Executive Board

Strategy/objectives

Strategic objectives

Business strategy ↔ Risk strategy (including risk appetite)

Securing KfW's promotional capacity by ensuring capital adequacy (ICAAP) and liquidity (ILAAP)

Group risk management is monitoring the subsidiaries' business activities according to the "look through" principle

Risk Appetite Statement

Definition of risk appetite and ranges of tolerance (risk appetite dashboard)

Processes and instruments (process-integrated controls)

Risk committees & internal control procedures

Credit Risk Committee | Market Price Risk Committee | Operational Risk Committee

Internal control system ("ICS")

Direction front/back office

Direction internal control mechanisms

Direction Risk Management/Controlling* | Direction Compliance

Direction Internal auditing

Internal capital adequacy assessment process (ICAAP)
Ensuring economic and normative risk-bearing capacity, avoiding excessive indebtedness

Stress tests ⇄ **Internal liquidity adequancy assessment process (ILAAP)**

Model development and validation processes

Model inventory ↔ Modelling guideline ↔ Methodology principles

Risk management cycle

Risk identification → Risk measurement → Managing risks & ensuring risk appetite compliance → Risk reporting

1st LoD – Implementing risk management requirements 2nd LoD

Rule-setting 2nd LoD

Credit risk
Methodology:
- Internal rating models
- Loan portfolio model

Requirements to:
- Portfolio guidelines
- Risk guidelines
- Voting on new business
- Limit management system
- Collateral management
- Early warning procedure
- Intensive monitoring

Market price risk
Methodology:
- Proprietary models for interest, interest rate volatility, foreign currency and credit spread risks

Requirements to:
- Limiting and budgeting

Investment risk
Methodology:
- Value-based risk measurement

Requirements to:
- Risk management process for equity investments at operational level
- Management of strategic equity investments

Operational risk
Methodology:
- Model for determining capital requirements (Pillar II)
- Risk assessments

Requirements to:
- Risk indicators
- Loss event analyses
- Emergency concepts/crisis team
- Central management of compliance risks

Liquidity risk
Methodology:
- Proprietary models for liquidity risks
- Liquidity transfer pricing

Requirements to:
- Limiting
- Scenario analyses
- Early warning procedure
- Emergency planning

Model risk
Model risk management

Risk concentrations
Risk strategy addresses intra- and inter-risk concentrations as well as profit concentrations

Environmental, social and governance risks (ESG risks)
Project for further developing comprehensive assessment of ESG risks in relevant management concepts

New Products Process ("NPP") / changes in operational processes or structures / mergers and acquisitions

IT system landscape and data quality management

Process-independent review

Corporate and risk culture

*	In addition to Risk Controlling, further non market-dependent departments in some cases also exercise control functions due to organisational reasons.

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To ensure capital and liquidity adequacy in line with the defined risk appetite, Risk Controlling supports the Executive Board in developing and implementing the group’s risk strategy together with the relevant subsidiaries, KfW IPEX-Bank, DEG and KfW Capital.

The risk strategy translates the group’s long-term and strategic risk objectives into operational risk management -requirements. This involves defining risk management objectives for core business activities and measures for achieving targets, as well as determining KfW Group’s appetite for material risks.

In order to determine its material risks, KfW Group conducts a risk inventory at least once a year. The risk inventory identifies and defines types of risks relevant to the group and then subjects them to a materiality evaluation. The materiality of a risk type depends on the potential material danger for KfW Group’s net assets, earnings and liquidity. The key outcome of the risk inventory is an overall risk profile, which provides an overview of KfW Group’s material and immaterial risk types. The materiality assessment procedure used in the previous year was adjusted as part of a concept revision. The 2024 inventory identified that KfW Group faces the following material risks: credit, market price, liquidity, operational, equity investment and model risks. In further developing the risk inventory process and its first-time application in the risk inventory valid for financial year 2025, concentration risk, regulatory risk and intra-group risk were no longer considered independent risk types.1)

In addition, the risk inventory process involves looking at the impact of ESG risks on the overall risk profile.

The Executive Board is informed about KfW Group’s risk situation on a monthly basis. In addition, there is weekly reporting on market price and liquidity risks to the responsible Executive Board members. A risk report is issued quarterly to KfW Group’s supervisory bodies. The respective bodies are informed on an ad hoc basis as required.

The models used for group-wide risk measurement and management, as well as for financial reporting measurement, are regularly validated and refined where necessary. These primarily include the models for measuring and managing credit, equity investment, market price, liquidity and operational risks, as well as the models for financial reporting measurement.

The risk management approach is set out in the group’s procedural rules. The procedural rules stipulate the framework for the application of uniform policies and procedures to identify, measure, control and monitor risk. The rules and regulations laid out in the procedural rules are binding for the entire group and are accessible to employees through their publication on the intranet. KfW group-wide regulations are supplemented by rules specific to each business sector. See the following sections for details on other elements of KfW Group’s risk management approach.

1)	The results of the risk inventory are implemented in KfW’s risk management concepts with the 2025 risk strategy.

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INTERNAL CAPITAL ADEQUACY ASSESSMENT PROCESS

The objective of the internal capital adequacy assessment process (“ICAAP”) is to maintain sufficient capital at all times to cover the risks assumed. Capital adequacy is assessed from both a normative and an economic perspective. The two perspectives are closely interwoven and ultimately flow into a holistic and consistent risk management system that ensures achievement of the common objective of continued business operations through the bidirectional flow of information. The overarching ICAAP architecture also includes the performance of stress tests to assess the group’s capital position under adverse conditions. The aforementioned ICAAP components are presented in the following sections.

In particular, the normative perspective of ICAAP is intended to ensure continuous compliance with the regulatory capital requirements of Pillar I in accordance with the Capital Requirements Regulation (“CRR”) and the German Banking Act (Kreditwesengesetz – “KWG”) both on an ongoing basis, and in a longer-term view (normative capital planning). In addition to a base scenario, adverse scenarios (downturn and stress scenarios) are considered. In these adverse scenarios, deviations from the base scenario are determined and projected for the planning period. This procedure also takes into account the simultaneous materialisation of losses from the material risk types identified as part of the risk inventory, which may result in lower regulatory -capital. This includes, in particular, risks that do not have to be explicitly backed with capital under Pillar 1, such as interest risk. Furthermore, an increase in total RWA is assumed along with a significant mild or severe recession scenario.

The multi-year capital planning process is based on the strategic objectives defined as part of group business sector planning and is updated quarterly in terms of assumptions and market parameters. The development of the large exposure limit and the leverage ratio are monitored as further structural capital requirements. This is intended to enable early identification of any capital bottlenecks.

The economic perspective of the ICAAP serves to safeguard the economic assets of the institution in order to protect creditors from economic loss, thereby implementing Pillar 2 of the CRR. This is performed by comparing AFR as of a key date with the risk assumed as of the same date (ECAP for all material risks to capital) and monitored by the control variables of the economic coverage ratio, i.e. the quotient of AFR and economic capital requirement. Both AFR and risk figures are stated at present value and are static (determined at a specific point in time, i.e. they do not take into account new business or periodicity). The risk figures cover all material risks to capital in accordance with the risk inventory (overall risk profile), to the extent that these can be reasonably covered by capital. The amount of economic capital required, and thus the security level of the risk-bearing capacity, is largely determined by the solvency level (99.90%) selected -for risk measurement. There is no regular forecast of economic risk-bearing capacity, although an indicative forecast of economic risk-bearing capacity may be produced if necessary, if future developments which may have a material impact on risk-bearing capacity are identified through a list of questions.

Similar to the normative perspective, the economic perspective of the ICAAP also includes regularly performed stress tests in the form of simulations of adverse economic conditions (downturn and stress scenario).

A traffic-light system set up in the context of the key date or base scenario or the adverse scenarios with thresholds for the key indicators relating to normative and economic risk-bearing capacity indicates a need for action as part of operational and strategic management in the event of critical developments.

The ICAAP is subject to an annual review of its adequacy. The results of this review are taken into account in the assessment of risk-bearing capacity.

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As of 31 December 2024, risk-bearing capacity is stated in terms of both the normative and the economic perspective:

Normative risk-bearing capacity

Key regulatory figures

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Total risk exposure in accordance with Art. 92 CRR	126,183	131,388
– Credit and equity investment risk	118,402	123,401
– Market price risk	1,848	2,224
– Operational risk	5,933	5,764
Regulatory capital	38,189	36,697
– (Common equity) tier 1 capital	38,104	36,646
– Additional tier 1 capital	0	0
– Tier 2 capital	86	50
CET1 ratio	30.2%	27.9%
Tier 1 capital ratio	30.2%	27.9%
Total capital ratio	30.3%	27.9%

KfW calculates significant parts of its total risk exposure based on an advanced IRBA. The considerable increase in the total capital ratio, which rose by around 2.4 percentage points to 30.3%, was due in equal parts to the reduction in total risk exposure and the increase in regulatory capital compared to the previous year. At 30.3%, the total capital ratio at year-end 2024 remained above the overall capital requirement.

The reduction in the total Supervisory Review and Evaluation Process (“SREP”) capital requirements (“TSCR”) by 0.75 percentage points is due to the supervisory decision update on the individual capital add-on as a result of the positive outcome of the special audit performed in accordance with Section 44 KWG focusing on the specific areas “internal auditing” and “use of information technology”.

Minimum requirements for total capital ratios

	31 Dec. 2024	31 Dec. 2023

Total SREP capital requirements (TSCR)	11.50%	12.25%
Capital conservation buffer	2.50%	2.50%
Countercyclical capital buffer	0.61%	0.55%
Other systemic buffer	1.00%	1.00%
Systemic risk buffer	0.02%	0.02%
Overall capital requirement (OCR)	15.64%	16.31%

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Economic risk-bearing capacity

To assess its economic risk-bearing capacity, KfW Group compares its economic capital requirement for potential losses from material quantifiable risks to capital with its AFR calculated at present value. The basis of AFR is KfW Group’s equity adjusted for present value differences, the risk provisions for non-value-adjusted business, future cash flows from margins and costs for administration and expected portfolio business defaults, as well as some capital deduction items for a prudent economic valuation. KfW Group bases its calculation of the economic capital requirement on a one-year time frame.

Credit risk is the risk of a negative impact on net assets, earnings position and liquidity if business partners fail to meet their payment obligations to KfW Group at all, in due time or in full (default) or if their credit ratings deteriorate (migration). Credit risk includes settlement risk in connection with derivative transactions and counterparty risk including credit valuation adjustment (“CVA”) risk in relation to derivative exposures. CVA risk is reported as part of the combined “counterparty risk (including CVA risk)” sub-risk type. The economic capital requirement for credit risk is quantified by the Risk Controlling department, largely with the help of statistical models. A value-based measurement of credit and equity investment risks is carried out using a loan portfolio model and credit value-at-risk as a risk measure. The economic capital requirement for CVA risk is based on the CVA charge of Pillar I, which is adjusted for economically relevant aspects (including consideration of other risk-relevant items and the use of internal ratings). For settlement risks, a buffer determined on the basis of different quantification approaches, which is reviewed annually, is applied in calculating economic risk-bearing capacity.

The economic capital requirement for market price risk is calculated on the basis of the value-at-risk concept. Pillar II’s economic analysis takes account of interest risk of the banking book (consisting of the jointly analysed -sub-risk types: interest risk, as well as tenor and cross-currency basis spread risks), foreign currency risk, credit spread risk for securities and interest rate volatility risk. The possible loss of present value or price is determined for each type of market price risk using a value-at-risk (“VaR”) based on historical simulation. Ultimately, the economic capital requirement is determined by total VaR, which takes into account breakdown effects2) between the various subtypes of market price risk.

The economic capital requirement for operational risk is calculated using an internal statistical model, which was derived from regulatory requirements for advanced measurement approaches. It takes a risk-sensitive approach to internal and external event data and risk scenarios. The capital requirement is calculated at group level, taking into account diversification effects, and then allocated to the business sectors. Moreover, the measurement of the quality of operational risk management within the group can generate premiums that are then applied to the capital requirement.

In addition, a model risk buffer is applied to cover model weaknesses and foreseeable methodological changes in economic risk-bearing capacity, reviewed and adjusted quarterly and as necessary.

Using this method, the economic risk-bearing capacity as of 31 December 2024 satisfied a confidence level of 99.90%. The excess coverage of the AFR beyond the total capital requirement as of 31 December 2024 (EUR 19,388 million) decreased compared to the previous year’s figure (EUR 20,334 million). This was primarily due to the higher economic capital requirement. These requirements are increasing, particularly in credit risk, as a result of methodological developments. The increase in the capital requirement for market price risks was mainly due to an expansion of the strategic interest rate risk position. The increase in AFR was due to the positive annual result.

2)	The breakdown effect essentially contains the diversification between the ECAP requirements of the risk subtypes and the total ECAP requirement.

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Economic risk-bearing capacity as of 31 December 2024

EUR in millions

In brackets: figures as of 31 December 2023

Each risk identification model represents a simplification of a complex reality and builds on the assumption that risk parameters observed in the past can be considered representative of the future. Not all possible inputs and their complex interactions can be identified and modelled for the risk development of a portfolio. This is addressed by including safety margins in the design of the model, and a supplementary model risk buffer in the calculation of economic risk-bearing capacity. This is one reason why KfW Group carries out stress tests with both credit risk models and market price risk models. The group continuously develops its risk models and processes in line with current banking regulations.

Stress and scenario calculations

To ensure the early indicator function and proactive focus of the ICAAP, the group monitors different economic scenarios and their effects on economic and normative risk-bearing capacity on a quarterly basis. The results of these scenarios measure the group’s resilience and ability to act should one of them occur.

The baseline scenario for normative risk-bearing capacity includes projected business performance, expected consolidated comprehensive income, and other effects influencing risk-bearing capacity, such as foreseeable changes in the capital structure and methodological developments in risk measurement. It also takes into account the impact of the expected economic development on the earnings position and risk situation.

The downturn and stress scenarios for normative and economic risk-bearing capacity simulate adverse effects on earnings or AFR and changes in capital requirements of varying severity extending beyond the developments already expected as of the key date or in the baseline scenario. While the downturn scenario assumes a slight deterioration in economic conditions, the stress scenario simulates a prolonged, severe global recession. In both scenarios, KfW assumes an increase in credit and equity investment risks and losses. In these scenarios, the EUR and USD interest rates as well as the EUR-USD exchange rate are forecast to develop in line with the economic situation. At the same time, it is assumed that increasing market uncertainties will lead to greater volatility in interest rates, currencies and credit spreads, which in terms of economic risk-bearing capacity may result in a rise in the economic capital requirement for the corresponding types of risk. Losses from operational risk further reduce available capital.

The scenarios are based on standardised global economic forecasts updated on a quarterly basis. In 2024, the ongoing effects of the Russian war of aggression against Ukraine and of weak economic growth in Germany were taken into account in KfW’s regular stress calculations as key factors for the group’s economic environment. In the scenarios, negative economic assumptions primarily lead to rating downgrades of KfW borrowers and thus to increasing risk provisioning and higher capital requirements for the portfolio segments affected.

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In addition to the regular economic stress calculations, specific potential threats to KfW were analysed in scenario stress tests in 2024, taking into account the current environmental, geopolitical, climate policy and macroeconomic situation. Four quarterly scenario stress tests on structural risks to the group were implemented as an expansion of the stress test programme. The Executive Board initially chose the effects of a crisis of confidence in the banking sector, trade barriers due to protectionism and geopolitical fragmentation, a debt crisis in developing countries and emerging economies and a rapid rise in carbon pricing on KfW’s credit risk situations as potential risks. The structural risks were reviewed on a regular basis and redefined as necessary. In 2024, the ad hoc scenario stress tests focused on a scenario relating to a possible sovereign debt crisis in the European Union (“EU”) and the re-election of Donald Trump as US president, with negative economic consequences for the EU economy as a result of an assumed trade war.

Moreover, the expansion of stress testing methods for ESG risks continued to be driven forward in 2024. In this context, a scenario was also conducted on the long-term effects of four carbon price scenarios on KfW’s credit risk situation to assess transition climate risks in the corporates portfolio. A scenario was also prepared to assess physical climate risks in the form of damage and loss due to flooding and heavy rainfall events (implemented in Q1 2025). Lastly, a regular credit risk stress test was developed for the simultaneous assessment -of physical and transition climate and environmental risks in the portfolio.

Besides the regularly simulated economic scenarios and the different scenario stress tests, further stress tests, in particular risk type-specific stress tests and various sensitivity analyses, are also regularly carried out, taking concentration risks into account, to analyse the resilience of KfW’s economic and normative risk-bearing capacity. In addition, the concentration and inverse stress tests are intended to determine the limits of KfW’s risk-bearing capacity.

The results of the various stress and scenario calculations were presented to decision makers at KfW in a separate digital stress test report.

The group met the economic risk-bearing capacity requirements, including the confidence level of 99.90% in the scenarios analysed, as of all quarterly calculation dates in 2024. The regulatory capital ratios and the leverage ratio exceeded the threshold values defined for risk appetite at all times.

KfW’s stress testing programme is subject to an annual adequacy assessment, the aim being to further enhance the stress tests and scenario calculations as a component of overall bank management in order to meet internal and regulatory requirements.

Types of risk

CREDIT RISK

KfW Group is subject to credit risk in the context of its promotional mandate. Credit risk includes, in particular, counterparty default risk (including migration risk), as well as counterparty risk, including CVA risk and settlement risk.

The majority of final borrower default risks are borne by the on-lending institutions in the domestic promotional lending business. Due to the business model, this results in a large proportion of bank risks in the portfolio. Other main risks result from promotional activities in the area of start-up finance for small and medium-sized enterprises (SMEs). Particularly in these segments of domestic promotion, KfW Group bears the risk stemming from final borrowers. In addition, KfW Group faces risks in the business sectors Export and project finance as well as Promotion of developing countries and emerging economies.

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Counterparty default risk3) is measured by estimating the probability of default (“PD”), the exposure at default (“EAD”) and the loss given default (“LGD”). The product of these three variables is the loss that can be expected, statistically, on average over many years.

KfW Group uses internal rating procedures to determine the probability of default for banks, countries, corporates, -SMEs and start-ups. These procedures are based on scorecards4) and generally follow a uniform model architecture consisting of a machine rating, a checklist, a group logic and a manual override. Simulation and cash flow-based rating procedures are used for significant parts of special financing and structured products, some of which were licensed from an external provider. For structured products, tranche ratings are determined on the basis of the default pattern of the asset pool and the waterfall structure of the transactions. The existing small-ticket retail positions (e.g. in the area of education financing) are valued using an automated procedure set up specifically for this purpose. The rating procedures aim to predict the probability of default on a one-year basis. As a rule, the middle and back-office departments are responsible for preparing ratings for risk-bearing business. Ratings for these exposures are updated regularly, at least once per year. There are exceptions for loans below a threshold of EUR 10 million from the KfW special programmes in the context of the pandemic and the Russian war on Ukraine.

Mapping the probability of default on a uniform master scale for the entire KfW Group facilitates a comparison of ratings from different rating procedures and business sectors. The master scale generally consists of 20 distinct classes which are divided into four groups: investment grade, non-investment grade, watch list and default. The range of default probabilities and the average default probability are defined for each class of the master scale. There are operating procedures specifying the responsibilities, competencies and control mechanisms associated with each rating procedure. External ratings are mapped to KfW Group’s master scale to ensure the comparability of internal ratings with ratings of external rating agencies. The rating procedures are validated and further developed at regular intervals.

3)	Also includes counterparty risk
4)

A scorecard is a mathematical and statistical model and/or an expert knowledge-based model. The individual risk factors considered relevant for credit rating are converted into a score depending on their prevalence or value and weighted for aggregation.

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EAD and valuation of collateral influence the severity of loss. Collateral has a risk-mitigating effect in calculating -LGD. In valuing acceptable collateral, the expected net revenue from collateral realisation in the case of loss is determined. Haircuts to cover the credit risk of final borrowers are a major factor in the valuation of assignments made by financing partners in the on-lending business. For tangible collateral, further haircuts are applied for expected changes in value, as well as devaluation resulting from depreciation. Depending on the availability of data, the various valuation procedures for individual types of collateral are based on internal and external historical data and on expert estimates. In the case of personal collateral, the collateralised portion is treated as a direct transaction with the collateral provider, i.e. the probability of default and the extent of the collateral provider’s uncollateralised loss are applied. A risk principle for loan collateral regulates uniform management, valuation and recognition of collateral across KfW Group. In addition to net revenue from collateral realisation, the recovery rate for uncollateralised exposure amounts is also an important component in determining LGD. The collateral valuation procedure and the procedure for estimating the EAD and LGD are also subject to validation and further developed as needed, with new regulatory requirements also addressed.

Settlement risks and counterparty risks (including CVA risk)5) arise for KfW in connection with derivative transactions when hedging interest and currency risks. Settlement risks arise if, after the bank’s own transaction has been concluded, the derivative partner’s counterpayment is not made. Derivative transactions also involve the risk of changes in value (counterparty risks including CVA risk), which can be caused by a change in the credit quality of the counterparty (credit risk including default risk), a change in the absolute price of the derivative (market price risk) or a combination of the two.

KfW Group has limit management systems, risk guidelines and various portfolio guidelines to limit risks from new business. This suite of risk management instruments forms the basis for the second vote on lending transactions, serves as an orientation guide for loan approvals and has the function of ensuring the appropriate quality and risk structure of KfW Group’s portfolio while taking into account the special nature of KfW Group’s promotional business. At KfW, Group Risk Management casts the second vote at single exposure level. KfW IPEX-Bank, KfW Capital and DEG each issue their own second vote independent of the front office. The relevant lending decision-making processes are structured with a view to risk. Lending transactions require a second vote depending on the type, scope of the risk content and complexity of the transaction. The qualification levels for approval of new business depend on rating, collateralisation or net exposure and total commitments to the group of connected customers. Approval of the responsible supervisory body is also required for individual transactions of pre-defined volumes.

The portfolio guidelines distinguish between different types of counterparties and product variants and define the conditions under which business transactions may be conducted. In addition, risk guidelines for countries, sectors and products are defined in order to react to existing or potential negative developments with specific requirements for lending. The limit management systems ultimately track both credit rating-dependent individual counterparty risk (counterparty limits) and risk concentrations (concentration limits). Counterparty limits serve to fine-tune the counterparty-specific management of credit default risk. Concentration limits serve to restrict risk concentrations in the loan portfolio and thus to prevent major individual losses. Due to KfW’s business model, there is a significant concentration in credit risks, as well as in the financial sector.

Existing higher-risk exposures are divided into a watch list and a list for non-performing loans. The watch list serves to identify potential problem loans early. This watch-list process involves regularly reviewing and documenting the economic situation, the particular borrower’s market environment and the collateral provided, and formulating and deciding proposals for remedial action as needed – particularly proposals for risk-limiting measures. Process responsibility for non-performing loans, and also to a large extent for watch-list exposures6), lies with restructuring units, ensuring involvement of specialists, intensive support and professional management of problematic loans. The objective of this system is to achieve recovery of a loan through restructuring, reorganisation and workout arrangements. If the business partner is deemed incapable of or unsuitable for restructuring, the priority becomes optimum realisation of the asset and the related collateral. The Restructuring division is responsible for non-performing loans and for providing intensive support to banks and higher volume loans in the KfW portfolio with a risk amount greater than EUR 1 million. The Operations department is responsible for supporting retail business. Rules with differing details apply for the special programmes for coronavirus aid, which are fully backed by a federal guarantee. KfW IPEX-Bank’s non-performing loans and exposures under intensive support, including KfW and DEG’s trust activities, are managed directly by each subsidiary. Internal interface regulations are in place in the relevant business sectors to ensure control of responsibilities and allocation. Restructuring also cooperates with the front-office departments and the central Legal Affairs department.

5)	See section on “Economic risk-bearing capacity” for measurement of the economic capital requirement for credit risks.
6)	The assumption of responsibility for watch-list cases at KfW IPEX-Bank is decided on a case-by-case basis by Risk Management in consultation with the unit responsible for restructuring.

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In the event of a crisis in the banking sector, the bank must be able to act without delay both in-house and externally. A crisis plan for banks is in place for this purpose. It primarily provides for the establishment of a dedicated working group under the direction of the Credit Risk Management department and immediate loss analysis so that the necessary next steps can be implemented quickly.

Information on default risk and default risk concentrations (gross carrying amounts)

as of 31 December 2024 – amortised cost

		Loans and advances to banks			Loans and advances to customers
		Stage 1	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3
		EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Investment grade	M1–M4 rating	245,839	0	0	48,896	80	0
	M5–M8 rating	55,777	0	0	45,627	0	0
Non-investment grade	M9–M15 rating	13,968	11	0	40,194	1,009	0
Watch list	M16–M18 rating	2,524	1,212	0	3,349	2,626	0
Default	M19–M20 rating	0	0	1,196	0	0	4,193
Total		318,108	1,223	1,196	138,066	3,714	4,193

		Securities and investments			Off-balance sheet transactions
		Stage 1	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3
		EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Investment grade	M1–M4 rating	31,195	83	0	83,260	59	0
	M5–M8 rating	6,341	0	0	36,776	0	0
Non-investment grade	M9–M15 rating	347	0	0	19,777	260	0
Watch list	M16–M18 rating	24	0	0	663	1,003	0
Default	M19–M20 rating	0	0	0	0	0	283
Total		37,907	83	0	140,475	1,322	283

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Information on default risk and default risk concentrations (gross carrying amounts)

as of 31 December 2023 – amortised cost

		Loans and advances to banks			Loans and advances to customers
		Stage 1	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3
		EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Investment grade	M1–M4 rating	237,861	0	0	48,554	3	0
	M5–M8 rating	61,980	0	0	33,045	0	0
Non-investment grade	M9–M15 rating	17,039	209	0	49,411	1,039	0
Watch list	M16–M18 rating	4,536	1,889	0	3,360	4,210	0
Default	M19–M20 rating	0	0	1,128	0	0	4,707
Total		321,416	2,098	1,128	134,370	5,252	4,707

		Securities and investments			Off-balance sheet transactions
		Stage 1	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3
		EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Investment grade	M1–M4 rating	28,587	0	0	69,254	0	0
	M5–M8 rating	7,234	64	0	47,366	0	0
Non-investment grade	M9–M15 rating	133	0	0	20,106	1,110	0
Watch list	M16–M18 rating	47	0	0	501	737	0
Default	M19–M20 rating	0	0	0	0	0	455
Total		36,001	64	0	137,227	1,847	455

Credit risks and related credit protection of financial instruments measured at amortised cost as of 31 December 2024

	Maximum risk	Maximum risk	Risk mitigation
	of default1)	of default	from collateral
		stage 3	stage 3
			tangible	personal
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Loans and advances to banks	320,406	1,144	9	1,106
Loans and advances to customers	144,278	2,917	54	2,297
Securities and investments	37,982	0	0	0
Off-balance sheet transactions	142,006	235	0	26
Total	644,672	4,297	62	3,428

1)	Net carrying amount, excluding collateral and other credit enhancements

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Credit risks and related credit protection of financial instruments measured at amortised cost as of 31 December 2023

	Maximum risk	Maximum risk	Risk mitigation
	of default1)	of default	from collateral
		stage 3	stage 3
			tangible	personal
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Loans and advances to banks	324,475	1,044	9	1,013
Loans and advances to customers	142,644	3,484	87	2,765
Securities and investments	36,057	0	0	0
Off-balance sheet transactions	139,438	404	0	26
Total	642,613	4,932	96	3,803

1)	Net carrying amount, excluding collateral and other credit enhancements

A large part of the personal collateral of the financial instruments classified as stage 3 comprises federal guarantees and credit insurance. Tangible collateral for financial instruments classified as stage 3 primarily consists of aircraft mortgages and individual assignments.

As a rule, the collateral for financial instruments measured at fair value relates almost entirely to the collateral -for financial derivatives.

There were no significant changes to the quality/collateralisation policy and no financial instruments for which no impairments were recognised at all due to tangible collateral.

KfW Group did not take possession of any assets held as collateral nor did it realise any assets held as collateral -in 2024.

Portfolio structure

The interaction of the risks associated with the individual exposures in KfW Group’s loan portfolio7) is assessed based on an internal portfolio model. Concentrations of individual borrowers or groups of borrowers give rise to a risk of major losses that could jeopardise KfW Group’s existence. On the basis of the economic capital concept, the Risk Controlling department measures risk concentrations by individual borrower, sector and country. Risk concentrations are primarily reflected in the economic capital requirement. The results of these measurements form the main basis for managing the loan portfolio.

7)	The loan portfolio includes loans as well as securities and investments in performing business. The non-performing portfolio is only included in the presentation of credit quality.

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Economic capital requirement by region

31 December 2024 (31 Dec. 2023)

Regions

As of 31 December 2024, 70% of KfW Group’s loan portfolio in terms of economic capital requirements was attributable to the euro area, including Germany (31 Dec. 2023: 70%). The breakdown of the economic capital requirement across regions is virtually unchanged from the previous year.

Economic capital requirement by sector

31 December 2024 (31 Dec. 2023)

Sectors

The significant share of the total capital requirement for credit risk attributable to banks is due to KfW Group’s promotional mandate. By far the greatest portion of KfW Group’s domestic promotional business consists of loans on-lent through commercial banks. Overall, the banks’ share of the economic capital requirement increased slightly to 60% (31 Dec. 2023: 58%).

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Credit quality by net exposure

31 December 2024 (31 Dec. 2023)

Credit quality

As credit quality is a major factor influencing economic capital requirements, analysing credit quality structure involves examining the distribution of net exposure8) by credit quality category. The credit quality structure of the portfolio was stable year on year.

Overview of ESG credit risks

For the first time, a large part of the loan portfolio was assessed in terms of ESG risk. The ESG risk assessment of the group’s loan portfolio shows that the majority of the KfW portfolio has low or moderate E, S and G risks. Financial institutions with a low risk rating for environmental and governance account for a large proportion of the volume assessed. In the ‘social’ risk ratings, the financial institutions achieved a moderate risk rating overall based on assessments corresponding to data security and protection of customer privacy.

Average E, S and G scores with scale values

Share of assessed net exposure as of 31 Dec. 2024

Securities-based securitisations in KfW Group’s portfolio

Securitisations had a par value of around EUR 6.8 billion as of 31 December 2024. Accounting for the mark-to-market valuation of the securities reported at fair value and impairments, the portfolio had a book value (including pro rata interest) of around EUR 6.8 billion. The following tables present the composition of the securitisation portfolio by asset class, rating grade and geographical distribution.

8)	Net exposure is the economic loss that potentially occurs in the event of an economic or political default event.

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Geographical breakdown of the underlying asset pool (based on par value)

	31 Dec. 2024	31 Dec. 2023
	%	%

Europe	100.0	100.0
World	0.0	0.0
North America	0.0	0.0
Africa	0.0	0.0
Asia	0.0	0.0

Exposure based on par values

	ABCP	Auto-ABS1)	RMBS	Other	Total as of	Total as of
				securitisa-	31 Dec. 2024	31 Dec. 2023
				tions
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions

Investment grade	4,415	1,755	517	103	6,790	6,167
Non-investment grade	0	0	0	0	0	0
Watch list	0	0	0	0	0	0
Default	0	0	0	7	7	7
	4,415	1,755	517	110	6,797	6,174

1)	Auto ABS are based on receivables from automotive financing agreements

The portfolio volume increased compared to the volume of 31 December 2023 (by a nominal value around EUR 0.6 billion). This increase related solely to the investment grade portfolio. In terms of the geographical breakdown of the underlying asset pool, the entire portfolio remains fully attributable to Europe, with Germany accounting for the lion’s share.

EQUITY INVESTMENTS RISK

In managing group equity investment risks, the group differentiates between risks from equity investments at operational level and strategic equity investments:

Equity investments (operational level)

Undertaking equity investments at an operational level is part of the group’s promotional mandate. Accordingly, equity investments are made in connection with domestic and European investment financing and in the business sectors KfW Development Bank, DEG and Export and project finance, and fund investments of KfW Capital. KfW’s group-wide basic rules for equity investments at an operational level are set out in general guidelines. Specific rules tailored to certain segments of equity investments are also set out in portfolio guidelines or working instructions. Risks are measured at the individual loan commitment level for operational equity investments using models specified for this purpose. Equity investment portfolio risks are monitored quarterly in the group risk report.

Strategic equity investments

Strategic equity investments support KfW’s mandate of providing an efficient and sustainable promotional offering. In addition to reinforcing and expanding core competencies, the focus of this investment type is on complementing KfW’s business sector (Article 2 (3) of the KfW Law [related transactions]). Strategic equity investments normally have a long-term holding period. KfW also makes strategic equity investments in accordance with Article 2 (4) of the KfW Law (mandated transactions). The Federal Government mandates such equity investments to KfW on a case by case basis because the Federal Republic of Germany has a state interest in them.

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Dedicated organisational units are responsible for strategic equity investments based on an equity investment manual that describes legal bases, strategies, principles, procedures and responsibilities of equity investment management. Acquisitions and disposals of, and changes to, strategic equity investments are subject to defined processes as well as authorisation by the Executive Board and, in the cases covered under the KfW Bylaws, authorisation by the Board of Supervisory Directors. Moreover, KfW’s acquisition of a strategic equity investment in excess of 25%, creating or increasing such an equity investment or fully disposing of it requires authorisation by the Federal Ministry of Finance in accordance with Section 65 (3) of the Federal Budget Code (Bundeshaushaltsordnung). Strategic equity investments and their individual risks are monitored and presented to the Executive Board as part of an annual strategic equity investment report, as well as in drafts and ad hoc reports, if necessary. The equity investment strategies to be tailored individually and in line with the business strategy address, among other things, the grounds for each investment in accordance with promotional policy; the commercial impact; the holding period and exit strategies. Equity investment strategies are updated on an annual basis. Moreover, the group is normally represented in the supervisory bodies of its strategic equity investments. Mandated transactions – that is, those executed in the interest of, on the instruction of and at the risk of the Federal Government – may deviate from these provisions.

As of 31 December 2024, the group’s equity investment portfolio consisted of fund investments of KfW Capital with an economic capital requirement of EUR 344 million, equity investments of DEG including promotional business with an economic capital requirement of EUR 802 million, and other promotional business (economic capital requirement: EUR 553 million).

The EUR 272 million decrease in the capital requirement compared to the previous year was mainly due to further methodological development of the ECAP equity investment risk (including revision of the value distribution -and consistent exposure modelling for investment funds) as well as automated linking of KfW Capital’s fund holdings and the associated replacement of the conservative ECAP calculation.

MARKET PRICE RISK

KfW Group primarily measures and manages market price risk on a present-value basis. The drivers of market price risk are interest risk (consisting of the jointly analysed risk subtypes interest risk, tenor and cross-currency basis spread risk), interest rate volatility risk, foreign currency risk and sector-specific spreads for positions with credit spread risk.

Market price risk within the group required a total of EUR 6.26 billion in economic capital as of 31 December 2024. This was EUR 0.64 billion more than as of 31 December 2023. Volatile markets and the expansion of the strategic interest rate risk position have the effect of increasing overall market price risk, particularly interest risk. Interest rate volatility risk was lower due to an adjustment in calculation methodology.

Economic capital requirement for market price risk

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Interest risk	6,147	5,453
Interest risk	6,078	5,415
Tenor basis spread risk	403	348
Cross-currency basis spread risk	520	483
Breakdown effect	–855	–793
Interest rate volatility risk	162	251
Foreign currency risk	703	590
Credit spread risk	731	870
Breakdown effect	–1,488	–1,549
Market price risk	6,255	5,615

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Value-at-risk approach

The economic capital requirement for the market price risk is calculated based on the VaR model of the historical simulation. The risk is calculated taking account of diversification effects between the risk subtypes. The possible loss of present value is determined based on the historical simulation. The model consists of two components – a reactive short-term and a conservative long-term component. The reactive component is based on a historical simulation over a one-year market data history (250 scenarios) and thus in particular reflects current market events. The conservative component is based on a historical simulation over a five-year period selected from a long-term history, which includes stress periods and thus incorporates a long-term perspective.

The ECAP for market price risk and risk subtypes is calculated from the maximum of the two components, based on a holding period of one year and a confidence level of 99.9%.

VaR indicators are determined for each of the following subtypes of market price risk: interest risk (further broken down into the risk of changes in the interest rate, tenor and cross-currency basis spread risks), foreign currency risk, interest rate volatility risk and credit spread risk). The total VaR is also calculated, taking account of breakdown effects between the aforementioned risk subtypes. The total VaR, interest risk, interest rate volatility risk, credit spread risk and foreign currency risk are limited.

Interest risk

Yield curve grid points serve as the basis for historical simulation to quantify interest risks. These implicitly include interest risk as well as tenor and cross-currency basis spread risks. By contrast, interest rate volatility and credit spread risks are not included in interest risk, but are modelled separately and reported using their own key VaR indicators. The capital requirement for interest risk increased by EUR 694 million to EUR 6,147 million as of 31 December 2024.

Interest rate volatility risk

Implied volatilities are used as risk factors to determine the interest rate volatility risk. These are applied in modelling interest rate options (e.g. floors in the variable-rate lending business). The economic capital requirement for these risks is calculated in the same way as for other sub-types of risk, using historical simulation; see above, Value-at-risk approach. The ECAP requirement for interest rate volatility risk cannot exceed the present value of the corresponding interest rate options held by KfW. The capital requirement for interest rate volatility risk was EUR 162 million as of 31 December 2024.

Foreign currency risk

The economic capital requirement for foreign currency positions is also calculated using historical simulation. The capital requirement for foreign currency risk stood at EUR 703 million as of 31 December 2024.

Credit spread risk

This risk is mainly determined by the securities portfolio. The ECAP requirement for this risk type is calculated in the same way as for other risk types, using historical simulation. The ECAP requirement for credit spread risk as of 31 December 2024 was EUR 731 million. Credit spread risk fell by EUR 139 million year on year due to the first-time inclusion of credit spreads in the present value measurement of pension provisions.

Stress testing

In addition to the calculation of the ECAP requirement based on the VaR model of historical simulation, the effects of extreme market situations on the present value and VaR target variables are determined by means of stress tests.

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Market price risks: IRRBB and CSRBB with regard to earnings

In addition to present-value measurement of market price risk, interest rate-induced risks are measured with regard to the bank’s periodic earnings. The earnings-oriented interest risk (“IRRBB”) comprises market interest rate-induced fluctuations in net interest income, referred to as delta net interest income (“delta NII”). The delta NII is influenced by the strategic interest rate risk position and effects in the variable banking book (interest book). Measurement and monitoring is based on a dynamic simulation model with the change between the planned base case and the scenarios specified by the European Banking Authority calculated as the delta NII. The interest risk also manifests itself in market interest rate-induced fluctuations in the measurement of pension provisions, referred to as delta other comprehensive income (“delta OCI”), which is recognised directly in equity. As of 31 December 2024, the worst case scenario is EUR –91 million in delta NII and EUR –837 million in delta OCI.

The earnings-oriented credit spread risk (“CSRBB”) monitors existing or future risk to earnings arising from unfavourable credit spread movements in two components: the funding cost risk from changes in KfW’s own credit spread as delta NII, and the credit spread risk from the remeasurement of pension provisions as delta OCI, which is not recognised in the income statement. As of 31 December 2024, the worst-case scenario was EUR –328 million in delta NII and EUR –362 million in delta OCI.

OPERATIONAL RISK

In accordance with Article 4 (1) no. 52 of the CRR, the group defines operational risk as the negative impact on net assets (including capital adequacy), earnings position or liquidity that can result from inadequate or failed internal processes, people and systems or from external events. Operational risks are monitored by a central Risk Controlling unit. The methodology behind the models and procedures used for measurement and monitoring is adjusted on a regular basis. In addition, the operational risk subtypes are monitored by specialised second line of defence units.

According to the 2024 risk inventory, compliance risk and information security risk are categorised as material; business continuity risk and legal risk are no longer material due to lower quantitative risk content9), 10).

The aim of management and control of operational risk is the proactive identification and averting of potential losses for the group, i.e. to make emergencies and crises manageable and to secure the group’s structural ability to remain operational even in the event of loss of key resources.

Management of risks is decentralised and performed within the business sectors and subsidiaries by the respective directors or members of management, who are supported by the respective sector coordinators for Operational Risk (“OpRisk”) and Business Continuity Management (“BCM”). Monitoring and communication of risks is performed on a cross-functional basis by Risk Controlling (central OpRisk Controlling) and Transaction Management (central BCM). These staff develop the relevant methods and instruments for identifying and assessing risks and monitor their group-wide uniform application. The model for calculating the economic risk resulting from operational risks is also validated in the Risk Controlling department.

Events in the group are recorded in an OpRisk event database and updated when changes or developments occur. There is regular target group-appropriate reporting on the recorded loss events and any measures initiated as a result. The Executive Board, the Board of Supervisory Directors and the Operational Risk Committee are briefed monthly or quarterly as part of internal risk reporting. Ad hoc reports are also made if a loss exceeds a certain level.

In addition, potential operational risks are identified based on risk scenarios that are collected from across the group. Operational risks are evaluated on the basis of expert assessments in combination with internal and external loss events as well as internal data (e.g. transactions), which are backed by a distribution assumption -for loss frequency and loss amount. The results of the annual risk assessment and the calculated risk scenarios are reported to the Operational Risk Committee and the Executive Board. As part of the risk assessment, the business areas check the implementation of additional risk-mitigating measures (e.g. checks as part of the internal control system, or “ICS”).

9)	The results of the risk inventory are implemented in KfW’s risk management concepts with the 2025 risk strategy.
10)

Other risk subtypes are: legal risk, business continuity risk, service provider risk, personnel risk, personal and physical security risk, conduct risk, data protection risk and operational risk from adjustment processes.

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Where adequate monitoring of operational risks using metrics is possible, risk indicators are used. Compliance with centrally prescribed risk-mitigating requirements (e.g. training course participation, deadlines, escalation procedures) is monitored by the overarching Controlling function using business area-specific OpRisk information -dashboards to ensure escalation across all levels up to the Executive Board in the event of non-compliance.

The 2024 risk assessment was carried out from April to November 2024. The overall effect on the ECAP for the year was a reduction of around EUR 6 million.

Business continuity risk

Business continuity risk refers to the negative impact on net assets (including capital adequacy), earnings position or liquidity due to the non-continuation of time-critical business processes in the event of a business interruption resulting from a previous failure to fulfil business continuity requirements. The aim of BCM is to make provisions for time-critical business processes in case of emergency.

BCM is implemented if a business interruption occurs due to internal or external events. This is an integrated management process which covers the four outage and loss scenarios: site outages, IT system outages, staff outages and service provider outages. BCM incorporates preventative components (emergency preparedness) -and reactive components (emergency and crisis management).

For the purpose of BCM, business processes are analysed and categorised based on how time-critical they are, and the supporting resources for each case examined accordingly. Identifying such time-critical business processes and their dependency on supporting resources forms the basis for effective BCM. Individual measures are developed for these business processes and their supporting resources, in order to be able to guarantee the required availability and reduce business risks. These include emergency workstations, emergency plans, communication tools and alerts/alarms. KfW Group’s crisis team takes responsibility for overall crisis management if necessary. It practises emergency and crisis organisation teamwork in regular crisis team tests.

Information security risk

Information security risk (“IS risk”) refers to the uncertainty involved in achieving the respective protection targets (confidentiality, integrity and availability) of information assets and the resulting potential adverse effect on the group’s net assets (including capital adequacy), earnings position or liquidity. An IS risk occurs precisely when a threat (e.g. a cyber-attack) is accompanied by a vulnerability (e.g. planned protection measures that have not been implemented). Cyber risks are risks that occur when navigating an interconnected digital environment (cyberspace). Cyberspace refers to all information technology networks connected to the Internet (or comparable networks) involving a digital or electronic information asset of the bank. Information security risks are associated with KfW’s operating activities. The aim of risk management is to mitigate the impact of potential threats, reduce the probability of their occurrence and thus counteract risks through risk-mitigation measures. The information security management system (“ISMS”) is based on the international standard ISO 27001. IS risks are controlled with the aid of ISMS risk indicators and performance benchmarks.

Compliance risk

Compliance risk is defined as the risk of legal or regulatory sanctions or negative effects on net assets (including capital adequacy), earnings position or liquidity arising from non-compliance with external or internal requirements, voluntary commitments or legal regulations, which contribute to the following aspects of operational compliance:

– fraud and corruption risk; risk of criminal activities,

– securities compliance and conflict of interest risk in provision of investment services,

– money laundering/terrorist financing risk,

– risk of breaching embargoes or sanctions,

– and tax compliance risk,

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or which fall under the overall process of compliance with minimum requirements for risk management (Mindestanforderungen an das Risikomanagement – “MaRisk”) as published by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – “BaFin”), in accordance with MaRisk AT 4.4.2. The processes for identifying, assessing, controlling and monitoring compliance risk, including the aspects listed above, are part of the Compliance Management Framework (“CMF”). This includes minimum requirements both for implementing regulatory requirements and for ensuring appropriate group-wide risk management. Under the CMF, the Compliance department acts as a second line of defence to ensure that risks of material rule violations are identified promptly and mitigated.

Legal risk

Legal risk refers to negative effects on net assets, (including capital adequacy) earnings position or liquidity arising from the infringement of or non-compliance with formal or substantive laws insofar as this leads to legal disputes or action to avoid legal disputes. Infringement or non-compliance may be due in particular to legal adjustments or changes with retroactive effect, misinterpretation or misapplication of formal or substantive laws or incorrect drafting of agreements. Financial consequences of tax law risks are not included.

KfW Group manages its risk appetite with regard to legal risks on a primarily qualitative basis, supplemented by individual quantitative elements, as is standard for the market. The core of qualitative management is process-integrated legal advice from in-house counsel, involving external law firms if necessary. This is accomplished for the group on the basis of the policies of the relevant KfW subsidiaries (KfW IPEX-Bank, DEG and KfW Capital), which are based on the policies of KfW, through the centralisation of certain key legal issues at KfW and, in general, through the Legal Board established for this purpose.

A group-wide key risk indicator has been defined as a quantitative control element, which is essentially focused on monitoring risks arising from certain (impending) legal disputes.

REPUTATIONAL RISK

Reputational risk is the risk that the perception of the group from the point of view of the relevant internal and external stakeholders will deteriorate for the long term with a negative impact on KfW Group. This negative impact could lead to a decrease in KfW Group’s net assets, earnings or liquidity (e.g. a decline in new business) or may be of a non-monetary nature (e.g. difficulty in recruiting new staff). Reputational risk may arise as a consequence of other types of risk, or independently.

Reputational risk is categorised as a non-material risk type in the risk inventory. Due to KfW’s special role and business model, this risk type is nevertheless of particular importance, which is why its treatment is essentially unchanged throughout the risk management cycle.

Reputational risks are managed based on qualitative criteria. This reflects both stakeholders’ expectations and the bank’s self-image of adhering to all relevant ethical, governance, environmental and compliance standards. In recent years, an internal method was developed to incorporate reputational risk into the decision-making process for financing and investments based on uniform standards; this method is gradually being rolled out in the KfW Group entities.

Moreover, as part of risk identification, the central reputational risk control function coordinates qualitative reputational risk assessment and creates a risk profile outlining the group’s greatest reputational risks relating -to the bank’s most important stakeholders. In addition, reputational risk events that have occurred are reported on an ongoing basis.

LIQUIDITY RISK

Liquidity risk in the narrower sense (synonymous with insolvency risk) is the risk of a lack of liquidity on the part of an institution or market. The liquidity gap creates the risk that payment obligations cannot be met, cannot be met on time or cannot be met in full.

The primary objective of liquidity management is to ensure that KfW Group is capable of meeting its payment obligations at all times. KfW is available as a contractual partner for all commercial transactions of its subsidiaries, particularly for their funding. For this reason, the liquidity requirements of the subsidiaries are included both in KfW Group’s funding plans and in the liquidity maintenance strategy.

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Liquidity risk is measured on the basis of economic scenario analyses. Moreover, maximum liquidity gap limits (outflows on a monthly and yearly basis), available liquidity (liquidity potential) and the difference between the average residual maturity of inflows and outflows (maturity gap) are monitored. On the basis of the KfW Law, KfW’s liquidity risks are limited by the utilisation threshold in accordance with Article 4 of the KfW Law. The utilisation threshold compares current and non-current liabilities and must not exceed 10%. Internal indicators relating to the liquidity situation are based on comparing liquidity requirements and liquidity potential as a ratio in stress scenarios of differing severity. No capital is currently allocated as part of calculating risk-bearing capacity.

INTERNAL LIQUIDITY ADEQUACY ASSESSMENT PROCESS

The internal liquidity adequacy assessment process (“ILAAP”) principle describes the management and monitoring of KfW Group’s liquidity risk position. The procedure established by the institution serves to identify, measure, manage and monitor liquidity. The aim of the ILAAP is to ensure liquidity and avoid liquidity bottlenecks. It also assesses internal governance and institution-wide controls.

Insolvency risks are mainly limited through economic liquidity risk ratios and limits for liquidity potential and liquidity gaps. The aim of the liquidity risk strategy is to preserve the ability to meet payment obligations at all times and when due, even in stress scenarios.

Internal measurement of liquidity risk is based on scenario calculations. This approach first analyses the expected inflow and total outflow of payments for the next 12 months based on business already concluded. This baseline cash flow is then supplemented by planned and estimated payments (e.g. borrowings from the capital market, expected liquidity-related loan defaults or planned new business). The result provides an overview of the liquidity required by KfW Group over the next twelve months. The liquidity required is calculated for different scenarios. In this respect, market-wide and institution-specific risk factors are stressed, and an evaluation is made of the impact on KfW Group’s liquidity.

Parallel to the above approach, KfW Group also determines the available liquidity potential, which largely consists of KfW’s account with the Bundesbank, repurchase agreement assets, the liquidity portfolio and the volume of commercial paper that is regularly placeable on the market. The available liquidity potential is subjected to stress analysis in the same way as the other cash flow components. The ratio of cumulative required liquidity to the cumulative available liquidity potential is calculated for each scenario. This figure may not exceed the value of 1 in any scenario for any period. The prescribed horizon in the normal case scenario is twelve months, in the stress case six months, and in the two worst case scenarios, three months. The scenario assumptions are validated on an annual basis.

The indicators are calculated and reported to the Market Price Risk Committee on a monthly basis. The following table presents the risk indicators for the scenarios as of 31 December 2024:

KfW liquidity risk indicators

	31 Dec. 2024	31 Dec. 2023
	Indicator	Indicator

Normal case	0.20	0.37
Stress case	0.24	0.37
Worst case (institution-specific)	0.29	0.36
Worst case	0.48	0.59

The internal liquidity risk indicators remained below the internal limit of 1 throughout the year.

KfW continued to support the energy sector through the extension of loans on behalf of the Federal Government in 2024. This funding requirement was addressed through a refinancing facility from the Economic Stabilisation Fund (Wirtschaftsstabilisierungsfonds) and liquidity coverage potential provided by the German Finance Agency in the form of ECB-eligible German government securities.

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Current funding environment

In a capital market environment once again characterised by many political uncertainties, KfW generated a total issue volume (net proceeds) of EUR 78.1 billion on the international capital markets in financial year 2024 (2023: EUR 90.2 billion). There were 145 individual transactions (2023: 186). KfW issued bonds in a total of eight different currencies, with around 86% of long-term borrowing taking place in the two main funding currencies – euros (around 62%; 2023: 54%) and US dollars (around 25%; 2023: 29%).

KfW issues commercial papers (“CP”) with maturities of up to one year on the money market through two CP programmes. The programme volume of the Multi-Currency Commercial Paper programme, also known as the Euro Commercial Paper (“ECP”) programme designed for global investors amounted to EUR 90 billion. At EUR 46.3 billion, the nominal volume issued under this programme in 2024 was lower than in the previous year (EUR 72.4 billion) due to the favourable liquidity situation. At 113 days, the average term of the issues was also shorter than in the previous year (144 days). The volume outstanding on the reporting date of 31 December 2024 was EUR 23.1 billion. The programme volume of the U.S. Commercial Paper (“USCP”) programme came to USD 30 billion in 2024. KfW Group uses this programme, which is designed specifically for the US market, to cover a large portion of its need for short-term funds in US dollars. The nominal volume issued under the USCP programme was also lower than in the previous year at USD 34.9 billion (2023: USD 40.8 billion). At 53 days, the average term of the issues was similar to that of the previous year (52 days). The outstanding volume amounted to USD 9.3 billion as of 31 December 2024.

CONCENTRATION RISK

Concentration risk refers to the risk of negative effects on net assets, earnings position and liquidity arising from particularly large individual risk exposures or increased correlations of risk exposures. A distinction must be made between intra-risk concentrations (affecting one type of risk) and inter-risk concentrations (affecting different types of risk). Risk definitions were worded with as little overlap as possible in a further developed risk inventory, resulting in concentration risk being discontinued as an independent risk type. Risk concentrations continue to be recognised both within and between risk types. In line with the on-lending principle enshrined in the KfW Law, KfW’s risk profile is essentially characterised by a tendency towards high exposures to individual bank counterparties and the financial sector as a whole. The resulting intra-risk concentrations are limited based on the defined risk appetite and are subject to stress tests. Additionally, KfW’s business model as a promotional bank inevitably involves concentrations of earnings, which are addressed by monitoring the risk appetite for performance and earnings. Inter-risk concentrations are taken into account as part of the stress scenarios for risk-bearing capacity.

REGULATORY RISKS

Regulatory risks for KfW Group arise primarily from an increase in requirements regarding minimum capital ratios and from possible negative effects on the group’s business model due to future changes in the regulatory environment. These include the costs resulting from the implementation and ongoing fulfilment of the additional requirements as well as the associated capital tie-up. As part of the capital adequacy process, regulatory risk is addressed on an ad hoc basis by means of a regulatory scenario through conservative traffic-light limits as a management and early warning instrument with regard to regulatory capital requirements. Risk definitions were worded with as little overlap as possible in a further developed risk inventory, resulting in regulatory risk being discontinued as an independent risk type.

Regulatory monitoring ensures that new regulatory standards that are foreseeable or under discussion are addressed. Transparency regarding material effects of new regulatory requirements is provided in capital planning.

INTRA-GROUP RISK

Due to the risk relevance for the group and the objective of consistent group management, the risks of KfW IPE-Bank, DEG and KfW Capital are fully taken into account as part of group risk management. Risk definitions were worded with as little overlap as possible in a further developed risk inventory, resulting in intra-group risk being discontinued as an independent risk type. In accordance with regulatory consolidation within the individual risk types, the risks of subsidiaries are included in the group-wide limits using a look-through approach and are integrated in the group’s capital allocation and risk-bearing capacity calculation. In addition, representatives of the subsidiaries are members of the group’s risk committees. KfW also monitors the risk situation of its subsidiaries on a stand-alone basis. The management of each subsidiary reports regularly to the responsible members of the Executive Board on risk, as well as finance and strategy. KfW’s Executive Board is also informed of the intra-group risk situation in a quarterly report.

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MODEL RISK

KfW employs models as an essential component for risk measurement and capital management, for calculating the effects of stress tests, and more generally for model-based business management overall. Using models means there are model risks, which can affect other types of risk such as credit or market price risk. Model risk was therefore once again identified as a material overarching risk in the 2024 risk inventory, since direct and considerable impacts on net assets, earnings position or liquidity can arise from weaknesses or errors at both model and model interaction level. Identifying and managing model risks is aimed at ensuring adequate control of model risks and timely and risk-oriented elimination or compensation of (systematic) model weaknesses that have been identified, particularly through independent validation, and at promoting an appropriate risk culture for dealing with models. Model risk is compensated by capital buffers in the economic risk-bearing capacity and individual adjustments at the model level, such as valuation reserves and manual adjustments, or by taking margin of conservatism premiums into account in model parameterisation. The annual model risk report gives the KfW Executive Board an overview of the entire model landscape with further details of the models in focus, as well as a general assessment of model risks at KfW. The ongoing management of model risks is carried out both through active performance of the individual model roles and through discussions and decisions in the risk committee meetings that regularly take place.

Additional internal control procedures

Process-integrated internal control system (ICS)

The aim of KfW Group’s ICS is to use suitable principles, measures and procedures to ensure the effectiveness and profitability of business activities, compliance with the legal requirements applicable to KfW Group, the accuracy and reliability of external and internal accounting, and the protection of assets. There are group-wide ICS rules as well as binding group-wide minimum requirements of the ICS. KfW Group’s ICS is based on the relevant legal (bank regulatory) requirements11), in particular those set forth in the KWG and MaRisk, and the standard market ICS framework, such as the COSO model12). The KfW Executive Board holds overall responsibility for the group’s ICS. The respective company management of the subsidiaries KfW IPEX-Bank, KfW Capital and DEG holds overall ICS responsibility. Design and implementation at the different corporate levels are the responsibility of the relevant managers according to the organisational structure. Procedural rules form the basis of the ICS. These constitute the framework for a proper business organisation within KfW Group, in the form of a binding policy. Workflow organisational measures and controls are intended to ensure that monitoring is integrated into processes. Monitoring measures integrated into processes serve to avoid, reduce, detect and correct processing errors or financial loss. The effects of any planned changes to operational processes and structures on the procedure and intensity of monitoring are analysed in advance. KfW Group has implemented accounting-related controls to minimise the risk of error in stand-alone and consolidated financial statements and ensure the correctness and reliability of internal and external financial reporting. The accounting-related controls are part of the ICS. To ensure the adequacy and effectiveness of the ICS, KfW regularly scrutinises and continually refines its standards and conventions. A report is rendered annually to KfW Group’s supervisory bodies. The adequacy and effectiveness of the ICS is also assessed by Internal Auditing on the basis of risk-based audits carried out independently of group procedures.

11)	See Section 25a (1) no. 1 KWG, MaRisk AT 4.3, and Sections 289 (5), 315 (2) no. 5, 324, and 264d HGB
12)	COSO = Committee of Sponsoring Organizations of the Treadway Commission

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Compliance

The Executive Board bears overall responsibility for compliance within the Group. The Executive Board delegates the associated tasks to the Compliance department. The officers appointed by the Executive Board for the relevant areas of responsibility are located in the Compliance department. They include, in particular, the (group) money laundering officer, the fraud officer (central unit in accordance with Section 25h KWG) and the company data protection officer. The Compliance organisation is structured in accordance with a Three Lines of Defence model; as the second line of defence, it is aligned with the requirements for a MaRisk compliance function. In this context, group compliance has in particular included measures to adhere to data protection regulations and tax compliance, as well as measures to prevent insider trading (securities compliance), general conflicts of interest (conflict of interest risk), money laundering and terrorist financing and criminal activities, to comply with sanctions and embargo regulations, and to monitor legal requirements and the associated implementation measures (overall MaRisk compliance process in accordance with MaRisk AT 4.4.2). There are therefore binding rules and procedures that influence the day-to-day implementation of values and the corporate culture, which are updated regularly and on an ad hoc basis to reflect current law as well as market requirements. The aim is to manage and assess compliance risks as part of non-financial risks, among other things, by means of key indicators in line with the central requirements for operational risk management. Since the entry into force of the material requirements of the Supply Chain Act (Lieferkettensorgfaltspflichtengesetz) on 1 January 2023, the compliance organisation has also acted as a central point for recording, monitoring and controlling compliance with the related requirements. Within the scope of its duties as second line of defence, Compliance is responsible for and authorised to ensure implementation of statutory or regulatory requirements and Executive Board decisions, to analyse individual cases/irregularities, to coordinate necessary measures and, where applicable, to initiate ad hoc measures to limit damage. In relation to all other areas of the group, the Compliance department performs its tasks autonomously and independently and is not subject to any instructions, in particular with regard to analysis (including evaluation of results), monitoring activities, defining and implementing rules and measures, and reporting. In order to perform its duties, Compliance has a complete and unrestricted right to information, inspection and access to all premises, documents, records, audio recordings and systems. Where necessary, internal auditing and monitoring processes of the compliance organisation have been adapted to the changed risk situation (for example, regarding the Russian war on Ukraine and the Gaza war resulting from the Hamas attack). Group-wide task forces were also formed for this purpose where necessary. Compliance monitors legal and regulatory requirements on an ongoing basis and, as necessary, adapts them to the changed risk situation in coordination with the affected functions of the first line of defence.

Internal Auditing

Internal Auditing is an instrument of the Executive Board. As an entity that works independently of KfW Group procedures, it audits and assesses all of KfW Group’s processes and activities to identify the risks involved and reports directly to the Executive Board. With a view to risk management processes, Internal Auditing performed an audit in the reporting year of the decentralised risk management processes and central aspects of risk management and risk control which were relevant group-wide. With regard to risk management, the focus areas of the audit included the application, operation and further development of the models used in risk management across all risk types, as well as KfW’s combined risk assessment within the ICAAP. Additionally, risk-type-specific audits were performed on the management of operational risk and credit risk. Audits of key second line functions were also part of the 2024 audit plan. The risk management projects that Internal Auditing assessed as material were supported by Internal Auditing, maintaining the latter’s impartiality and avoiding any conflicts of interest. Moreover, Internal Auditing continued to monitor the ongoing development of risk measurement procedures in 2024 by attending meetings of decision-making bodies (as a guest). Internal Auditing also functions as KfW Group’s internal auditing department. It is involved in subsidiaries’ audit planning. In addition to the audit results obtained independently in group-wide audits, it also incorporates the audit results of third parties (group auditors, BaFin and the internal auditing departments of the other group companies) in its group-wide internal audit reporting, in the tracking of measures and as a source of information when preparing its own audits.

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Forecast and opportunity report

General economic environment and development trends

KfW expects global real gross domestic product (“GDP”) to grow by 3.1% year on year in 2025, after increasing by 3.2% in 2024, according to International Monetary Fund (“IMF”) estimates. The growth rate of real GDP in 2025 for industrialised countries is expected to be at prior-year level, and for developing countries and emerging economies, a lower growth rate than the prior year is forecast (see table “Gross domestic product at constant prices”). The IMF’s forecasts show that global consumer price inflation is expected to fall from an annual average of 5.7% in 2024 to an annual average of 4.2% in 2025. This means that the inflation rate for industrialised countries in 2025 is expected to be 5.2 percentage points below and that of the developing countries and emerging markets 4.0 percentage points below the highest rate of the past ten years, which was reached in 2022. KfW agrees with the IMF’s assessment that the economic outlook will be determined by the extent of geoeconomic fragmentation, fiscal and monetary policy decisions and their international impact, and the ability of governments to implement structural reforms.

Gross domestic product at constant prices

Year-on-year change	2024 estimate	2025 forecast	2014–2023 average
	in %	in %	in %

Global economy*	3.2	3.1	3.1
Industrialised countries*	1.7	1.7	1.9
Developing countries and emerging economies*	4.2	4.1	4.0

*

Aggregation of annual GDP growth rates at each country’s constant prices based on the shares of each country’s GDP valued at purchasing power parity (“PPP”) in the corresponding aggregate. Grouped into industrialised countries and developing countries/emerging economies based on IMF classification. The average is calculated as the geometric mean of annual growth rates.

Further global economic development is subject to great uncertainty, with the IMF of the opinion that the risks of worse-than-expected development predominate. For one thing, the latest global interest rate hikes may have an even greater impact than expected and adversely affect the propensity for consumption and investment. For another, inflation could prove to be more persistent than forecast, which would delay monetary easing. In the USA in particular, a more expansionary fiscal policy than expected could be a contributing factor. If commodity prices are more volatile than forecast or rise, due to climate-related and geopolitical shocks as well as regional conflicts, this could boost inflation, particularly in commodity-importing countries. Higher inflation rates could foster social unrest with negative consequences for growth and implementation of necessary structural reforms. A potential reassessment of monetary policy outlooks by the financial markets would potentially tighten global financing conditions and lead to disorderly repricing in assets. If risks are reassessed and risk premiums are consequently increased, this could also result in greater debt stress in developing countries and emerging markets. At the same time, forced fiscal consolidation would have the potential to hamper a fragile recovery. Intensified trade conflicts and protectionist policies beyond the expected level could disrupt international value chains and impede technical progress. And there is not least a risk that China’s real estate crisis could unexpectedly escalate and the ensuing economic downturn could have a negative impact on other national economies.

There is also a possibility that the global economy will grow faster than forecast. This would happen if there were an unexpected dramatic improvement in consumer confidence or if, fuelled by the green transformation, government investment were to increase further than forecast and were to also be accompanied by private investment. Global economic development would also be more positive than expected if structural reforms to bolster productivity growth were implemented more rapidly and comprehensively than previously planned.

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For the euro area, KfW expects price-adjusted GDP to grow by 1.0% year on year in 2025. If this projection proves accurate, the level of total economic output will be 5.6 percentage points above pre-pandemic price- adjusted GDP in 2019; however the growth rate will remain below the average of 2014–2023 (see table “Gross domestic product at constant prices, year-on-year change”). A more pronounced eurozone recovery in terms of percentage year-on-year growth was hampered in particular by heightened uncertainty regarding the development of geopolitical and trade tensions. Given the forecasts for the global economy described above, the expected increase in protectionist policies by the United States in particular will limit export industry trade options.

Despite these factors, rising consumer demand from private households continues to be the main driver of economic growth according to the European Commission’s projections made in November 2024. Further – albeit weaker – real growth in household income, declining inflation and a solid employment situation are expected to generate higher household consumption expenditure. The expansionary monetary policy is also fuelling growth. Improved financing conditions are likely to lift investment activity slightly. Reactivating the European Union (EU) fiscal rules will lead to a restrictive fiscal policy in the eurozone as a whole due to the need for consolidation in the member states. Numerous factors, including the high energy prices, will continue to burden the international competitiveness of the euro area manufacturing industry. KfW estimates that, among the four largest eurozone countries, Germany and Italy will record growth below the euro area average due to their relatively important industrial sectors and their export orientation, while France can be expected to record average growth and Spain above-average growth compared to the eurozone as a whole.

KfW expects price-adjusted GDP in Germany to increase by 0.5% year on year in 2025. Price-adjusted GDP in 2025 is therefore expected to be 0.8% higher than in 2019, the year before the outbreak of the COVID-19 pandemic (see table “Gross domestic product at constant prices, year-on-year change”). In view of the above forecasts for the global economy and assuming that private households’ purchasing power will increase as a result of a decline in headline inflation and a simultaneous rise in nominal wages, KfW assumes that among GDP expenditure components not only household final consumption expenditure but also government final consumption expenditure will grow in 2025. Private gross capital formation will likely stagnate in 2025, while that of the public sector will likely increase. Regarding output, the service sector will make a greater contribution to price-adjusted gross value added in 2025 in line with KfW’s. The average annual number of persons in employment located in Germany is expected to stagnate in 2025, with an increase in the skilled labour shortage expected due to demographics.

Gross domestic product at constant prices, year-on-year change

	2024	2025 forecast	2014–2023 average	2025 forecast
	in %	in %	in %	2019 index = 100

Euro area	0.7	1.0	1.5	105.6
Germany	–0.2	0.5	1.1	100.8
USA	2.8	2.1	2.4	114.8

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In addition to geopolitical and geoeconomic risks, domestic and global economic policy uncertainty – including about the possibility of unexpectedly high US import tariffs on goods from the EU or an escalation of the trade conflict between the US and China, shortages and sharp price increases on the energy and commodity markets, an economic slump in China resulting from the real estate crisis there, a surprisingly significant downturn in the labour market, and environmental and natural disasters – could lead to lower growth in German price-adjusted GDP than that forecast by KfW for 2025, or even to GDP contraction.

There would be opportunities for price-adjusted GDP to grow more than predicted by KfW for 2025, such as in the event of an unexpectedly rapid decrease in economic policy uncertainty including the waiver of higher US import tariffs on goods from the EU, an end to the Russian war of aggression in Ukraine with the resulting export opportunities for Germany for reconstruction, a marked decline in the recently stepped-up savings rate of German private households, and in the event of a surprising boost in productivity due to artificial intelligence. Should a new German government interpret the debt brake enshrined in the Basic Law differently, reform it or decide to suspend it for reason of an extraordinary emergency situation such as higher military spending, the fiscal stimulus could be more positive than previously assumed.

In June 2024, the European Central Bank (“ECB”) initiated its monetary easing cycle, lowering the 4.00% deposit rate then in place by 25 basis points. This was followed by three more interest rate cuts by the end of the year. It also narrowed its key rate range. KfW assumes that the ECB will continue to gradually lower key rates due to inflationary pressure easing in a weak economy. Monetary easing is expected to be concluded in the course of 2025 with a deposit rate between 1.75% and 2.25%.

The ECB is continuing to shrink its balance sheet. Consequently the redemption amounts of maturing securities from the Asset Purchase Programme (“APP”) have not been reinvested since July 2023. The ECB Governing Council also intends to completely cease reinvestment of redemptions in the Pandemic Emergency Purchase Programme (“PEPP”) initiated during the COVID-19 pandemic. This will likely result in a balance sheet reduction of around EUR 500 billion or approximately 8% of total assets for 2025. The inversion of the euro yield curve (the spread between ten and two-year EUR swap rates) has ended due to initiation of the rate-cutting cycle. KfW expects the curve to stabilise in low positive territory in 2025.

The US Federal Reserve also began cutting key rates in the US in September 2024. KfW expects easing to continue into 2025, with the pace and scope also dependent on the direction fiscal policy will take under the new US government.

In the first half of 2025, the slope of the US dollar yield curve is likely to follow the eurozone into positive territory (the spread between ten and two-year USD swap rates). KfW expects the yield curve to remain almost flat throughout 2025.

New business projections

Overview

KfW Group projects new business volume of EUR 84.4 billion for 2025. This reflects the stabilisation of new commitment growth in uncertain times. It was not possible to prepare projections on the new business figures, promotional ratios or resources that took into account the political developments in November 2024 (upcoming vote of confidence/new elections in Germany, presidential election result in the USA). Nor do these projections take account of any special programmes or Federal Government-mandated transactions, because of the high level of uncertainty characterising their preparation. KfW will fulfil its mandate and support the German economy and society as needed.

KfW is careful to avoid potential adverse effects and risks to society and the environment in its promotional activities, and where possible attempts to reduce or offset such effects via suitable measures (inside-out perspective). Furthermore, KfW considers environmental changes, such as to the climate and biodiversity, social transformation and governance standards with an impact on the credit rating of KfW clients, as well as the effects of various climate scenarios on KfW’s business model and risk profile (outside-in perspective). We do not expect these considerations to have any impact on the new commitment volume projected for 2025.

57 |  KfW Financial Report 2024 Combined Management Report  | Forecast and opportunity report

Domestic business

New business development continues to return to normal, following the special programmes of the business sector Mittelstandsbank & Private Kunden (SME Bank & Private Clients) in the context of the war in Ukraine and the pandemic that shaped recent years. The development of the EU reference rate and the associated restrictions on promotional capacity in programmes not supported through state aid, the generally poor willingness to invest in the overall economic environment, and budget funds are impacting new business expectations for 2025. Decreases in corporate environmental financing can be temporarily offset by the new programmes: Climate-friendly New Construction – Low-Price Segment and Residential Property for Families – Acquisition of Existing Properties. Overall, new business volume of EUR 39.4 billion is anticipated for 2025. The projections include EUR 8.8 billion for ERP programmes. Around EUR 0.3 billion in ERP promotional expense is budgeted to support the positive sales impact of the ERP programmes. In addition, for example, to drawing up the terms, the risk-bearing capacity and passing on of favourable refinancing costs, promotional expense is yet another instrument to underpin the primary objective of promotion.

The business sector bundles the retail business capable of being digitalised and automated and carries a large share of the domestic promotional volume. The business sector positions itself as a reliable partner to the Federal Government and is divided into two segments by customer group: The SME Bank segment supports the German economy with a wide range of promotional programmes for commercial customers with various promotional priorities. The Private Clients segment supports education and energy efficiency in the construction and refurbishment of residential buildings, and also promotes the acquisition and construction of owner-occupied housing as well as accessible conversion/construction of homes. The necessary transformation towards renewable energy, the high level of investment required to achieve climate neutrality, the persistent uncertainty regarding the energy supply due to the ongoing war and the worsening consequences of climate change have a direct impact on relevant markets and customer groups in the business sector, while also constituting an opportunity. First, new promotional objectives and approaches to expand renewable energy are emerging, which, among other matters, serve the transformation of companies in order to achieve environmental and climate targets as well as further expanding renewable energy. Second, promotion of energy-efficient buildings plays a key role in achieving the construction sector’s climate targets. What is more, the issue of climate resilience is increasingly coming to the fore as climate change intensifies.

The business sector Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients) bundles innovative and tailored promotional solutions for companies and banks, and promotion of municipal and social infrastructure. Based on its expertise, the business sector is responsible for implementing large-volume Federal Government-mandated transactions in the energy context and focuses its core business on the targeted promotion of environmental protection and climate action, innovations and the acceleration of digitalisation.

This sector is split into three business segments: With regard to customised financing for companies, the moderate economic recovery may generate a slight increase in loan demand. However, even with a moderate economic recovery in Germany, potentially lower risk tolerance on the part of partner banks cannot be ruled out. This could result in greater demand for KfW’s risk participation. In this context, particularly the risk-bearing promotional products in the megatrends “climate change and environment”, “digitalisation and innovation” and “venture debt financing” are achieving greater relevance for young growth-oriented companies.

The demand for investment in municipal and social infrastructure remains strong given the central role municipalities play in meeting the challenges presented by climate change and the digital transformation. However, the strained budget situation of many municipalities in conjunction with limited planning capacities limits their investment and borrowing opportunities. Moreover, the problem of a high EU reference rate with an inverse interest rate structure considerably limits the attractiveness and utilisation of promotional programmes for municipal enterprises without the support of state aid. On the other hand, the heating transformation is expected to generate the chance of high demand for promotion and financing for geothermal energy/district heating and expansion of the electricity distribution grid.

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Individual financing with financing partners in Germany and Europe, as well as funding of promotional institutions of the federal states (“LIFs”), will continue to be characterised by a sound funding situation at partner banks. Demand for global loans to promote sustainable leasing investments, however, is currently noticeably limited by the EU reference rate. Present export loan refinancing demand for small and medium-sized projects is robust at present, yet potential for the German export industry has waned in the face of growing geoeconomic fragmentation and increasing competition from China.

The development of the EU reference rate curbed promotional opportunities in some promotional programmes in 2024. In this light, the business sector is projecting a slightly lower new business volume of EUR 7.8 billion for 2025 as well. The projections allow EUR 0.5 billion for ERP programmes at an ERP promotional expense of EUR 0.01 billion.

KfW Capital invests in venture capital (“VC”) and venture debt funds to improve the sustainable provision of venture and growth capital, thereby also strengthening Germany as an innovation hub for the long term. Strengthening the German VC market is also necessary to tackle the persistent deficit in the amount of VC investment in future technologies compared to other industrialised nations. KfW Capital itself provides more venture capital directly to the market through its own fund investments. Particularly in the years when private investors were hesitant to raise funds, KfW Capital successfully positioned itself as a reliable partner and financier of VC funds and thus indirectly of technology companies in Germany.

ERP Venture Capital Fund Investments and ERP/Future Fund – Growth Facility will remain the two main own-risk programmes of KfW Capital in 2025 as well. The business sector also plans as part of its co-investment approach to make direct investments in companies in future, which will reduce the financing gap in the capital-intensive growth area. This also gives KfW Capital an opportunity for direct involvement in attractive companies with high growth potential and to give a decisive boost to key future areas. Moreover, from 2025, KfW Capital will increasingly invest in VC funds that aim to generate an environmental or social return in addition to a financial return via the new future fund component Impact Pocket.

KfW Capital is also continuing its activities as a financial portfolio manager under the Emerging Manager Facility (“EMF”) and Growth Facility trust components, and as investment advisor in connection with the German Growth Fund. KfW Capital will then also act as a financial portfolio manager for KfW in the context of direct co-investments and Impact Pocket. In total, new business volume of around EUR 1.1 billion is expected for 2025, of which EUR 0.4 billion is at KfW Capital’s own risk.

Financial markets

KfW Group bundles all funding activities along with its liquidity and operational market price risk management in the business sector Financial markets. Other tasks include carrying out holding arrangements on behalf of the Federal Government and mandated transactions in accordance with Article 2 (4) of the KfW Law as well as advising other group units on capital market matters and carrying out capital market transactions on behalf of other group units.

In order to reinforce KfW’s sustainability profile and its positioning as a sustainable issuer, KfW consistently develops its green bond issuance strategy and further expanded the green bond programme again in 2024 by linking additional loan programmes. These measures are aimed at growing the investor base and ensuring a long-term stable and well-diversified capital market position.

International business

Economic and geopolitical risks, the uncertainty associated with the Russia-Ukraine war, the Middle East conflict, global economic fragmentation trends and the re-election of Donald Trump as US president are relevant for the business sector Export and project finance. There are opportunities in Europe and in the regions relevant for Export and project finance (including North and South America, the Middle East and Asia) in sectors with growth potential (e.g. digital infrastructure, e-mobility, local public transport, energy efficiency, and investments in sustainable transformation). Economic and sustainability programmes and programmes to bolster supply security may also stimulate demand for financing, particularly for infrastructure investments and transformation projects aiming for a climate-neutral economy. Although the future development of the business sector Export and project finance continues to entail many uncertainties, from today’s perspective there are sufficient opportunities and potential for the targeted growth path.

59 |  KfW Financial Report 2024 Combined Management Report  | Forecast and opportunity report

A new commitment volume totalling EUR 24.3 billion is expected for 2025. Of this amount, roughly EUR 22.1 billion is expected to be attributable to the primary business Export and project finance, and roughly EUR 2.2 billion to the commercial interest reference rate (“CIRR”) business, which cannot be controlled by the business sector.

The business sector KfW Development Bank expects a moderately reduced commitment volume in the next few years, primarily due to budget consolidation. KfW Development Bank will continue to support projects of the German Federal Government and international institutions for development policy and international cooperation and help to safeguard German and European interests. Issues such as support for partner countries in the green energy transition, alleviating poverty and hunger, combating the effects of the war in Ukraine, achieving equal opportunities and mitigating crises and causes of displacement are high on the political agenda.

The federal budget funds provided for development cooperation will decrease in 2025. Although medium-term financial projections do not specify an extreme reduction, they are subject to considerable uncertainties. The future priorities of the German Federal Ministry for Economic Cooperation and Development (“BMZ”), as KfW Development Bank’s most important contracting authority, are derived from long-term core areas based on the UN’s Sustainable Development Goals (“SDGs”) and the Paris Agreement, as well as initiative areas that inspire action in the medium term. In order to fulfil its ambitious development policy promotional objectives, the Federal Government must continue to provide an adequate guarantee framework for Financial Cooperation. There is potential for KfW Development Bank to play a part in international energy/climate/ infrastructure partnerships. Climate mainstreaming is systematically incorporating climate risk analyses more and more into project design. Biodiversity conservation, which is closely linked to climate action, is also increasing political expectations and opportunities for the business sector to raise its profile. In both climate scenarios, greater climate risks and damage generate a growing demand from partner countries for financing to support the associated transformation processes and improve climate resilience.

Against the backdrop of planned projects of the German Federal Government and international institutions, KfW Development Bank currently expects a new business volume of around EUR 10 billion for 2025.

The subsidiary DEG is assigned to the DEG business sector of the same name. Economic growth in developing countries and emerging economies will continue to be characterised by overlapping crises and challenges in 2025. Further signs of a macroeconomic trend reversal are emerging as the peak of the polycrisis has passed, inflation continues to decline and central banks (particularly the US Federal Reserve and the ECB) have initiated an interest rate turnaround, reducing the pressure on local currencies and channelling capital flows into developing countries and emerging economies. However, persistent burdens such as the war in Ukraine, high debt ratios and elevated interest rates are still limiting monetary and fiscal room for manoeuvre. The aim continues to be to provide support to existing and new customers as a reliable partner to generate and secure contributions to local development (labour force, local income, and contributions to local communities). To this end, the business sector provides its customers with long-term financing in the form of loans (also in local currency), mezzanine financing and equity investments for their environmentally and socially responsible investments. DEG provides complementary advice to its customers, particularly on issues relating to sustainability, climate, development impact and corporate governance, in order to support them in their transformation and boost their contribution to local development. With its private sector focus, DEG has a special role to play in mobilising private capital. Private capital mobilisation is essential for achieving the SDGs and climate targets of the Paris Agreement.

DEG is forecasting new business in the amount of EUR 2.2 billion in 2025. As in recent years, this growth will be achieved in a way that conserves resources, including by realising efficiency gains, such as by granting larger financing commitments per customer with a suitable risk/return/impact profile and by using hedging instruments. The stronger alignment of new business with development and positive climate impacts is already embedded in corporate management and is being implemented in the three areas of Financial institutions, infrastructure and energy; Industries and services; and Private equity and venture capital. The focus here is on transformation work with DEG customers. In the coming years, DEG will also focus on its internal transformation, particularly digitalisation, and implement this in a targeted manner in order to sustainably reinforce its business.

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Funding projections

KfW issues bonds to fund its promotional activities worldwide. It issues these in a large number of currencies and with differing maturities, thereby addressing a variety of target groups. Due to the explicit direct guarantee of the Federal Government, rating agencies have assigned KfW bonds a triple A rating, signifying top credit quality. KfW has achieved a stable position in the capital markets with its diversified long term-oriented funding strategy. The funding volume via the capital markets was approximately EUR 78.1 billion in 2024. A funding need of EUR 65–70 billion is projected for 2025.

Earnings projections

In the group earnings projections for 2025, KfW expects Consolidated profit of approximately EUR 1,008 million. This puts projected earnings at the strategic target level of EUR 1 billion.

Net interest income (before promotional expense) of EUR 2.8 billion is expected for 2025. Higher income from lending business interest margins than was projected the previous year reflects the positive business performance in the business segment Export and project finance. Rising income is expected from strategic equity investments as a result of higher investment interest rates. Opportunities and risks for Consolidated profit may arise, primarily with respect to the structural contribution, from market conditions deviating from projections in conjunction with KfW’s positioning.

KfW projects Net commission income totalling EUR 0.7 billion. This includes remuneration for the implementation of promotional programmes in Germany on behalf of the Federal Government as well as remuneration based on KfW Development Bank’s General Agreement.

Administrative expense is likely to be approximately EUR 1.7 billion in 2025. This includes the launch of business policy projects in promotion, modernisation, digitalisation and regulation; compared to prior-year projections, costs are expected to rise due to non-recurring effects in the promotional business and the 2024 collective bargaining round.

Overall, the operating result before valuation is expected to be lower than was projected in the previous year.

At EUR 0.5 billion, KfW expects the standard risk costs for 2025 to be at the level of the risk provisions projected for 2024.

For 2025, Net income of EUR 0.2 billion and Net other operating income of EUR 0.1 billion are expected for operational level equity investments (included in Net gains/losses from other financial instruments at fair value and the Net gains/losses from investments accounted for using the equity method).

In this regard, the risk provisions for the lending business and the valuation result depend on the further development of the macroeconomic impact of the current geopolitical situation. The continued uncertain situation may lead to significant positive or negative deviations in the projected result, especially in earnings projections for international and equity investment business.

KfW expects promotional expense of EUR 0.5 billion in 2025.

Overall conclusion

In light of the economic environment and expected demand, KfW projects new business volume of EUR 84.4 billion and Consolidated profit of EUR 1.0 billion for 2025.

The further development of the economic and geopolitical situation, the uncertainty due to the Russia-Ukraine war, the conflict in the Middle East, the US election result and the upcoming new elections in Germany could have an impact on German and global economic performance, which in turn may affect the achievement of KfW’s objectives set for financial year 2025. KfW will continue to closely monitor the development of the crises and uncertainty and the consequences thereof for KfW’s business.

61 |  KfW Financial Report 2024 Combined Management Report  | Forecast and opportunity report

Consolidated

financial

statements

KfW Financial Report 2024 Consolidated financial statements | 63

64 | KfW Financial Report 2024 Consolidated financial statements

Consolidated statement of

comprehensive income

Consolidated income statement

	Notes	2024	2023
		EUR in millions	EUR in millions

Interest income from the effective interest method		20,132	17,300
Other interest income		1,049	1,099
Interest income, total	(22)	21,181	18,399
Interest expense	(22)	18,689	15,943
Net interest income1)		2,493	2,456
Net gains/losses from risk provisions	(7), (23)	39	169
Net interest income after risk provisions		2,531	2,625
Commission income	(11), (24)	693	622
Commission expense	(24)	30	29
Net commission income		664	593
Net gains/losses from hedge accounting	(8), (25), (57), (58)	107	291
Net gains/losses from other financial instruments at fair value through profit or loss	(26)	44	–177
Net gains/losses from disposal of financial assets at amortised cost	(27)	0	0
Net gains/losses from investments accounted for using the equity method	(6), (28)	20	29
Administrative expense	(29)	1,672	1,561
Net other operating income or loss	(30)	–52	–76
Profit/loss from operating activities		1,641	1,724
Taxes on income	(19), (31)	239	165
Consolidated profit		1,402	1,559

1)	Refer to Note 22 for a gross presentation of Interest income and Interest expense related to reporting of negative interest income and positive interest expense.

Consolidated statement of comprehensive income

	2024	2023
	EUR in millions	EUR in millions

Consolidated profit	1,402	1,559
Other comprehensive income	98	–65
Change in own credit risk of liabilities designated at fair value through profit or loss	105	49
Defined benefit pension obligations (before taxes)	–6	–121
Deferred taxes on defined benefit pension obligations	–1	7
Consolidated comprehensive income	1,500	1,494

Other comprehensive income comprises amounts recognised directly in equity under Revaluation reserves. These amounts include income and expense from the change in own credit risk of liabilities designated at fair value through profit or loss, changes in actuarial gains and losses for defined benefit pension obligations, and changes in deferred taxes reported depending on the underlying transaction.

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Consolidated statement of

financial position

Assets

	Notes	31 Dec. 2024	31 Dec. 2023
		EUR in millions	EUR in millions

Cash reserves	(34)	26,522	47,431
Financial assets at amortised cost	(7), (12), (35), (36), (37), (57), (58)	502,666	503,175
Financial assets at fair value	(7), (38), (59)	15,716	16,799
Value adjustments from macro fair value hedge accounting	(8), (39), (59)	–9,375	–14,771
Derivatives designated for hedge accounting	(8), (40), (57), (58), (59)	7,445	5,443
Investments accounted for using the equity method	(41), (6)	500	626
Non-current assets held for sale	(13), (42)	37	78
Property, plant and equipment	(15), (43)	922	929
Intangible assets	(17), (44)	69	82
Income tax assets	(19), (45)	109	176
Other assets	(11), (46)	754	772
Total		545,366	560,741

Liabilities and equity

	Notes	31 Dec. 2024	31 Dec. 2023
		EUR in millions	EUR in millions

Financial liabilities at amortised cost	(7), (47), (57), (58)	485,502	499,700
Financial liabilities at fair value	(7), (48), (59), (60)	9,774	10,365
Value adjustments from macro fair value hedge accounting	(8), (49), (59)	–16	–1
Derivatives designated for hedge accounting	(8), (50), (57), (58), (59)	6,982	9,300
Provisions	(7), (18), (51)	2,948	2,811
Income tax liabilities	(19), (52)	230	107
Other liabilities	(11), (53)	374	386
Equity	(20), (54)	39,573	38,073
Paid-in subscribed capital		3,300	3,300
Capital reserve		8,447	8,447
Reserve from the ERP Special Fund		1,191	1,191
Retained earnings		26,552	25,150
Revaluation reserves	(7), (20), (54)	83	–15
Total		545,366	560,741

66 | KfW Financial Report 2024 Consolidated financial statements  |  Consolidated statement of financial position

Consolidated statement of

changes in equity

Consolidated statement of changes in equity

	Subscribed	Capital	Reserve	Retained	Fund for	Revalua-	Total
	capital	reserve	from the	earnings	general	tion
			ERP Special		banking	reserves
			Fund		risks
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

As of 1 Jan. 2023	3,300	8,447	1,191	23,391	200	50	36,579
Consolidated comprehensive income	0	0	0	1,559	0	–65	1,494
Consolidated profit	0	0	0	1,559	0	0	1,559
Other comprehensive income	0	0	0	0	0	–65	–65
Reclassifications within Equity	0	0	0	200	–200	0	0
As of 31 Dec. 2023	3,300	8,447	1,191	25,150	0	–15	38,073
Consolidated comprehensive income	0	0	0	1,402	0	98	1,500
Consolidated profit	0	0	0	1,402	0	0	1,402
Other comprehensive income	0	0	0	0	0	98	98
Reclassifications within Equity	0	0	0	0	0	0	0

As of 31 Dec. 2024	3,300	8,447	1,191	26,552	0	83	39,573

The difference to the consolidated comprehensive income is allocated to Other retained earnings or – if recognised directly in equity – to revaluation reserves.

Note 54 provides details on the consolidated statement of changes in equity.

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Consolidated statement

of cash flows

	2024	2023
	EUR in millions	EUR in millions

Consolidated profit	1,402	1,559
Non-cash items included in consolidated profit and reconciliation to cash flow from operating activities:
Depreciation, amortisation, impairment and reversal of impairment losses (assets) and changes in risk provisions for lending business	143	50
Changes in provisions for pensions and similar commitments and Other provisions	264	235
Other non-cash expenses and income	72	47
Profit/loss from the disposal of assets	0	0
Other adjustments	–2,325	–2,339
Subtotal	–444	–446
Changes in assets and liabilities from operating activities after adjustment for non-cash items:
Financial assets at amortised cost	444	–2,893
Financial assets at fair value	1,061	–326
Other assets relating to operating activities	–7,251	–7,302
Financial liabilities at amortised cost	–14,198	7,121
Financial liabilities at fair value	–66	–18
Other liabilities relating to operating activities	–2,836	–2,825
Interest and dividends received	21,181	18,399
Interest paid	–18,689	–15,943
Income tax paid	–167	–117
Cash flow from operating activities	–20,965	–4,350
Property, plant and equipment/Intangible assets:
Cash proceeds from disposals	17	2
Cash payments for acquisitions	–90	–77
Securities and investments (equity investments):
Cash proceeds from disposals/Cash payments for acquisitions	129	7
Cash flow from investing activities	56	–68
Cash proceeds from/Cash payments for capital increases/decreases	0	0
Changes from other financing activities	0	0
Cash flow from financing activities	0	0
Cash and cash equivalents as of the end of the previous period	47,431	51,848
Cash flow from operating activities	–20,965	–4,350
Cash flow from investing activities	56	–68
Cash flow from financing activities	0	0

Cash and cash equivalents as of the end of the period	26,522	47,431

68 | KfW Financial Report 2024 Consolidated financial statements | Consolidated statement of cash flows

The balance of Cash and cash equivalents reported in the statement of cash flows in accordance with IAS 7 is identical to the statement of financial position item Cash reserves and thus comprises cash on hand and balances with central banks.

The statement of cash flows shows the changes in Cash and cash equivalents in the financial year classified as the Cash flows from operating activities, investing activities and financing activities. The Other adjustments item largely comprises the adjustment for net interest income in the amount of EUR –2,493 million (2023: EUR –2,456 million). The cash payments for the repayment portion of lease liabilities included in Cash flow from operating activities amounted to EUR 13 million in financial year 2024 (2023: EUR 13 million). The cash payments for the interest portion of lease liabilities are reported under Interest paid.

For more information on the group’s liquidity risk management, see the section on liquidity risk in the combined management report.

KfW Financial Report 2024 Consolidated financial statements | Consolidated statement of cash flows | 69

Consolidated

notes

Accounting policies

(1) Basis of presentation of KfW Group

As the group parent company, KfW is the promotional bank of the Federal Republic of Germany and was founded in 1948 as a public law institution based in Frankfurt am Main (Palmengartenstrasse 5–9, 60325 Frankfurt am Main, Germany). KfW promotes sustainable improvement of economic, environmental and social conditions around the world, but with an emphasis on the German economy.

The Executive Board of KfW is responsible for preparing the consolidated financial statements and the combined management report. The Executive Board will approve the publication of the consolidated financial statements on 11 March 2025.

As of the reporting date, KfW Group comprises KfW and six fully consolidated subsidiaries. One joint venture and two associated companies are accounted for using the equity method. Changes in the group of consolidated companies can be found in Note 5 “Group of consolidated companies”.

Pursuant to Section 315e (1) of the German Commercial Code (Handelsgesetzbuch – “HGB”), the consolidated financial statements as of 31 December 2024 have been prepared in accordance with the International Financial Reporting Standards (“IFRS”), as adopted by the European Union (“EU”), and with the interpretations set out by the IFRS Interpretations Committee (“IFRS IC”), as mandatory consolidated accounts in accordance with Article 4 of Regulation (EC) No. 1606/2002 (“IAS Regulation”) of the European Parliament and of the Council of 19 July 2002, as well as further regulations on the adoption of certain international accounting standards. The standards and interpretations that apply are those that have been published and endorsed by the European Union as of the reporting date.

The supplementary provisions of the German Commercial Code that also apply to IFRS consolidated financial statements have been taken into account. The combined management report prepared in accordance with Section 315 of the German Commercial Code includes the risk report with risk-oriented information on financial instruments as set out in IFRS 7, as well as information on capital and capital management as set out in IAS 1.134.

The consolidated financial statements were prepared in accordance with accounting policies that are consistent across KfW Group and are prepared on a going-concern basis. The companies included in the consolidated financial statements have prepared their annual financial statements as of 31 December 2024, except for some associated companies accounted for using the equity method, where financial statements as of 30 September 2024 were used. Material events for the latter companies as of the reporting date were also taken into account.

The accounting policies in the consolidated financial statements were applied consistently with the exception of the items listed in Note 3.

The reporting currency is the euro. Unless otherwise specified, all amounts are stated in millions of euros (EUR in millions).

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(2) Accounting standards that are new, amended or to be adopted for the first time

A. Impact of new or amended IFRS/IFRIC interpretations adopted for the first time in financial year 2024

The amendments to IAS 1 from January 2020 serve to clarify the criteria for classifying liabilities as current or non-current. Accordingly, the classification of liabilities as current or non-current will be based on the rights held by the entity on the reporting date. A liability is classified as non-current if, at the end of the reporting period, the entity has a substantial right to defer settlement of the liability for at least 12 months after the reporting date. Further guidance on the interpretation of specific criteria and explanatory notes has also been included.

The amendment to IAS 1 published in October 2022 clarifies when debt is to be classified as current or non-current, taking into account agreed covenants. It stipulates that only covenants that must be complied with on or before the reporting date affect the classification as current or non-current liabilities. For liabilities classified as non-current with covenants which are due within 12 months after the reporting date, additional disclosures must be made in the notes to enable users of the financial statements to assess the risk of a possible early repayment of the liability. The amendments to IAS 1 on liabilities with settlement deferral options or liability extinguishment rights in connection with covenants do not have any material impact on KfW’s consolidated financial statements.

The September 2022 amendment to IFRS 16 introduces rules on subsequent measurement for seller-lessees in the case of leases in a sale and leaseback transaction. It stipulates that in the subsequent measurement, the lease liability is to be measured in a way that does not recognise any gain or loss that relates to the right of use it retains.

The amendments to IAS 7 and IFRS 7 published in May 2023 are intended to enhance the transparency of supplier finance arrangements. Qualitative and quantitative information on arrangements with suppliers should be made available in order to understand their effects on the financial liabilities, cash flows and liquidity risk of the reporting entity.

The accounting standards that are new, amended or to be adopted for the first time have no significant impact on the net assets, financial and earnings position of KfW Group.

B. Impact of new or amended IFRS/IFRIC interpretations to be adopted in the future that were endorsed by the EU into European law before the reporting date

Standard concerned	Mandatory application for financial years from	Description

IAS 21	1 Jan. 2025

The amendments to IAS 21 published in August 2023 require an entity to apply a consistent approach when assessing whether a currency is exchangeable into another currency. This determines how an entity determines the exchange rate to be applied when a currency is not exchangeable. Additional information must be disclosed in cases of non-exchangeability.

KfW Group does not utilise the permitted early application options of the standard amendments. The future amendments to the standards described above are not expected to have any significant impact on the group’s net assets, financial and earnings position.

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C. New or amended IFRS/IFRIC interpretations to be applied in the future that were published by the EU before the reporting date but have not yet been endorsed into European law

Standard concerned	Effective for financial years from	Description

IFRS 9 / IFRS 7	1 Jan. 2026	The amendments to IFRS 7 and IFRS 9 published in May 2024 relate, among other things, to the requirements in IFRS 9 on the derecognition of financial liabilities using electronic payment systems and on the classification of financial assets, particularly taking into account conditional interest payments (linking interest to ESG factors). In addition, disclosure requirements have been added for financial instruments with conditional cash flows (e.g. those tied to ESG factors) and for investments in equity instruments recognised at fair value directly in equity.
In mid-December 2024, the IASB published amendments to IFRS 9 and IFRS 7 on nature-dependent electricity contracts. Accordingly, the own-use exception in accordance with IFRS 9.2.4 et seq. is to be applied to long-term physical power purchase agreements if the company has been a net purchaser of renewable electricity under the contract to date and is expected to be a net purchaser for the entire remaining term of the contract. Furthermore, adjustments to the requirements for hedge accounting in IFRS 9 are planned with the possibility of using contracts for electricity from renewable energy sources as a hedging instrument under certain conditions. The hedge accounting requirements in accordance with IAS 39 remain unaffected. Moreover, additional disclosure requirements are to be effected in order to better understand the effects of nature-dependent electricity on the financial performance and future cash flows of an entity.

AIP – Volume 11	1 Jan. 2026	At the end of July 2024, the IASB published the “Annual Improvements to IFRS Accounting Standards – Volume 11” with clarifications and corrections:

IFRS 1:    Hedge accounting by a first-time adopter. In IFRS 1 paragraphs B5 and B6, cross-references to IFRS 9 6.4.1 have been added, and the term “conditions” has been replaced by “qualifying criteria”.

IFRS 7:    Gain or loss on derecognition. Disclosure of deferred difference between fair value and transaction price, credit risk disclosures. In particular, changes have been made to referencing and wording to eliminate ambiguities and inconsistencies.

IFRS 9:    Lessee derecognition of lease liabilities; transaction price. IFRS 9 2.1 (b)(ii) is supplemented by a cross-reference to the IFRS 9 rules on accounting for profit or loss on disposal. The reference to the definition of transaction price in accordance with IFRS 15 in IFRS 9 5.1.3 and in Appendix A has been removed, as the term “transaction price” is used in certain sections of IFRS 9 in a context that does not necessarily correspond to the definition of this term in IFRS 15.

IFRS 10: Determination of a ‘de facto agent’. The amendment resolves a confusion between IFRS 10 paragraphs B73 and B74 by aligning the language in the two paragraphs.
IAS 7: Cost method. In IAS 7 paragraph 37 the term “cost method”, has been replaced by “at cost”.

IFRS 18	1 Jan. 2027

The new standard IFRS 18 ‘Presentation and Disclosure in Financial Statements’ will replace the previous IAS 1 ‘Presentation of Financial Statements’ and is aimed at more transparent presentation and comparability of the performance of entities with a focus on a restructured income statement. Income and expenses are divided into five categories (operating, investing, financing, income taxes, and discontinued operations) with the income statement broken down by predefined subtotals.

IFRS 18 also contains provisions to improve the summary and breakdown of items, as well as disclosure requirements for alternative key figures defined by management that are not specified in the IFRS accounting standards.

IFRS 19	1 Jan. 2027

The new standard IFRS 19 ‘Subsidiaries without Public Accountability: Disclosures’ permits certain subsidiaries to apply IFRS accounting standards with reduced disclosure. An entity may elect to apply IFRS 19 if it is a subsidiary (within the meaning of IFRS 10), does not have public accountability (is not a financial institution and not capital market-oriented) and has an ultimate or intermediate parent that produces consolidated financial statements available for public use that comply with IFRS accounting standards.

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KfW does not intend to utilise the permitted early application options of the standard amendments. These amendments are expected to have only minor effects, if any, on KfW’s net assets, financial and earnings position. We are currently assessing the standard amendments to IFRS 7 regarding disclosure requirements in the notes for financial instruments with conditional cash flows to determine their relevance for the group and the associated implementation effort. The future impact of IFRS 18 on presentation and disclosure in the financial statements is currently being examined.

(3) Changes to material accounting policies

There were no changes to material accounting policies or estimates in the reporting period.

(4) Judgements and accounting estimates

The consolidated financial statements include amounts based on management’s judgements and/or estimates and assumptions which are determined to the best of our ability and in accordance with the applicable accounting standard. Actual results realised in a future period may differ from these estimates. Material judgements, estimates and assumptions are required, in particular, for calculating risk provisions (including risk provisions for lending business), recognising and measuring provisions (primarily for pension liabilities and legal risks), measuring the fair value of financial instruments based on valuation models (including determining the existence of an active market), determining remaining terms of leases, assessing and measuring impairment of assets, and assessing the utilisation of deferred tax assets. The estimates and the assumptions underlying these estimates are reviewed on an ongoing basis and are based, among other things, on historical experience or expected future events that appear likely given the particular circumstances. Where judgements as well as estimates and their underlying assumptions were required, the assumptions made are explained in the relevant notes.

KfW Group does not expect any deviations from its assumptions and does not foresee any uncertainties in its estimates that could result in a material adjustment to the related assets and liabilities within the next financial year. Given the strong dependency on the development of the economy and financial markets, however, such deviations and uncertainties cannot be fully ruled out. These risks are nevertheless low because valuation models – especially those involving the use of inputs not based on observable market data – are employed to measure only small parts of receivables, securities, investments and borrowings measured at fair value, on the one hand, and only a small portion of financial derivatives used to economically hedge risk, on the other hand.

The anticipated impact of the current geopolitical risks was taken into account in calculating risk provisions and fair values for equity investments within the framework of the established accounting policies.

Risk provisions for performing loans (Stages 1 and 2) are calculated using risk parameters which are geared to regulatory and internal credit risk models for the parameterisation of probability of default (“PD”), loss given default (“LGD”) and exposure at default (“EAD”) and adjusted to meet IFRS 9 requirements.

The persistent uncertainties regarding future economic developments were further addressed by considering a second, more conservative scenario (post-model adjustment). To reflect the greater forecast uncertainty regarding global economic developments (including the threat of trade conflicts between the USA, China and Europe), a second, more conservative scenario than in the previous quarters was taken into account as a post-model adjustment in the fourth quarter of 2024. The second scenario was weighted at 30% as of 31 December 2024, as in the previous year. Further information can be found in the note 37 “Risk provisions”.

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In the first quarter of 2024, the regular reparameterisation and methodological development of the segment monitor, which forms the basis for the point-in-time adjustment of default probabilities, was undertaken with the aim of differentiating between the effects of cyclical risk drivers. In addition, various methodological developments were implemented in the models underlying the calculation of risk provisions in 2024. These relate in particular to the IFRS 9 non-retail business transfer criterion, the migration matrices and, for DEG, the further development of the LGD model and changes in offsetting personal collateral. The methodological developments described resulted in effects contributing to reduced risk provisioning in 2024, which more than offset the effect from the post-model adjustment and ultimately led to a reversal of risk provisions for performing loans. Environmental, social and governance risks (“ESG risks”) do not present new risks for the group to take into account, as Risk Management already addresses ESG risks in the context of business partner ratings, credit approvals and portfolio analyses as part of the group’s risk strategy. They are therefore already reflected in the risk provisions for lending business and may also be reflected in the valuation of equity investments as part of a qualitative overall risk view.

(5) Group of consolidated companies

All significant subsidiaries, joint ventures and associated companies are included in the consolidated financial statements.

Subsidiaries are all business units (including structured entities) over which the group exercises control. Control exists when a group is exposed or entitled to variable cash flows through its relationship and has the opportunity to use its power of disposal to influence the amount of such cash flows. Subsidiaries are included in the consolidated financial statements (full consolidation) from the point at which control is transferred to the group. They are deconsolidated when control is lost.

Joint ventures and associated companies are included in the consolidated financial statements in accordance with IFRS 11/IAS 28 if a joint agreement is in place or the group has significant influence. Significant influence exists when KfW can participate in financial and business policy decisions regarding the associated company even if it does not have sole or joint control.

The composition of the group of consolidated companies has changed since the consolidated financial statements as of 31 December 2023. Global Gender-Smart Fund S.A. SICAV-SIF (formerly Microfinance Enhancement Facility S. A.), Luxembourg, has not been accounted for using the equity method since financial year 2024, as KfW no longer has significant influence over this entity.

The composition of the consolidated group is presented in the Notes under “List of KfW Group shareholdings”.

(6) Basis of consolidation

Consolidation involves revaluing the total assets and liabilities of the subsidiaries at the acquisition date, irrespective of the equity interest held, and incorporating them into the consolidated statement of financial position and accounting for them in subsequent periods in accordance with the applicable standards. If the revaluation adjustments result in an excess compared to acquisition cost, this excess amount is capitalised as goodwill. No goodwill is currently recognised.

Any intercompany assets and liabilities as well as expenses and revenues from transactions between consolidated group companies are eliminated through debt consolidation, or earnings and expenses consolidation, respectively. Intercompany profits between fully consolidated companies are also eliminated.

Investments in associates and joint ventures are accounted for using the equity method. The group’s share of the profits or losses of associates and joint ventures is recognised in the “Net gains/losses from investments accounted for using the equity method” line item in the income statement.

There are no minority interests within KfW Group.

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(7) Financial instruments

A. Classification and measurement

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. The rules under IFRS 9 “Financial Instruments” serve as the basis for recognition and measurement of financial instruments.

Classification of financial assets at initial recognition thus determines their subsequent measurement. Classification and subsequent measurement of debt instruments is based on the business model and characteristics of the contractual cash flows (solely payments of principal and interest, or “SPPI” criterion). Equity instruments, on the other hand, must always be measured at fair value.

IFRS 9 distinguishes between four categories of measurement for financial assets:

1.	At amortised cost;

2.	At fair value through profit or loss (“FVTPL”), with the two sub-categories: mandatory and designated;

3.	At fair value through other comprehensive income (“FVTOCI”) with no recycling into profit or loss (not used in the group);

4.	At fair value through other comprehensive income (“FVTOCI”) with recycling into profit or loss (not used in the group).

Instruments are assigned to business models on a portfolio basis. IFRS 9 provides for three business models to manage financial assets:

1.	Hold to collect – financial assets are held with the objective of collecting contractual cash flows.

2.	Hold to collect and sell – financial assets are held with the objective of both collecting the contractual cash flows and selling the financial assets (not used in the group).

3.	Hold to sell – financial assets held with the objective of selling, or which do not fulfil the “hold to collect” or “hold to collect and sell” criteria.

The cash flow criterion is assessed for each individual financial asset as the second step. The cash flows of financial instruments are then checked for consistency with a basic lending arrangement and as to whether they thus constitute SPPIs on the outstanding loan balance. IFRS 9 defines interest as compensation for the time value of money and credit risk assumed, although it can also include a premium for liquidity risk. As is customary for the sector, compensation (e.g. for equity or administrative costs,) and a profit margin may also be included.

If payments contain payments beyond SPPIs, they must be measured at fair value. This also applies to non-recourse financing where the cash flows of the financed asset are increased or limited in such a way that they no longer constitute interest or principal payments in economic terms and the bank is consequently not exposed to a credit risk but rather to a project or investment risk.

A financing agreement condition does not affect classification if its effect on the contractual cash flows of the financial asset is only minor (de minimis). The group employs group-wide rules and a standardised classification of contractual covenants in assessing the SPPI criterion. For sustainability-linked loans in which the interest rate varies depending on compliance with defined ESG criteria, a de minimis threshold value is generally taken as the basis for assessing the SPPI criterion. The threshold value refers to the level of margin variability.

An assessment is made in non-recourse loans as to whether mitigation of the property or project risks creates a sufficient risk buffer and whether this then outweighs the credit risk.

A financial asset must have been allocated to a portfolio with the “hold to collect” business model and meet the cash flow criterion for measurement at amortised cost. The KfW business model is focused on a long-term sustainability approach. As the group does not enter into any transactions with the intention of generating a short-term profit, the Executive Board has decided on the “hold to collect” business model for all credit portfolios (except for the two cases mentioned below). Moreover, the group’s lending business is largely consistent with the definition of a basic lending arrangement, and thus meets the SPPI criterion.

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The two exceptions to the “hold to collect” business model in the lending business are as follows:

–

Holding arrangements for the Federal Republic of Germany: Holdings KfW maintains by mandate for the Federal Republic of Germany are not subject to KfW management. Sales are to be executed upon the Federal Government’s instruction. As KfW cannot assume that these positions will remain in the portfolio for the long term, it cannot assume a “hold to collect” intention.

–	KfW IPEX-Bank’s syndication business: This business focuses on short-term sales and not on the objective of holding and selling the assets in equal measure.

Both cases of exception are assigned to the “hold to sell” business model. The holdings are measured at FVTPL.

Securities portfolios are also assigned to the “hold to collect” business model. This applies to the group’s liquidity portfolio as well. As the group places minimum requirements on the ECB-eligibility of securities with regard to its liquidity portfolio, liquidity is secured by means of repo transactions. This therefore means that sales from the liquidity portfolio are unnecessary. The ancillary agreements are recorded and evaluated in the system to check the SPPI criterion. Securitisations are checked on a case-by-case basis to address the special rules for “contractually linked instruments”. Consequently, the group’s securities portfolios are largely measured at amortised cost using the effective interest method, as is its lending business.

The group’s investments from equity finance are accounted for at fair value through profit or loss, as these are either equity instruments or debt instruments with no fixed interest or principal payments. The group does not exercise the option of FVTOCI for equity instruments.

Consequently, the group applies only the first two categories for financial assets: amortised cost and FVTPL.

IFRS 9 only provides for two categories for financial liabilities: amortised cost and FVTPL. Financial liabilities are accounted for at FVTPL if they are classified as held for trading (mandatory fair value) or assigned to this measurement category at initial recognition through application of the fair value option (designated fair value); otherwise they are accounted for at amortised cost. The classification must be irrevocably determined at initial recognition. Reclassification is not permitted.

All non-derivative financial liabilities are held for non-trading purposes in the group. All non-derivative financial liabilities for which the fair value option has not been exercised are classified as liabilities at amortised cost. These are thus measured at amortised cost using the effective interest method. For the group, this category covers funding reported in Financial liabilities at amortised cost (Liabilities to banks, Liabilities to customers and Certificated liabilities). The fair value option is exercised for some structured liabilities such as promissory note loans (Schuldscheindarlehen) and certificated liabilities. This concerns liabilities with bifurcated structures as well as liabilities with non-bifurcated structures for which there is an accounting mismatch unless they meet the requirements for application of hedge accounting. In exercising the fair value option, valuation effects resulting from changes in own credit risk are recognised directly in equity in the revaluation reserve.

Derivatives are concluded solely for hedging purposes in the group and measured at FVTPL.

Derivatives are recognised as of the trade date, and all other financial assets as of the settlement date. They are derecognised when the contractual rights from the assets have expired, the power of disposal or control has been transferred, or a substantial portion of the risks and rewards has been transferred to a third party unrelated to KfW Group. Financial liabilities are derecognised if the obligations specified in the contract have been discharged or cancelled, or have expired.

Financial instruments are initially recognised at fair value. Directly attributable transaction costs are included as incidental acquisition costs.

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Financial instruments subsequently measured at amortised cost are measured based on the fair value at initial recognition, taking into account any principal repayments, impairments, and where applicable, contractual amendments. The amortisation of premiums and discounts, transaction costs and fees is performed in accordance with the effective interest method on the basis of the contractual cash flows. Discounts are amortised in the promotional lending business until the end of the first fixed interest rate period (generally five to ten years).

Subsequent measurement at fair value for recognition in the financial statements or for the disclosure of financial instruments in the Notes is presented in Section D. “Fair value” below.

In accordance with Article 2 (4) of the KfW Law, the German Federal Government may mandate transactions to KfW on a case-by-case basis involving a public interest on the part of the Federal Republic of Germany. Such transactions are referred to as mandated transactions. This means that KfW is mandated by the Federal Government to enter into or acquire certain financial instruments. Both equity and debt instruments can be used for such purposes. Mandated transactions are accounted for by applying the generally accepted IFRS rules on additions and disposals, but also on the receipt of income.

Due to the supplemental agreements with the Federal Government often associated with mandated transactions, the disposal criteria and, in particular, the existence of on-lending agreements must also be checked. In addition, a review of the initial recognition of the relevant financial instruments must be conducted. On-lending agreements ensure that cash flows between KfW and the respective party to the agreement are ultimately passed on to the Federal Government. While the disposal criteria are normally not met with respect to debt instruments, they are generally met when applied to equity instruments, and the financial instrument is thus de-recognised immediately after initial recognition in the statement of financial position. Equity instruments resulting from mandated transactions are therefore not recognised in the financial statements, but are included in disclosures on trust activities in the notes.

B. Impairments

In the group, provisions for loan losses are accounted for in accordance with IFRS 9 requirements and applied to the following financial instruments:

–	Loans and receivables as well as third-party securities measured at amortised cost;

–	Loan commitments not measured at fair value through profit or loss;

–	Financial guarantees not measured at fair value through profit or loss.

Impairments are calculated based on a three-stage model. All assets are assigned to Stage 1 at initial recognition and an impairment is calculated that is equivalent to the 12-month expected credit loss (“ECL”).

Subsequently, expected credit losses are calculated based on changes in a financial instrument’s credit risk since initial recognition. If there has been a significant deterioration of the credit risk (Stage 2) or objective evidence of impairment is identified (Stage 3), expected credit losses are to be calculated over the remaining lifetime (lifetime ECLs). If, in contrast, there has been no significant increase in credit risk, the financial instrument is still assigned to Stage 1 and only the ECLs for the term of the instrument resulting within the next 12 months from potential loss events are taken into account.

A lifetime ECL is recognised for financial instruments in Stage 2 as risk provisioning. This is based on risk parameters oriented to regulatory and internal credit risk models for parameterisation of probability of default (“PD”), loss given default (“LGD”) and exposure at default (“EAD”). Interest income for financial instruments in Stage 2 is recorded using the effective interest method based on the gross carrying amount.

A lifetime ECL is also recognised for financial instruments in Stage 3 as risk provisioning. Assignment to Stage 3 and thus classification as impaired is undertaken in line with the group-wide default definition, which reflects the definition of “default of an obligor” in accordance with Article 178 of the Capital Requirements Regulation (“CRR”). The definition distinguishes between the 90 days past due and unlikely to pay criteria. A distinction is made in calculating impairment in Stage 3 between significant (non-retail) and non-significant (retail) financial instruments. Impairment for retail business in Stage 3 is calculated based on risk parameters and applying a PD of 1. Individual impairment is recognised for incurred losses and is computed on the basis of individual loans for significant portfolios in the lending business. The amount of the impairment loss equals the difference between the carrying amount of the loan and the present value of discounted expected future cash flows from interest, redemption payments and collateral cash flows. Any reversals of individual impairment losses are accounted for through profit or loss. Interest income for these financial instruments is recognised based on the net carrying amount.

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In contrast to the lending business, expected losses for defaulted securities are not calculated based on cash flow but instead on market values in Stage 3. This is due to the assumption that the market value in the case of impairment is primarily influenced by credit rating factors.

Purchased or originated credit-impaired financial assets (“POCI”) are not significant due to the group’s business model. The group has therefore decided not to separately disclose these special requirements. If there are individual cases that meet the POCI definition, they will be assigned to Stage 3 based on the default rating at the time of purchase.

The group takes a nuanced approach to assignment to stages that takes both rating and qualitative information into account.

It uses the change in the probability of default over the remaining term (lifetime PD) compared with the probability of default expected for this period at initial recognition (forward lifetime PD) as a basis to assess whether a transaction can migrate from Stage 1 to Stage 2. This ensures that only transactions for which there is a significant deviation from the originally expected probability of default are transferred to Stage 2. Concessions (contractual modifications) made to the obligor for economic or legal reasons (forbearance), are also considered as a factor in transfer to a subsequent stage.

As there is no individual rating specific to an obligor in the retail business, transfers from Stage 1 to stage 2 are based on other credit deterioration indicators, such as negative factors or 30-days-past-due status.

The group does not exercise the option of waiving assessment on whether there has been a significant increase in credit risk, if the instrument is determined to have low credit risk at the reporting date (low credit risk exemption).

The IFRS 9 impairment model takes a symmetrical approach to migration, meaning that forward migration to Stage 2 or Stage 3 as well as reversion back from Stages 2 and 3 are possible. Periods of good conduct are defined for the retail business, based on previous past-due status (>30 days) or default. These range from 90 days to two years, depending on the specifics of the case. This accounts for the fact that no rating-based transfer criterion is applied to the retail business, and therefore, for example, in the absence of a payment default (>30 days) without a good conduct period, there would be an immediate reversion to Stage 1.

Expected credit losses for Stage 1 and Stage 2 and the retail business in Stage 3 are calculated based on individual transactions using statistical risk parameters. The regulatory and internal credit risk models for parametrisation of PD, EAD and LGD that are used in risk management serve as the basis for this calculation. These parameters are adequately adjusted to determine expected credit losses in accordance with IFRS 9. This enables largely uniform credit risk modelling in line with supervisory law, risk management and IFRS requirements even though they may individually differ somewhat in scope. Therefore, essentially best estimate parameters are used to determine the expected credit loss; margins of conservatism are not included. Downturn components are only taken into account in the risk parameters in crisis situations.

Calculation of one-year PD is based on the internal rating system, in which every exposure is assigned a PD score that corresponds to a rating scale of 18 levels for non-defaulted transactions (“PL”) and two levels for defaulted transactions (“NPL”). The lifetime PDs are derived from the one-year PD via migration matrices. For IFRS-9-compliant PD modelling, the internal credit risk parameters are adjusted by placing a greater weight on macroeconomic factors from a point-in-time (“PIT”) perspective. The adjustment is made through segment and rating-specific modelling of PD premiums and discounts on regulatory PD (through-the-cycle PD). This is based on expert estimates of the economic situation of sectors and countries, with assessment of expected effects, taking into account forward-looking information. This approach differs for the retail business, for which premiums and discounts are calculated applying an expert model based on econometric factors.

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LGD is the loss ratio that results in the event of default after taking collateral into account. In accordance with IFRS 9 impairment requirements, a multi-year view without taking internal costs into account is generally required. The regulatory LGD parameters are adjusted accordingly in order that internal costs for IFRS 9 are not included in the calculation of expected credit losses.

The EAD per time bucket corresponds to the loan drawdown expected at the time of default, taking into account additional drawings on open lines of credit. For the off-balance sheet portion, the expected drawdown is calculated based on credit conversion factors (“CCFs”).

In times of greater uncertainty, the economic environment is taken into account in addition to the point-in-time adjustment of default probabilities by means of a further macroeconomic scenario.

Risk provisions for on-balance sheet lending and securities business are deducted directly from the statement of financial position item Financial assets at amortised cost. Risk provisions for the off-balance sheet lending business are accounted for on the liabilities side under Provisions (sub-item: Risk provisions for lending business).

The credit risks resulting from the on- and off-balance sheet lending business and from financial assets measured at amortised cost are accounted for through impairments recognised in profit or loss in the amount of the one-year expected credit loss (Stage 1) or the lifetime expected credit loss (Stage 2 and Stage 3). Additions to and reversals of risk provisions are recognised in Net gains/losses from risk provisions in the income statement.

An asset is written off in the event that it, or a portion thereof, is estimated as irrecoverable (write-off). In the non-retail business, this is not performed until there is no longer a prospect of recovery, as, for instance, all collateral has been realised or, in the event of insolvency, creditor quotas have been distributed or insolvency proceedings have been discontinued for lack of assets. Write-offs in the retail business are performed pursuant to defined criteria such as insolvency or a fixed default period, both of which are related to termination of the loan. Recovery is pursued as long as it is economically viable.

In the case of a write-off, the gross carrying amount is reduced by the amount of the write-off. Current provisions for loan losses are utilised first, and any remaining amount is written off directly. Similar to recoveries on loans already written off, this direct write-off is also reported through profit or loss in the Net gains/losses from risk provisions item.

C. Contractual modifications

Contractual modifications are credit rating or market-induced adjustments to contractual cash flows. By contrast, an adjustment of contractual payments agreed at the time the contract was concluded is not deemed a contractual modification.

Substantial contractual modifications result in derecognition of financial assets even if the same or the modified contract legally remains valid. The modified financial instrument is treated in accordance with IFRS 9 as a new contract and reclassified on the basis of classification criteria. Derecognition resulting from substantial modification is not relevant for the “hold to collect” business model.

There is no write-off for non-substantial contractual modifications. Instead, the gross carrying amount is adjusted to the present value of the modified cash flows calculated using the original effective interest rate. This valuation difference is recognised in profit or loss as a modification gain or loss and amortised through net interest income on subsequent reporting dates.

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The modification list serves as the group-wide basis for identification of relevant contractual modifications. This distinction between substantial and non-substantial modification is normally made based on qualitative criteria such as contractual amendments that result in a violation of the cash flow criterion within the meaning of IFRS 9 4.1.1(b).

In the event of a non-substantial modification, an assessment must be made of whether the credit risk has increased significantly and whether a stage transfer may consequently be necessary. This ensures that a credit risk-related contractual modification triggers an ad hoc rating as an early warning signal or at least a documented review of the need for an ad hoc rating in accordance with requirements for early detection of risks. This current rating is taken into account accordingly in the assignment to stages.

D. Fair value

Subsequent measurement at fair value, which, depending on the measurement category, is regularly determined either for recognition in the statement of financial position or for the disclosure of financial instruments in the Notes, is based on the following hierarchy at KfW Group:

Active market – allocation to level 1 (Quoted market price)

The best objective evidence of fair value is provided by published price quotations in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available and those prices represent current – i.e. traded on the date of conclusion or shortly before – and regularly occurring market transactions on an arm’s length basis. Together with the traded nominal volumes, the contract sizes and the number of contracts, this assessment takes into account in particular the bid-ask spreads observed which in the event of a significant increase indicate the absence of an active market.

No active market – allocation to level 2 (Valuation methods based on observable market data [model]) or level 3 (Valuation methods based in part on data not observable in a market)

If the financial instrument is not quoted in an active market, valuation techniques are used. The valuation techniques applied include, in particular, the discounted cash flow (“DCF”) method and option pricing models, as well as a comparison to the fair value of a financial instrument with almost identical characteristics (e.g. multiple-based models). The valuation techniques take account of all input parameters that the market participants would include in the pricing of that financial instrument, e.g. market interest rates, risk-free interest rates, credit spreads or swap curves. As these input parameters can generally be observed in the market and are usually the only significant parameters for measuring financial instruments using valuation techniques, the level for the financial instruments measured at fair value using valuation methods is usually level 2. This allocation also generally applies for prices quoted on inactive markets published by price service agencies.

If significant input parameters that are not observable on the market, such as expected risk-free customer margins or capital costs, are used in valuation techniques, the financial instrument is allocated to level 3.

If, at the date of initial recognition, differences arise between the market-based transaction price and the model price resulting from a valuation technique that makes significant use of unobservable parameters, an analysis is performed to determine whether there are economic reasons for these initial differences (e.g. conclusion of a transaction on a market that is not the main market for this transaction). These economic reasons only apply to a small part of the derivative portfolio of KfW Group, which comprises a hedging instrument for customers with respect to the export and project financing business. In relation to this, OTC (over the counter) derivatives in line with the market are not concluded on the main market (OTC interbank market) relevant to valuation. The initial differences determined upon conclusion of these derivatives are amortised through profit or loss over the life of the financial instruments, as the valuation parameters unobservable on the market are relevant to the valuation procedure. The reliability of this valuation technique is ensured via regular model validations.

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This (valuation) hierarchy is applied in the group as follows:

Fair values are derived from active markets, in particular, for bonds and other fixed-income securities – unless there are inactive markets, and valuation techniques or prices quoted on inactive markets published by price service agencies are therefore used – as well as own issues reported on the liabilities side. Valuation techniques for non-derivative financial instruments are used primarily for products reported under Financial assets at fair value (loans and advances to banks, loans and advances to customers, and equity investments) and Financial liabilities at fair value (liabilities to banks, liabilities to customers, and certificated liabilities). Valuation techniques are also used for OTC derivatives.

The steps detailed below are taken for certain product groups:

For securities in the Securities and investments line item, the group examines whether a financial instrument is quoted on an active market on the basis of homogeneous portfolios. Market activity is assessed based on the following criteria:

–	There is more than one market maker.

–	Prices are set on a regular basis.

–	Prices deviate only slightly between market makers.

–	The bid-ask spread is narrow.

Prices on active markets are used to determine the fair value of the group’s asset securities as of the reporting date. In addition, for parts of the portfolio, prices from price service agencies are used that do not qualify as prices quoted on active markets. Should these not be available in individual cases, valuation techniques are used to determine fair value taking into account observable market parameters. The input parameters include, in particular, changes in creditworthiness and risk-free interest rates, but they also take into account general and financial instrument-specific tightening of the market due to lower liquidity.

In measuring OTC derivatives, valuation adjustments are determined for counterparty risks (credit valuation adjustments – “CVA”), own default risk (debt valuation adjustments – “DVA”), collateral costs under credit support annexes (“CSA”) (collateral valuation adjustments – “ColVa”) and funding cost adjustments (“FCA”). KfW’s institute-specific funding costs are used to calculate the FCA. Value adjustments are not calculated separately for each transaction but for the portfolio of transactions on which a framework agreement is based. The allocation to individual transactions is based on the relative credit adjustment approach. The resulting adjustment amounts are very low as KfW generally pledges collateral for positive market values in accordance with standard market collateral agreements. In accordance with market practices, risk-free overnight interest rates are used for the valuation of the derivatives portfolio.

The fair value of Loans to banks and customers is calculated using the discounted cash flow (“DCF”) method based on the discounting of the risk-adjusted cash flows. The expected loss calculated for the respective reporting date is used to correct the contractual cash flows.

The holding arrangements for the Federal Republic of Germany are accounted for as receivables from the Federal Government. The receivables comprise the KfW-funded purchase price of the items held for the Federal Republic of Germany as well as an additional benefit from the sales proceeds of the items. The receivables are measured at fair value, with the additional benefit being accounted for as a key value driver using current market prices of the items held.

Valuation methods based on net asset value for fund investments are also used in addition to the discounted cash flow method for valuation of direct investments. Due to the three-month time lag between the group’s reporting date (31 December 2024) and the reporting date for the equity funds (30 September 2024), the net asset values are adjusted, if necessary, in the event of short-term changes in the economic environment or new information regarding individual investments. In this context, listed investments within the fund investments are also valued as of the balance sheet date 31 December 2024. If identical investments are held via several funds, the valuations are reviewed and standardised.

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The Federal Republic of Germany’s liability for specific KfW liabilities in accordance with Article 1a of the KfW Law has an advantageous effect on KfW’s ability to refinance itself. In determining the fair value of KfW’s liabilities, the effect of this explicit direct state guarantee is also taken into account. The state guarantee does not represent an independent unit of account.

The fair value of financial instruments due on demand, such as Cash reserves or receivables and liabilities due on demand, is their carrying amount.

When no prices from liquid markets are available and prices on inactive markets cannot be provided by price service agencies, recognised valuation models and methods are used. The DCF method is used for securities, swaps, and currency and money market transactions with no embedded options or complex coupons. Stand-alone options, as well as derivatives with embedded options, triggers, guaranteed interest rates and/or complex coupon agreements, are measured using recognised models (e.g. Hull & White) unless they are listed on a stock exchange.

The aforementioned models are calibrated, if possible, on the basis of observable market data for instruments that are similar in terms of the type of transaction, maturity, and credit quality.

E. Financial guarantee contracts

A financial guarantee contract is a contract that requires the guarantor to make specified payments that compensate the holder for a loss it incurs because a specified debtor fails to meet its contractual payment obligations. For the guarantor, a financial guarantee contract is to be measured at fair value at initial recognition, which is zero at contract conclusion, as the value of the premium on fair value contracts is equal to the value of the guarantee obligation (net presentation). Moreover, fair value at initial recognition is no longer carried forward in such net presentation, but rather incoming premium payments are recognised through profit or loss in Net commission income. If a financial guarantee contract is not designated to the fair value measurement category at initial recognition, a provision is recognised for expected losses from a financial guarantee as part of a subsequent assessment, applying IFRS 9 rules for risk provisioning. The group does not voluntarily designate financial guarantee contracts for measurement at fair value.

For the holder, on the other hand, this is a contingent asset that may not be capitalised. However, a (non-impaired) financial guarantee contract is, for the holder, collateral that may be included in calculating risk provisions for the recognised reference asset.

Provisions for expected losses from financial guarantees are reported under Provisions for credit risks.

F. Reporting and Notes

Current interest and similar income from a financial asset are generally recorded under Interest income. If, due to the low interest environment, negative interest rates arise from a financial asset, these are also recorded in Interest income, with a minus sign. Premiums, discounts, processing fees and charges are amortised in Interest income using the effective interest method. Processing fees that are not amortised under the effective interest method are recognised under Commission income.

Any fair value changes of financial assets at fair value through profit or loss are recognised in Net gains/ losses from other financial instruments at fair value through profit or loss.

Current interest arising from a financial liability is recorded in Interest expense. This also applies in the case of negative interest resulting from a low interest rate environment. Premiums and discounts are also amortised in Interest expense using the effective interest method over the expected life.

Results from the repurchase of own issues categorised as liabilities measured at amortised cost are recognised at the repurchase date in Net other operating income.

Classes for financial instruments have been largely defined in agreement with the group’s business model which is focused on the lending business. The definition is based in particular on the national requirements for balance sheet classification at banks and financial services institutions. The following classes (and sub-classes) were defined for financial assets and financial liabilities:

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Transition of the statement of financial position items for financial instruments to classes in accordance with IFRS 7.6

Statement of financial position item	Class	Sub-class
Financial assets at amortised cost	Loans and advances to banks	Money-market transactions
Loans and advances
Promissory note loans
Other receivables
	Loans and advances to customers	Money-market transactions
Loans and advances
Promissory note loans
Other receivables
	Securities and investments	Bonds and other fixed-income securities
Financial assets at fair value	Loans and advances to banks	Money-market transactions
Loans and advances
Promissory note loans
Other receivables
	Loans and advances to customers	Money-market transactions
Loans and advances
Promissory note loans
Other receivables
	Securities and investments	Bonds and other fixed-income securities
Shares and other non-fixed income securities
Equity investments
Shares in non-consolidated subsidiaries
	Other derivatives	Interest-related derivatives
Cross-currency derivatives
Other derivatives
Financial liabilities at amortised cost	Liabilities to banks	Money-market transactions
Promissory note loans
Other financial liabilities
	Liabilities to customers	Money-market transactions
Promissory note loans
Other financial liabilities
	Certificated liabilities	Money-market issues
Bonds and notes
Financial liabilities at fair value	Liabilities to banks	Money-market transactions
Promissory note loans
Other financial liabilities
	Liabilities to customers	Money-market transactions
Promissory note loans
Other financial liabilities
	Certificated liabilities	Money-market issues
Bonds and notes
	Other derivatives	Interest-related derivatives
Cross-currency derivatives
Other derivatives

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In addition, the items from the asset and liability sides of the statement of financial position, Value adjustments from macro fair value hedge accounting, Derivatives designated for hedge accounting, and Off-balance sheet transactions each form a separate class.

The Loans and advances to banks class primarily consists of the promotional lending business, in which loans are typically granted to the final borrowers through accredited commercial banks. These assets are presented in this class when the commercial banks underwrite part of the liability. Promotional loans that commercial banks on-lend without underwriting of liability are recognised in the class Loans and advances to customers.

The Loans and advances to banks and Loans and advances to customers classes also include loans that benefit from a subsidy (interest rate reductions) granted by KfW under the ERP economic promotion programme. The promotional grants awarded annually to KfW through the ERP Special Fund based on the ERP Economic Planning Act (ERP-Wirtschaftsplangesetz) for the purpose of executing the ERP economic promotion programme are recognised as deferred income in Other liabilities and are amortised in profit or loss under Interest income as the underlying funding expenses occur.

The Securities and investments class mainly comprises bonds and other fixed-income securities held in securities portfolios that belong to KfW and its subsidiaries, along with equity investments.

The securities portfolios mainly serve to support KfW’s liquidity position and to stabilise and ensure the group’s promotional capacity in the long term.

To achieve the same accounting treatment for equity investments with and without significant influence, individual group business areas that provide equity finance as part of their promotional mandate are considered as venture capital organisations for accounting purposes provided they meet the respective requirements. These equity investments, like other equity investments, are allocated to the Securities and investments class.

The Liabilities to banks and Liabilities to customers classes largely comprise KfW Group borrowings and money-market transactions.

Issued bonds, notes and money market securities are allocated to the Certificated liabilities class. Own issues repurchased in the open market are deducted from the liabilities as of the repurchase date.

In some of the Notes, these classes are broken down into additional sub-classes that relate mainly to products (for example, Loans and advances to banks are reported separately for money-market transactions and loans and advances).

Information about the type and extent of risks associated with financial instruments is also provided in the risk report section of the combined management report.

(8) Derivatives and hedging relationships

A. Hedging transactions/Hedge accounting

KfW Group enters into financial derivatives to economically hedge interest rate fluctuation and currency risks, particularly those related to funding, lending and securities activities. Interest rate swaps, interest rate/currency swaps and base currency swaps are mainly used for this purpose. Interest rate swaps are used to convert fixed rate interest payments of the issuances or lending transactions into variable payments. In the case of refinancing in a foreign currency, payments are also converted into the functional currency (EUR). The hedge ratio for the issues is normally 1:1. Ineffectiveness therefore results exclusively from unhedged risks such as counterparty risk or tenor or basis spread risks.

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Economic hedging relationships are designated as hedge accounting relationships or designated as fair value through profit or loss by using the fair value option when the IFRS requirements are met. Economic hedging relationships can also be recognised in the financial statements through bifurcation of separable embedded derivatives on the liabilities side that are accounted for through profit or loss. In these cases, if the hedges are economically effective, the impact on the financial statements, with respect to the hedged risks, from the instruments used for hedging purposes and the hedged transactions will substantially offset each other, so that the group’s income statement substantially reflects the risk-mitigating impact of these hedging relationships.

However, not all economic hedging relationships qualify for hedge accounting or the fair value option. In these cases, the risk-mitigating impact of the derivatives used for hedging purposes is not reflected in the accounts because the hedged risk associated with the underlying transactions is not recognised in profit or loss under IFRS. The applicable recognition requirements may therefore lead to one-sided valuation results from the derivatives used for hedging purposes in the group’s income statement – as well as volatility in profit or loss – despite an economically effective hedging relationship.

Hedge accounting in the group is used solely in the form of fair value hedges to recognise economic hedging relationships. The hedging relationship is designated, firstly, at individual transaction and group level in the form of micro fair value hedge accounting, and, secondly, at portfolio level in the form of macro fair value hedge accounting. The group has exercised the option of applying IAS 39 rules for hedge accounting. If risk-free overnight interest rates are used in the valuation of the derivatives, this market practice is also subject to micro fair value hedge accounting for the measurement of the hedged risk related to the hedged item. The hedged risk in macro fair value hedge accounting generally relates to the variable interest rates of the derivative portfolio. The effectiveness of the hedging relationships is assessed using the dollar offset method and a regression analysis (80%–125% range for assessing effectiveness).

In micro fair value hedge accounting, interest and currency risks from bonds allocated to Securities and investments (in the Financial assets at amortised cost item) and, above all, from borrowings (in the Financial liabilities at amortised cost item) are hedged. In micro fair value hedging relationships at individual transaction level, the fair value changes attributable to the hedged risks are reported as an adjustment of the carrying amount of the hedged items with the corresponding gain or loss recognised under Net gains/ losses from hedge accounting. The hedging instruments used for this purpose are recognised at fair value in Derivatives designated for hedge accounting. Changes in the value of the hedging instruments are also recognised in Net gains/losses from hedge accounting, largely compensating the profit or loss effects of the hedged items.

Macro fair value hedge accounting is used to hedge against interest risks primarily from loan receivables (in the Financial assets at amortised cost item) and firm obligations via future fixed-rate financing that are hedged against interest risks as part of dynamic asset liability management in the group. The fair value changes attributable to the hedged risks in the hedged portfolios in the Amortised cost category (loans and advances/liabilities) are accounted for in Value adjustments from macro fair value hedge accounting on the assets or liabilities side. Fair value changes attributable to the hedged risks from the hedged portfolios are reported in Net gains/losses from hedge accounting.

The hedging instruments are reported at fair value in Derivatives designated for hedge accounting. Changes in the value of these instruments are also recognised in Net gains/losses from hedge accounting, with the effect that they almost fully offset the earnings effects from the valuation of the hedged portfolios.

The portfolio of hedged items is updated monthly in the context of a dynamic hedge de-designation and designation process. The resulting fair value adjustments are amortised over the residual term of the maturity period in Net gains/losses from hedge accounting. Disposals from the hedged portfolios result in a proportional amortisation of the related fair value adjustments in Net gains/losses from hedge accounting. When cash flows from hedging instruments are derecognised while the economic hedge based on non-derivative financial instruments remains, the related fair value adjustments from the hedged portfolios are amortised in Net interest income.

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If the strict hedge accounting requirements for the designation of hedging relationships between derivatives and financial assets/liabilities are not fulfilled within KfW Group, the fair value option is used in certain circumstances. The fair values of the hedging instruments are presented in Financial assets at fair value or Financial liabilities at fair value, and the changes are presented in Net gains/losses from other financial instruments at fair value through profit or loss. These are largely offset by valuation effects from the hedged transactions. Fair value changes in liabilities resulting from changes in KfW’s own credit risk are directly recognised in Other comprehensive income (“OCI”).

Further derivative financial instruments are used to hedge risks, but their economic hedging relationships are not reflected in the accounts. The fair values of these hedging instruments are also presented in Financial assets at fair value or Financial liabilities at fair value, and the changes are presented in Net gains/losses from other financial instruments at fair value through profit or loss.

KfW Group neither uses derivatives for trading purposes nor does it enter into derivatives acting as a broker or intermediary on behalf of third parties.

B. Embedded derivatives

Derivative financial instruments can be part of a hybrid (combined) financial liability as embedded derivatives. Under certain conditions, they are accounted for separately from the host contract, similar to stand-alone derivatives. They must be bifurcated if the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract. The host contract is accounted for according to its classification at inception.

KfW Group enters into contracts with separable embedded derivatives particularly with respect to its own funding. In the case of these products, the embedded derivatives must be bifurcated and recognised separately. Changes in fair value are then recognised in Net gains/losses from other financial instruments at fair value through profit or loss in the sub-line item Financial derivatives not qualifying for hedge accounting, where they have a compensatory effect on the valuation of the economic hedging derivatives.

The fair value option was selected for certificated liabilities with bifurcated (embedded) derivatives recorded prior to bifurcation.

(9) Offsetting of financial instruments

KfW uses the EUREX central clearing system to settle some of its derivative transactions. This form of settling derivative transactions results in the recognition of a net amount in the statement of financial position for the transactions affected, as the involvement of EUREX as the central counterparty (“CCP”) meets all of the requirements for offsetting as set out in the relevant IFRS standard. This means that positive and negative fair values of derivatives for which EUREX acts as the central counterparty are offset against the corresponding collateral and reported in a net item in the statement of financial position.

In the case of reverse repo and repo transactions, for which EUREX acts as the central counterparty, receivables and liabilities are also offset if the currencies and the value dates are the same.

In addition, framework agreements featuring netting agreements are in place between KfW and its business partners for OTC derivatives and securities repo transactions.

One form of netting is close-out netting, which provides for the elimination of all rights and obligations relating to individual transactions under the framework agreement upon termination of said framework agreement by the contractual partner, or upon the latter’s insolvency, with the rights and obligations replaced by a single compensation claim (or obligation) in the amount of the net replacement costs of the terminated individual transactions. This does not represent a present legal claim for offsetting.

Close-out netting is not to be confused with the offsetting of payments in normal business. The same framework agreement may provide for the latter, i.e. that payments due on the same day and in the same currency may be offset and a net payment made instead of each individual payment (payment netting). This represents a present legal claim for offsetting.

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All of KfW’s framework agreements relating to bilateral OTC derivatives (not in central clearing) include close-out netting agreements with the business partners. Payment netting is limited in the agreement to the relevant individual transaction, so that multiple transaction payment netting does not occur. The requirements for offsetting financial assets and financial liabilities are therefore not met for these KfW OTC derivatives.

KfW’s framework agreements for repo transactions include close-out netting agreements and, in some cases, payment netting agreements with the business partners as well. However, as KfW does not, as a rule, perform multiple transaction payment netting with repo transactions, the requirements for the offsetting of financial assets and financial liabilities are not met for such KfW repo transactions.

In accordance with the collateral agreements concluded for OTC derivatives and repo transactions, the values of the available collateral are used in determining the single compensation claim (or obligation) in close-out netting. Both cash and securities are permitted forms of collateral under the existing collateral agreements between KfW and its business partners. The collateral agreements provide for a transfer of title in the case of securities as collateral. Consequently, the transferred securities are not subject to any selling or pledging restrictions.

(10) Foreign currency translation

The functional currency of KfW and its consolidated subsidiaries is the euro. Monetary assets and liabilities denominated in a foreign currency are converted at the spot rate as of the reporting date.

Non-monetary assets and liabilities denominated in a foreign currency are normally converted at historical rates if they are measured at (amortised) cost. Currency translation is based on the European Central Bank reference rates.

The changes in value resulting from foreign currency translation are reported in the income statement under Net gains/losses from other financial instruments at fair value through profit or loss.

(11) Revenue from contracts with customers

IFRS 15 defines the nature, amount and timing of revenue arising from contracts with customers. Such revenue includes fees which are not an integral part of the effective interest rate and which are reported under Commission income. In this context, a five-step principle-based model is to be applied to relevant customer contracts. Moreover, the Notes are to include comprehensive detailed quantitative and qualitative information. IFRS 15 does not apply to fees and charges that are an integral part of the effective interest rate as they fall under the scope of IFRS 9.

There are primarily mandate contractual arrangements with the Federal Government as contracting authority within the meaning of IFRS 15. They include fees for the administration of German Financial Cooperation for the promotion of developing countries and emerging economies, fees for the administration of certain programmes subsidised by the Federal Government, and fees for debt collection on certain loans. The group also charges fees for administrative services for other mandate agreements as well as for processing services and for services for lending and trust activities. Individual services may be grouped together into a bundle of services that qualifies as a separate performance obligation within the meaning of IFRS 15. The value of the transaction is therefore not broken down.

As performance obligations are mostly satisfied over time, revenue from customer contracts is recognised according to the measure of progress and is thus normally recognised over time.

KfW Group has no items that require recognising customer acquisition or contract fulfilment costs as assets. One-time advance payments to be allocated are deferred and recognised as contract liabilities in the statement of financial position under Other liabilities.

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If the service has already been performed but fees have not yet been paid or if there is not yet any claim to payment, a contract asset is to be recognised in the statement of financial position under Other assets. If the claim becomes unconditional, the contract asset is to be reclassified as a Trade receivable adjusting the carrying amount where applicable. This rule is applied to fees for administration of certain programmes subsidised by the Federal Government. Based on the credit rating and short remaining life, no expected credit loss is calculated.

(12) Promotional lending business at KfW

The general promotional loans market, which distinguishes itself from the market for general lending business, is relevant for KfW’s promotional lending business conducted as part of its legal promotional mandate. This market is characterised by the fact that promotional banks, as part of their legal mandate, pass on all funding advantages to the ultimate borrowers in financing projects eligible for promotion. In setting the terms and conditions of the corresponding promotional loans, KfW uses its current term-differentiated refinancing rates.

At initial recognition of such loans, the fair value is thus equivalent to the transaction value.

KfW also grants promotional loans which include additional subsidies granted during the first fixed interest rate period, in the form of interest rate reductions impacting KfW’s earnings position. The fair value of these promotional loans – measured using the parameters of the general promotional loan market – is thus not equivalent to the transaction value at initial recognition as in this case the interest rate is below the market rate.

The difference that normally results from such loan commitments – present value of the nominal scheduled interest rate reductions during the first fixed interest rate period – is recognised in profit or loss as an interest expense and accounted for as an adjustment to the carrying amount in loans and advances under the item Financial assets at amortised cost. The adjustment to the carrying amount is amortised in Net interest income using the effective interest rate method. In the event of unscheduled repayment in full, this is recognised in profit or loss under Interest income.

Differences that relate to irrevocable loan commitments are reported in Provisions. Changes to the portfolio are offset via the adjustments to the carrying amounts of already disbursed promotional loans recognised on the assets side.

(13) Non-current assets held for sale

Under IFRS 5, separate presentation and measurement requirements apply to non-current assets held for sale if the assets are available for immediate sale and such sale is highly probable. Assets that meet the IFRS 5 criteria are reported in the separate statement of financial position item: Non-current assets held for sale. The IFRS 5 measurement requirements are not applied if they relate to financial assets. In this case, the IFRS 9 measurement requirements continue to apply instead.

(14) Repurchase agreements and securities lending

KfW Group enters into repurchase agreements as standardised repos or reverse repos. These are combinations of simultaneous spot and forward transactions on interest-bearing securities with the same counterparty. The terms and modalities of collateral and its use follow common market practice. Credit claims are also an eligible type of collateral for open-market transactions.

The interest-bearing securities sold under repo transactions (spot sales) continue to be recognised and measured under Financial assets at amortised cost. The repayment obligation towards the counterparty is carried under Financial liabilities at amortised cost for the amount of cash consideration received. The repo rate as a fee for borrowing is recorded by the group, as the borrower, under Interest expense over the term of the agreement. The borrower is entitled to the coupon on the security. A repayment claim is recognised and measured under Financial assets at amortised cost for the amount of cash outflow generated by reverse repos. The securities received (spot purchases) are not recognised or measured. The repo rate as a fee for lending is recorded in the group as the lender under Interest income over the term of the agreement.

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The term “securities lending” refers to transactions in which securities are transferred from the lender to the borrower with the obligation that the borrower transfer back securities of the same type, quality and quantity at the end of the agreed term and pay a usage fee for the duration of the loan. IFRS 9 does not distinguish between collateralised and uncollateralised securities lending. The cash collateral generally to be pledged to the lender is to be capitalised as a receivable by the borrower under the item Financial assets at amortised cost. The securities are accounted for by the lender, which bears the credit and market risk.

With respect to the refinancing of the loans mandated to it for the energy sector support measures, KfW acts as both borrower and lender in essentially uncollateralised securities lending transactions in dealing with the German Finance Agency, although as a lender it does not recognise the securities. They remain capitalised at the German Finance Agency. KfW recognises the cash collateral received under the item Financial liabilities at amortised cost.

The fee received or paid is recognised in Net interest income.

(15) Property, plant and equipment

The land and buildings and the plant and equipment reported by KfW Group are carried at cost less depreciation on a straight-line basis and any impairment, both recognised in Administrative expense. In accordance with the requirements in IAS 36, an impairment is recognised if there are indications of impairment and the carrying amount of the asset exceeds the recoverable amount, i.e. the lower of fair value less costs of disposal and value in use. The useful life is determined based on expected wear and tear. KfW Group assumes an estimated useful life of 40 to 50 years for buildings, four years for workstation computer equipment and five to 15 years for other property, plant and equipment. Gains and losses from the sale of property, plant and equipment are recognised in Net other operating income.

Payments in advance and assets under construction are recognised in Other property, plant and equipment and are not subject to depreciation.

(16) Leases

In accordance with IFRS 16 “Leases”, KfW as lessee reports each right of use in Property, plant and equipment and the associated lease obligation in Other liabilities. The lessee shall measure the lease liabilities at the present value of the lease payments not paid at that date, discounted at the lessee’s incremental borrowing rate. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. Accordingly, KfW determines the incremental borrowing rate of the basis of the refinancing rate it uses for its own issues.

KfW applies IAS 36 “Impairment of Assets” to rights of use to determine whether the right of use is impaired and to recognise any impairment loss identified. Depreciation, amortisation and impairments of rights of use are reported in Administrative expense. Interest expense from discounting the rights of use and the interest compounded on lease liabilities are included in Other interest expense.

The only minimal effects on net assets, financial and earnings position arise exclusively from the “leasing buildings” class.

For short-term leases with a maximum term of 12 months and leases in which the underlying asset is of low value, KfW utilises the relief provided for in IFRS 16.5 and does not recognise a right of use.

The small number of contracts in which KfW Group acts as a lessor are classified as operating leases. The leased asset is recognised under Property, plant and equipment and the corresponding rental income in Other operating income.

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(17) Intangible assets

Under Intangible assets, KfW Group reports purchased and internally generated software at cost, less straight-line amortisation and impairments, both recognised in Administrative expense. The useful life is determined based on expected wear and tear. KfW Group assumes a useful life of five years.

Assets are impaired when the carrying amount of an asset exceeds the recoverable amount. An impairment is recorded when no future economic benefits can be identified.

Internally generated software under development is reported under Other intangible assets and is not subject to amortisation.

(18) Risk provisions

Provisions include provisions for pensions and similar commitments, credit risks, interest rate reductions in irrevocable loan commitments granted by KfW in the promotional lending business and negatively impacting its earnings position, as well as other obligations of uncertain amount and timing involving a probable outflow of funds.

The employees of the group participate in a company pension plan that pays retirement, long-term disability and survivor benefits. KfW Group has various pension plans, consisting exclusively of defined-benefit schemes. The benefits largely depend on the length of company service and salary. The pension plan that was applied for new hires until 1985 offered a full pension (Gesamtversorgung), in which a certain portion of the income paid before the benefits were due was allocated as a benefit after deducting the state pension. Apart from employer-financed pension plans there are also plans in place involving contributions by employees.

KfW Group pension plans are subject to the following risks in particular: longevity, interest rate fluctuation, pension adjustment risk as well as the risk of future changes to the assessment bases.

Longevity risk is the risk that higher expenses will be incurred for the company pension plan if the pensioners live longer than projected. In general, this risk is balanced out across all pensioners and would only have an impact if life expectancy were to rise faster in the future than anticipated.

Due to the long term of the company pension plan, provisions for pension obligations are subject to general interest rate fluctuation risks.

Pension adjustment risk largely relates to the pension plan offering a full pension (Gesamtversorgung). In this scheme, benefits are recalculated as soon as there is a change in the base income eligible for pension or the state pension to be offset. Another pension plan must be examined regularly in terms of forecast and actual pension adjustments, undertaking such adjustments if necessary.

The amount of the benefits promised under the existing pension plans in the group depends, among other things, on development of the income eligible for benefits and the social security contribution ceiling (Beitragsbemessungsgrenze). There is a risk that the basis of assessment will develop differently than was assumed.

Pension obligations are calculated by an independent qualified actuary in accordance with the projected unit credit method on the basis of group-wide uniform parameters such as age, length of company service and salary. The pension provision is recognised at the present value of the defined-benefit obligations as of the reporting date. The discount factor is based on current market conditions for a portfolio of high-quality corporate bonds/bonds from supranational issuers with a maturity matching that of the obligations. The definition of the portfolio takes into account current market conditions. Additional demographic factors (including the 2018 G Heubeck actuarial tables) and actuarial assumptions (rate of salary and pension increases, rate of staff turnover, etc.) are taken into account.

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No plan assets were defined for the pension obligations of the group, so the related special accounting rules do not apply. Provisions for pensions and similar obligations are financed in-house with assets with corresponding maturities.

Actuarial gains and losses are immediately recognised at the time they occur. They occur as a result of remeasurement of pension obligations as of the reporting date compared to the figures forecast at the beginning of the year.

Additions to pension provisions distinguish between service cost and interest expense. Service cost is reported under Administrative expense; interest expense is reported under Other interest expense. The pension provision changes recognised directly in equity comprise the actuarial gains and losses reported in Revaluation reserves; these are reported in Other comprehensive income.

Pension-like obligations include commitments for deferred compensation, early retirement and partial retirement. Actuarial reports are prepared and a provision is recognised accordingly for these types of commitments as well. No actuarial gains or losses are incurred.

Other provisions, including those for obligations to employees and for audit and consultancy services, are recognised at the estimated expenditure. Long-term provisions are discounted where the effect is material. Added to this are obligations arising from the assumption of the tasks of the State Insurance Company of the German Democratic Republic in liquidation (Staatliche Versicherung der Deutschen Demokratischen Republik in Abwicklung – “SinA” institution under public law), which are offset by receivables in the same amount from the Federal Agency for Special Tasks Associated with Unification (Bundesanstalt für vereinigungs-bedingte Sonderaufgaben – “BvS”) reported under Other assets. If the provision is not required in full or if the reason for creating the provision no longer applies, the provision is reversed via the same income statement item that was used in creating the provision.

(19) Income tax assets and liabilities

Income taxes are accounted for and measured in accordance with IAS 12. Current and deferred income tax assets are reported in the item Income tax assets; current and deferred income tax liabilities under Income tax liabilities. Current income tax assets and liabilities are recognised in the amount expected to be returned or paid in the future.

The tax rates applicable are those in effect on the reporting date or those that can be assumed with sufficient certainty to be in effect on the reporting date. KfW itself is exempt from income taxes pursuant to Section 5 (1) no. 2 of the German Corporation Tax Act (Körperschaftsteuergesetz – “KStG”) and Section 3 no. 2 of the German Trade Tax Act (Gewerbesteuergesetz – “GewStG”).

Deferred income tax assets and liabilities are generally recognised on temporary differences between the carrying amounts of assets and liabilities in accordance with IFRS and the corresponding tax value. Deferred tax assets are only recognised for temporary differences from items and for unused tax loss carryforwards if their realisation is sufficiently probable; the impairment test is carried out on the basis of group business sector planning for each group company. Deferred taxes are measured at the tax rates expected at the time of realisation of the deferred taxes. The tax rates used are those in force or that have been announced as of the reporting date. Deferred income tax assets and liabilities are offset on the assumption that they relate to the same taxable entity, the same tax type and the same tax authority.

If temporary differences have arisen from a transaction recognised directly in equity, the resulting deferred income tax assets and liabilities are also recognised directly in equity. Income from and expenses for current and deferred income taxes is recognised in the consolidated income statement under Income taxes.

92 | KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Accounting policies

(20) Equity

The equity structure is determined, in particular, by the KfW Law and the requirements of IFRS.

Pursuant to Article 10 (2) and (3) of the KfW Law, KfW’s net income for the period determined in accordance with the German Commercial Code is transferred to reserves and is included in equity under IFRS.

KfW Group reports a fund for general banking risks in equity. Additions to or reductions of the fund are presented in accordance with IFRS as an addition to or reduction of retained earnings.

Under IFRS, any remaining consolidated net income is allocated to Other retained earnings in the same period.

Revaluation reserves comprise transactions to be recognised directly in equity in accordance with IFRS. These include valuation results from the change in own credit risk of liabilities measured at fair value through profit or loss and from defined benefit pension obligations. They also may include deferred taxes, depending on the underlying transaction.

(21) Trust activities

Assets and liabilities held by KfW Group in its own name but for the account of third parties are not recognised if the trustor retains all risks and opportunities. At KfW, this applies in particular to loans and equity investments made by KfW on behalf of the Federal Government. Both opportunities and risks remain with the Federal Government in such transactions.

Fees from trust activities are recognised under Commission income.

Further information can be found in the note “Financial instruments” in section “A. Classification and measurement” in the comments on mandated transactions.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Accounting policies | 93

Notes to the consolidated statement of comprehensive income

(22) Net interest income

Analysis of Net interest income

	2024	2023
	EUR in millions	EUR in millions

Interest and similar income from loans and advances to banks and customers	10,358	8,806
Similar income from off-balance sheet transactions	38	33
Interest income from securities and investments	703	454
Interest income from hedges recognised in the statement of financial position	7,464	6,409
Other interest income	1,568	1,598
Interest income from the effective interest method	20,132	17,300
Interest and similar income from loans and advances to banks and customers	343	329
Interest income from securities and investments	86	85
Interest income from Other derivatives	619	685
Other interest income	1,049	1,099
Interest income, total	21,181	18,399
Interest and similar expense for liabilities to banks and customers	795	1,157
Interest expense for certificated liabilities	8,969	6,623
Interest expense from hedges recognised in the statement of financial position	7,653	7,078
Interest expense from Other derivatives	518	417
Other interest expense	754	667
Interest expense, total	18,689	15,943

Net interest income	2,493	2,456

Expenses for granting promotional loans below market rates – due to additional promotional funds in the form of interest rate reductions with an impact on KfW’s earnings position – amount to EUR 408 million (2023: EUR 282 million) and are reported in Other interest expense. In addition to the charges resulting from the present value of the nominal scheduled interest rate reductions in new lending business, the Other interest expense item also comprises the expenses arising from amortisation at a constant effective interest rate. Interest and similar income from loans and advances to banks and customers also comprises income from accrual-based amortisation in the amount of the pro-rata nominal planned interest rate reductions for these promotional loans in the amount of EUR 211 million (2023: EUR 189 million).

Interest income resulting from balances with central banks in the amount of EUR 1,565 million (2023: EUR 1,596 million) is reported under Other interest income from the effective interest method.

94 | KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income

Interest income from stage 3 loan receivables in the amount of EUR 63 million (2023: EUR 63 million) is reported under Interest and similar income from loans and advances to banks and customers.

Interest income from hedges recognised in the statement of financial position comprises interest income from derivatives designated for hedge accounting as well as interest income from amortisation of value adjustments from hedge accounting. Interest income or interest expense from derivatives designated for hedge accounting is recognised depending on the related hedged item in the interest income or interest expense from hedges recognised in the statement of financial position for related financial assets or liabilities. Including the interest income or expense from the hedged items and derivatives in hedge accounting means that presentation is based on the economic substance of the hedged financial assets (floating rate financial assets) or hedged financial liabilities (floating rate financial liabilities).

Gross analysis of negative interest contributions

	2024	2023
	EUR in millions	EUR in millions

Interest income, total	21,181	18,399
Negative interest from the lending business	49	60
Interest income from the deposit-taking business	252	303

Interest income (gross)	21,482	18,763

Interest expense, total	18,689	15,943
Negative interest from the deposit-taking business	252	303
Interest expense from the lending business	49	60

Interest expense (gross)	18,989	16,307

The negative interest contributions included in Interest income resulted from loans and advances to banks, loans and advances to customers, and securities and investments.

The positive interest contributions in Interest expense are largely due to liabilities to banks and liabilities to customers and certificated liabilities.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income | 95

(23) Net gains/losses from risk provisions

Analysis of Risk provisions by transaction

	2024	2023
	EUR in millions	EUR in millions

Expenses for risk provisions for lending business (Loans and advances to banks/customers and off-balance sheet lending transactions)	781	905
Expenses for additions to risk provisions	730	873
Direct write-offs	51	32
Expenses for risk provisions for securities and investments	11	4
Expenses for additions to risk provisions	11	4
Expenses for risk provisions	792	910
Income from risk provisions for lending business (Loans and advances to banks/ customers and off-balance sheet lending transactions)	832	1,063
Income from the reversal of risk provisions	789	998
Income from recoveries of amounts previously written off	43	66
Income from risk provisions for securities and investments	11	8
Income from the reversal of risk provisions	11	8
Income from risk provisions	843	1,072
Net gains/losses from non-substantial contractual modifications	–4	–1
Other risk provisions for lending business	–8	8

Total	39	169

(24) Net commission income

Analysis of Commission income

	2024	2023
	EUR in millions	EUR in millions

Revenue from contracts with customers	690	610
From mandate contractual arrangements with the Federal Government1)	626	539
Fee income from mandate agreements, processing activities and services	20	16
Fee income from the lending business	37	47
Other revenue from contracts with customers	7	7
Other commission income	3	12
Financial guarantee contracts	0	0
Other	3	12

Commission income, total	693	622

1)	Includes commission income in the amount of EUR 68 million (2023: EUR 70 million) from mandate contractual arrangements with the Federal Government in trust activities

96 | KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income

Commission income by segment in financial year 2024

2024	Mittelstandsbank & Private Kunden (SME Bank & Private Clients)	Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients)	KfW Capital	Export and project finance
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Commission income	328	32	16	26
of which Federal Government	326	29	9	0
%	99%	89%	59%	0%

2024	KfW Development Bank	DEG	Financial markets	Head office	KfW Group
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	Mio. EUR

Commission income	274	12	0	4	693
of which Federal Government	255	4	0	4	626
%	93%	33%	0%	81%	90%

Commission income by segment in financial year 2023

2023	Mittelstandsbank & Private Kunden (SME Bank & Private Clients)	Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients)	KfW Capital	Export and project finance
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Commission income	254	36	13	43
of which Federal Government	251	32	6	0
%	99%	88%	48%	0%

2023	KfW Development Bank	DEG	Financial markets	Head office	KfW Group
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	Mio. EUR

Commission income	260	11	0	5	622
of which Federal Government	245	0	0	4	539
%	94%	4%	0%	87%	87%

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income | 97

Out-of-period income

	2024	2023
	EUR in millions	EUR in millions

Revenue in current period resulting from services performed in the previous period(s)	26	8

Analysis of Commission expense

	2024	2023
	EUR in millions	EUR in millions

Commission expense for lending business	10	10
Other commission expense	19	18

Commission expense	30	29

(25) Net gains/losses from hedge accounting

Analysis of Net gains/losses from hedge accounting by type of hedging relationship

	Hedge ineffectiveness		Items in the income statement that contain cases of hedge ineffectiveness
	2024	2023
	EUR in millions	EUR in millions

Micro fair value hedges	–52	44	Net gains/losses from hedge accounting
Interest risk	–13	45	–
Interest-currency risk	–39	0	–
Macro fair value hedges	159	247	Net gains/losses from hedge accounting

Interest risk	159	247	–

Total	107	291	Net gains/losses from hedge accounting

Analysis of Net gains/losses from micro fair value hedge accounting by hedged item

	2024	2023
	EUR in millions	EUR in millions

Hedging of securities and investments	3	–2
Hedging of liabilities to banks and customers	–5	5
Hedging of certificated liabilities	–49	42
Subtotal: Effectiveness of hedges	–51	45
Amortisation of value adjustments	–1	0

Total	–52	44

98 | KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income

Gross analysis of valuation gains/losses from micro fair value hedge accounting:

Comparison of hedged items and hedging instruments in financial year 2024

	Hedged items	Hedging instruments	Effectiveness of hedges
	EUR in millions	EUR in millions	EUR in millions

Hedging of securities and investments	655	–652	3
Hedging of liabilities to banks and customers	–605	600	–5
Hedging of certificated liabilities	–5,961	5,911	–50
Total	–5,911	5,858	–52

Gross analysis of valuation gains/losses from micro fair value hedge accounting:

Comparison of hedged items and hedging instruments in financial year 2023

	Hedged items	Hedging instruments	Effectiveness of hedges
	EUR in millions	EUR in millions	EUR in millions

Hedging of securities and investments	1,156	–1,159	–2
Hedging of liabilities to banks and customers	–860	864	5
Hedging of certificated liabilities	–12,952	12,994	42
Total	–12,656	12,700	44

Gross analysis of net gains/losses from macro fair value hedge accounting:

Comparison of hedged items and hedging instruments in financial year 2024

	Hedged items	Hedging instruments	Effectiveness of hedges
	EUR in millions	EUR in millions	EUR in millions
Valuation result	2,193	–1,526	667
Amortisation	3,209	–3,761	–552
Realisation	43	0	43

Net gains/losses from macro fair value hedge accounting	5,446	–5,287	159

Gross analysis of net gains/losses from macro fair value hedge accounting:

Comparison of hedged items and hedging instruments in financial year 2023

	Hedged items	Hedging instruments	Effectiveness of hedges
	EUR in millions	EUR in millions	EUR in millions
Valuation result	6,589	–7,307	–718
Amortisation	4,465	–3,586	879
Realisation	85	0	85

Net gains/losses from macro fair value hedge accounting	11,139	–10,893	247

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income | 99

Net gains/losses from macro fair value hedge accounting comprise the valuation of hedging instruments and the valuation of hedged risks from the hedged portfolios. It also includes the amortisation of the value adjustments from the dynamic hedge designation and de-designation and the pro rata reversal of value adjustments in the event of derecognition of financial instruments from the underlying portfolios as well as the pull-to-par effect of the hedging derivatives.

(26) Net gains/losses from other financial instruments at fair value through profit or loss

Analysis of Net gains/losses from other financial instruments at fair value through profit or loss

	2024	2023
	EUR in millions	EUR in millions

Loans and advances to banks/customers	35	19
Loans and advances	16	15
Miscellaneous receivables (money market transactions, promissory note loans and Other receivables)	19	4
Securities and investments	–6	–38
Bonds and other fixed-income securities	0	0
Shares and other non-fixed income securities	–28	0
Equity investments	23	–37	1)
Liabilities to banks and customers	–5	–39
Certificated liabilities	199	–147
Other derivatives	–267	104
Financial derivatives not qualifying for hedge accounting	–267	104
Foreign currency translation	88	–75
Total	44	–177

1)

A net gain from fund investments of EUR 48 thousand was reported in the previous year under equity investments. As of financial year 2024, net gains/losses from fund investments are reported under Net gains/losses from shares and other non-fixed income securities.

Net gains/losses from assets include the net gains/losses from holding arrangements for the Federal Republic of Germany – if attributable to KfW –, KfW IPEX-Bank’s syndication business with a focus on short-term placement, loans that do not meet the SPPI criterion (loans and advances to banks and loans and advances to customers), and equity investments (securities and investments).

The gains realised from the disposal of non-current assets held for sale included in net gains/losses from securities and investments amounted to EUR 0 million in financial year 2024 (2023: EUR 6 million).

Net gains/losses from liabilities measured at fair value include the results from promissory note loans (liabilities to banks/liabilities to customers) and bonds and notes (certificated liabilities).

Net gains/losses from financial derivatives not qualifying for hedge accounting are mainly attributable to derivatives in economic hedges. Economic hedges are recognised by exercising the fair value option for the hedged items. The hedged items include, in particular, borrowings in the form of Certificated liabilities, Liabilities to banks and Liabilities to customers.

Furthermore, this line item includes gains/losses from bifurcated embedded derivatives resulting from hybrid contracts under financial liabilities. The net gains/losses from the valuation of the associated hedging derivatives are thus compensated for.

100 | KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income

Gross analysis of results from economically hedged borrowings:

Comparison of hedged items and hedging instruments

	2024	2023
	EUR in millions	EUR in millions

Borrowings	194	–186
Hedging instruments	–249	162

Total (effectiveness of economic hedges)	–55	–24

(27) Net gains/losses from disposal of financial assets at amortised cost

	2024	2023
	EUR in millions	EUR in millions

Income from the disposal of financial assets at amortised cost	0	0
Expense from the disposal of financial assets at amortised cost	0	0
Total	0	0

(28) Net gains/losses from investments accounted for using the equity method

	2024	2023
	EUR in millions	EUR in millions

Net gains/losses from investments accounted for using the equity method	20	29

(29) Administrative expense

Analysis of Administrative expense

	2024	2023
	EUR in millions	EUR in millions

Wages and salaries	795	722
Social security contributions	116	108
Expenses for pension provision and other employee benefits	49	43
Personnel expense	961	873
Other administrative expenses	621	596
thereof Office costs	62	63
thereof Personnel-related material costs	44	42
thereof Office operating costs	123	120
thereof Costs of external services	355	330
thereof Costs of public relations work	27	29
thereof Other material costs	10	12
Depreciation, amortisation and impairment of property, plant and equipment and intangible assets	90	92
of which impairments of rights of use arising from leases	10	9
Non-personnel expense	711	688

Total	1,672	1,561

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income | 101

(30) Net other operating income or loss

Analysis of Net other operating income or loss

	2024	2023
	EUR in millions	EUR in millions

Other operating income	31	41
Other operating expense	83	117

Total	–52	–76

Other operating income primarily includes income from the reversal of other provisions in the amount of EUR 12 million (2023: EUR 17 million).

The Other operating expense item included contributions payable by KfW IPEX-Bank to the restructuring fund for banks in the amount of EUR 15 million in the previous year. As the build-up of the European resolution fund has been concluded, no further contribution was made in 2024. KfW is not obligated to contribute to the fund in accordance with Section 2 of the Restructuring Fund Act (Restrukturierungsfondsgesetz – “RStrukFG”).

In addition, the obligation to award grants under KfW’s ERP promotional programmes was included in the amount of EUR 70 million (previous year: EUR 62 million) in Other operating expense.

(31) Taxes on income

Analysis of Taxes on income by component

	2024	2023
	EUR in millions	EUR in millions

Current taxes on income	167	117
Deferred taxes	72	47

Total	239	165

Current taxes include taxes on income for group companies and non-deductible investment income tax recorded at the level of KfW and DEG.

The reconciliation presents the relationship between the calculated income tax expense for the financial year and reported taxes on income.

102 | KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income

Income tax reconciliation

	2024	2023
	EUR in millions	EUR in millions

Profit/loss from operating activities (before taxes)	1,641	1,724
Group income tax rate	0%	0%
Calculated income tax expense in the financial year	0	0
Effects of tax rate differentials within the group	177	159
Effect of tax rate changes	36	0
Effects of previous year taxes recorded in the reporting year	7	0
Effects of non-deductible taxes on income	0	0
Effects of non-deductible business expenses	3	7
Effects of tax-free income	–22	12
Trade tax add-ons/reductions	0	0
Permanent accounting differences	37	–14
Effects of changes in recognised deferred tax assets	1	1

Reported taxes on income/expense	239	165
Average effective tax rate	15%	10%

KfW’s applicable income tax rate of 0%, on which the reconciliation is based, takes into account the tax status of KfW as a non-taxable public-law institution and the fact that this status predominantly determines profit/loss from operating activities.

The effects of tax rate differentials result from individual group companies being taxable and the related different tax rates. The tax rates continue to range from 0% to 32%.

Global Minimum Tax (“GMT”) in accordance with the OECD Pillar Two rules

KfW Group falls within the scope of the GMT pursuant to the OECD Pillar Two rules. In accordance with the German Minimum Tax Act (Mindeststeuergesetz – “MinStG”), KfW Group must pay a top-up tax per country where KfW Group entities are based, in the amount of the difference between the GloBE effective tax rate (which is equal to GloBE tax expense or income divided by GloBE profit or loss) and the minimum tax rate of 15%. The law applies for financial years beginning on or after 31 December 2023.

KfW as group parent is a state-owned promotional bank and is therefore deemed an excluded entity pursuant to Section 5 (1) no. 1 MinStG. KfW Capital GmbH & Co. KG is also excluded from the scope of the Minimum Tax Act. The remainder of the KfW enterprise group that fall(s) within the scope of the Minimum Tax Act applies the transitional safe harbour rules pursuant to Section 83 Minimum Tax Act. The group assumes that there will be no relevant tax burden as a result of the global minimum taxation law due to this transitional arrangement.

The UK has introduced a national supplementary tax as part of transposing global minimum taxation pursuant to the OECD Pillar Two rules. The group further assumes that a transitional arrangement can be made for KfW IPEX-Bank GmbH’s permanent establishment in London. Singapore will not implement the national rules until 2025.

KfW Group currently expects that the DC Nordseekabel GmbH und Co. KG joint venture falls within the scope of the CbCR safe harbour according to Section 84 (1) no. 3 of the Minimum Tax Act, and that, consequently, no domestic top-up tax is triggered.

In accordance with the amendments to IAS 12 published in May 2023, the group has exercised the option of temporary exemption from recognising deferred taxes in connection with implementation of the Pillar Two rules. The group consequently reports neither deferred tax assets nor deferred tax liabilities arising under the OECD’s Pillar Two income taxes.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of comprehensive income | 103

Segment reporting

(32) Segment reporting by business sector

In accordance with the provisions of IFRS 8, segment reporting follows the internal management reporting system, which is used by the group’s main decision-makers to assess each segment’s performance and to allocate resources to segments.

In accordance with the business sector structure for the group, the segments and their products and services can be presented as follows:

Mittelstandsbank & Private Kunden (SME Bank & Private Clients)

– Start-up financing

– Financing of general corporate investments and investments in innovation, energy and environmental protection

– Education financing

– Financing for housing construction, conversion and refurbishment

Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients)

– Financing of municipal and social infrastructure

– Customised corporate financing with equity and debt capital

– Customised financing of banks and promotional institutions of the federal states

– Mandated transactions for energy supply (debt capital)

KfW Capital	– Investments in German and European venture capital and venture debt funds
Export and project finance	– Financing of German and European export activities – Financing of projects and investments which are of special interest for Germany and Europe
KfW Development Bank

– Promotion of developing countries and emerging economies on behalf of the Federal Government with standard loans/grants refinanced through budget funds and promotional/development loans from market funds raised by KfW

DEG	– Financing provided by DEG – Deutsche Investitions- und Entwicklungs-gesellschaft mbH in developing countries and emerging economies (private enterprise financing)
Financial markets	– Securities and money market investments – Holding arrangements for the Federal Republic of Germany – Transactions mandated by the Federal Government, loan granted to Greece – Funding
Head office	– Central interest rate and currency management – Strategic equity investments

The business sectors are measured on the basis of their contribution to consolidated profit. The individual items are based on the following methods:

–

Net interest income (before promotional expense) comprises the net interest generated from lending business calculated on the basis of the market interest rate method1). The item also includes the imputed return on equity allocated according to the business sectors’ planned regulatory capital. Head office also includes the treasury result, which largely comprises the income/loss from maturity transformation. The profit contribution from KfW funding2) is allocated to the Financial markets business sector.

–

Promotional expense included in Interest, Commission and Administrative expense and Other operating expense in the income statement is reported separately pursuant to the internal management report due to the special relevance of promotional expense as a management variable.

1)	Funding at matching maturities using KfW’s internal refinancing curve is assumed for the calculation of net interest income in this method.
2)	The difference between the realised refinancing rates and the maturity-matched refinancing rates calculated in-house.

104 | KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Segment reporting

Promotional expense is understood to mean certain expenses from the two business sectors Mittelstandsbank & Private Kunden (SME Bank & Private Clients) and Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients) that have a positive impact on the achievement of KfW’s promotional objectives. Promotional expense primarily consists of additions of the interest rate reductions accounted for at present value3) from new commitments as well as from the compounding effect. Additional promotional components are the expenses for upfront fees paid to sales partners for the processing of small and micro loans (included in Commission expense), for innovative digital promotional approaches (included in Commission and Administrative expense), for available and product-related marketing and sales measures (included in Administrative expense), and, from 2023, for promotional grants awarded by KfW under ERP promotion (included in Other operating expense).

–

The allocation of Administrative expense (before promotional expense) is based on the results from activity-based accounting by cost centres4). Administrative expense (before promotional expense) includes depreciation on property, plant and equipment and amortisation of intangible assets and rights of use.

–

In the Risk provisions for lending business item, net impairment charges, direct write-offs, recoveries on loans written off and the net gains/losses from non-substantial contractual modifications are distributed among the segments according to the underlying loan.

–

The valuation result (before promotional expense) comprises the net gains/losses from hedge accounting, the net gains/losses from other financial instruments at fair value, net gains/losses from risk provisions in the securities business, the net gains/losses from the disposal of financial instruments measured at amortised cost, the net gains/losses from investments accounted for using the equity method and net other operating income (before promotional expense).

–	When taxes on income are allocated to the business sectors (excluding the Head office), only the current taxes on income are taken into account. Deferred taxes are allocated to the Head office.

–	In accordance with the internal management reporting system, segment assets are not reported as they are used neither to assess each segment’s performance nor to allocate resources to segments.

–

The presentation of segment income and expense is based on consolidated figures. Administrative and commission expense as well as commission income and other operating income resulting from service relationships within KfW Group are adjusted in segment reporting. Any remaining negligible consolidation effects are reported in the reconciliation/consolidation column.

3)	See Note 12 for details on KfW’s interest rate reductions in the promotional lending business.
4)	The costs incurred in the organisational units are largely allocated to the products by means of core services.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Segment reporting | 105

Segment reporting by business sector for financial year 2024

	Mittelstandsbank & Private Kunden (SME Bank & Private Clients)	Individualfinanzi- erung & Öffent- liche Kunden (Customised Finance & Public Clients)	KfW Capital1)	Export and project finance1)	KfW Development Bank1)
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Volume of new commitments	35,816	41,570	1,590	23,916	7,839
Net interest income (before promotional expense)	531	108	–22	1,012	202
Net commission income (before promotional expense)	327	32	16	26	274
Administrative expense (before promotional expense)	462	87	27	321	436
Operating result before valuation (before promotional expense)	397	53	–32	717	40
Risk provisions for lending business	–56	0	0	28	12
Valuation result (before promotional expense)	0	1	31	16	20
Profit/loss from operating activities (before promotional expense)	341	54	–2	761	73
Promotional expense	477	26	0	0	0
Taxes on income	0	0	1	150	0
Consolidated profit	–136	28	–2	611	73

	DEG	Financial markets	Head office	Reconciliation/ consolidation	KfW Group
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Volume of new commitments	2,470	0	0	–369	112,831
Net interest income (before promotional expense)	136	478	454	0	2,900
Net commission income (before promotional expense)	1	–5	4	0	675
Administrative expense (before promotional expense)	153	99	73	0	1,658
Operating result before valuation (before promotional expense)	–17	375	385	0	1,917
Risk provisions for lending business	58	–4	0	0	39
Valuation result (before promotional expense)	3	13	103	0	188
Profit/loss from operating activities (before promotional expense)	44	384	488	0	2,145
Promotional expense	0	0	0	0	504
Taxes on income	16	0	72	0	239
Consolidated profit	29	384	416	0	1,402

1)	The valuation result of the business sectors includes the following net gains/losses from investments accounted for using the equity method:
KfW Capital EUR –1.9 million, Export and project finance EUR 14.2 million and KfW Development Bank EUR 7.3 million.

106 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Segment reporting

Segment reporting by business sector for financial year 2023

	Mittelstandsbank & Private Kunden (SME Bank & Private Clients)	Individualfinanzi- erung & Öffent- liche Kunden (Customised Finance & Public Clients)	KfW Capital1)	Export and project finance1)	KfW Development Bank1)
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Volume of new commitments	39,117	35,852	2,129	24,152	9,040
Net interest income (before promotional expense)	578	165	1	915	202
Net commission income (before promotional expense)	253	37	12	42	260
Administrative expense (before promotional expense)	422	81	21	298	418
Operating result before valuation (before promotional expense)	409	120	–7	660	44
Risk provisions for lending business	49	5	0	–11	15
Valuation result (before promotional expense)	0	–9	–92	–23	70
Profit/loss from operating activities (before promotional expense)	458	116	–99	626	129
Promotional expense	358	14	0	0	0
Taxes on income	0	0	1	86	0
Consolidated profit	100	102	–100	540	129

	DEG	Financial markets	Head office	Reconciliation/ consolidation	KfW Group
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Volume of new commitments	1,869	480	0	–1,327	111,312
Net interest income (before promotional expense)	155	447	275	0	2,738
Net commission income (before promotional expense)	3	–5	3	0	606
Administrative expense (before promotional expense)	144	94	70	0	1,547
Operating result before valuation (before promotional expense)	14	349	209	0	1,797
Risk provisions for lending business	110	–3	0	0	165
Valuation result (before promotional expense)	–42	15	215	0	134
Profit/loss from operating activities (before promotional expense)	82	360	423	0	2,095
Promotional expense	0	0	0	0	371
Taxes on income	31	0	48	0	165
Consolidated profit	51	360	376	0	1,559

1)

The valuation result of the business sectors includes the following net gains/losses from investments accounted for using the equity method: KfW Capital EUR 0.7 million, Export and project finance EUR 18.2 million and KfW Development Bank EUR 10.2 million.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Segment reporting | 107

The reconciliation/consolidation column includes all adjustments that were necessary to reconcile segment information with the aggregated information for the group. The consolidation effects reported for “Volume of new commitments” relate to commitments for programme loans made by Mittelstandsbank & Private Kunden (SME Bank & Private Clients) and Individualfinanzierung & Öffentliche Kunden (Customised Finance & Public Clients) for which KfW IPEX-Bank acts as on-lending bank. The other amounts in this column result from minimal consolidation effects.

(33) Segment reporting by region

Net interest and commission income are allocated on the basis of the customers’ geographical location. The imputed return on equity included in net interest income, the profit contribution from KfW funding and the treasury result are allocated to Germany. KfW receives commission income from the Federal Government for supporting developing countries and emerging economies using budget funds of the Federal Government. These funds are allocated according to the region of the country receiving the investment.

Property, plant and equipment and intangible assets are not reported according to region because, apart from immaterial amounts, these assets relate to Germany.

Segment reporting by region for financial year 2024

	Germany	Europe	Rest of the world	Reconciliation/	KfW Group
		(excl. Germany)		consolidation
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Net interest income	1,360	524	609	0	2,493
Net commission income	370	39	254	0	664

Segment income	1,730	563	863	0	3,156

Segment reporting by region for financial year 2023

	Germany	Europe	Rest of the world	Reconciliation/	KfW Group
		(excl. Germany)		consolidation
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Net interest income	1,360	457	639	0	2,456
Net commission income	297	47	249	0	593

Segment income	1,657	504	888	0	3,049

The reconciliation/consolidation column includes all adjustments that were necessary to reconcile segment information with the aggregated information for the group. The amounts in this column result solely from minimal consolidation effects.

108 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Segment reporting

Notes to the consolidated

statement of financial position

(34) Cash reserves

Analysis of Cash reserves

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Cash	0	0
Balances with central banks	26,522	47,430

Total	26,522	47,431

(35) Financial assets at amortised cost

Analysis of Financial assets at amortised cost by class

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Loans and advances to banks
Money-market transactions	16,499	14,353
Loans and advances	291,690	299,388
Other receivables	12,339	10,901
Loans and advances to customers
Money-market transactions	500	270
Loans and advances	141,993	140,705
Promissory note loans	1,989	1,611
Other receivables	1,492	1,742
Securities and investments
Bonds and other fixed-income securities	37,991	36,065
Total gross	504,492	505,035
less risk provisions for
Loans and advances to banks	–122	–167
Loans and advances to customers	–1,696	–1,685
Securities and investments	–8	–8

Total net	502,666	503,175

The receivables from reverse repurchase agreements (reverse “repos”) are included in Loans and advances to banks – Other receivables.

The cash collateral pledged of EUR 2,469 million (31 Dec. 2023: EUR 5,260 million) is attributable to cash collateral on derivatives and included in Loans and advances to banks – Other receivables and Loans and advances to customers – Other receivables.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position | 109

Analysis of Loans and advances by underwriting liability type

	Loans and advances to banks		Loans and advances to customers
	31 Dec. 2024	31 Dec. 2023	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Direct loans	68,919	70,221	132,812	130,092
On-lent customer loans with full underwriting borne by the on-lending commercial bank	209,116	209,573	0	0
On-lent customer loans with partial underwriting borne by the on-lending commercial bank	14,248	20,001	0	0
On-lent customer loans without underwriting borne by the on-lending commercial bank	0	0	5,159	6,650
Direct customer loans with full underwriting borne by the on-lending commercial bank	0	0	3,074	2,947
Direct and on-lent subordinated loans	314	356	983	1,054
Adjustment to the carrying amount due to the interest rate being below the market rate for promotional loans paid out with additional promotional funds in the form of interest rate reductions with an impact on KfW’s earnings position.	–907	–762	–33	–37

Total	291,690	299,388	141,993	140,705

Direct loans to banks include in particular global loans granted as part of financing for domestic housing construction and SMEs.

Direct loans to customers include in particular loans granted under export and project financing, municipal financing and education financing. The item also includes loans connected with certain transactions mandated by the Federal Government in accordance with the KfW Law.

110 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position

(36) Gross carrying amounts

Development of gross carrying amounts of financial assets at amortised cost – Loans and advances to banks

		Financial year 2024				Financial year 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions	millions

As of 1 Jan.	321,416	2,098	1,128	324,642	310,314	2,836	1,018	314,168
Transfer from stage 2 and stage 3 to stage 1	657	–656	–1	0	715	–714	–1	0
Transfer from stage 1 and stage 3 to stage 2	–503	531	–27	0	–986	1,001	–16	0
Transfer from stage 1 and stage 2 to stage 3	–665	–208	873	0	–633	–260	893	0
Additions – New business and increased utilisation	123,210	29	68	123,307	108,196	54	12	108,263
Disposals	–126,710	–578	–769	–128,056	–93,852	–821	–756	–95,429
of which financial assets written off	–126,710	–578	–713	–128,000	–93,852	–821	–743	–95,416
of which default on receivables	0	0	–56	–56	0	0	–13	–13
Changes from non-substantial contractual modification	0	0	0	0	0	1	0	1
Exchange rate and other changes	704	7	–77	635	–2,339	1	–23	–2,361
As of 31 Dec.	318,108	1,223	1,196	320,527	321,416	2,098	1,128	324,642

Development of gross carrying amounts of financial assets at amortised cost – Loans and advances to customers

		Financial year 2024				Financial year 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions	millions

As of 1 Jan.	134,370	5,252	4,707	144,328	140,311	8,827	5,339	154,478
Transfer from stage 2 and stage 3 to stage 1	1,778	–1,774	–5	0	3,819	–3,819	0	0
Transfer from stage 1 and stage 3 to stage 2	–1,567	1,666	–98	0	–2,712	2,799	–87	0
Transfer from stage 1 and stage 2 to stage 3	–864	–305	1,169	0	–724	–554	1,278	0
Additions – New business and increased utilisation	36,386	271	41	36,698	33,599	474	63	34,137
Disposals	–33,541	–1,500	–1,386	–36,428	–41,467	–2,401	–1,808	–45,676
of which financial assets written off	–33,541	–1,499	–1,251	–36,291	–41,467	–2,400	–1,664	–45,531
of which default on receivables	0	–1	–135	–137	–1	0	–144	–145
Changes from non-substantial contractual modification	–4	0	0	–4	–1	0	–2	–4
Exchange rate and other changes	1,509	104	–234	1,379	1,544	–74	–76	1,394
As of 31 Dec.	138,066	3,714	4,193	145,974	134,370	5,252	4,707	144,328

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position  | 111

Development of gross carrying amounts of financial assets at amortised cost – Securities and investments

		Financial year 2024				Financial year 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions	millions

As of 1 Jan.	36,001	64	0	36,065	33,725	8	0	33,733
Transfer from stage 2 and stage 3 to stage 1	65	–65	0	0	7	–7	0	0
Transfer from stage 1 and stage 3 to stage 2	–84	84	0	0	–117	117	0	0
Additions – New business and increased utilisation	33,632	0	0	33,632	25,942	0	0	25,942
Disposals	–32,406	–1	0	–32,407	–24,653	–51	0	–24,704
of which financial assets written off	–32,406	–1	0	–32,407	–24,653	–51	0	–24,704
Exchange rate and other changes	700	1	0	701	1,096	–2	0	1,093
As of 31 Dec.	37,907	83	0	37,991	36,001	64	0	36,065

Development of gross carrying amounts of off-balance sheet lending transactions

		Financial year 2024				Financial year 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions	millions

As of 1 Jan.	137,227	1,847	455	139,528	129,693	2,777	532	133,002
Transfer from stage 2 and stage 3 to stage 1	14	–14	0	0	40	–40	0	0
Transfer from stage 1 and stage 3 to stage 2	–390	390	0	0	–63	64	–1	0
Transfer from stage 1 and stage 2 to stage 3	–50	0	50	0	–5	–1	6	0
Additions – New business and increased utilisation	65,955	448	9	66,412	66,223	147	134	66,503
Disposals	–62,261	–1,349	–231	–63,842	–58,633	–1,097	–211	–59,941
Exchange rate and other changes	–18	0	0	–18	–28	–3	–5	–36
As of 31 Dec.	140,475	1,322	283	142,081	137,227	1,847	455	139,528

The gross carrying amount of financial assets for which risk provisioning at the time of modification was assigned to stage 2 or 3 and was transferred back to stage 1 during the reporting period amounted to EUR 103 million as of the reporting date (31 Dec. 2023: EUR 1,083 million).

112 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position

(37) Risk provisions

Development of risk provisions for financial assets at amortised cost – Loans and advances to banks

		Financial year 2024				Financial year 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions	millions

As of 1 Jan.	52	32	84	167	81	40	128	248
Transfer from stage 2 and stage 3 to stage 1	14	–14	0	0	13	–13	0	0
Transfer from stage 1 and stage 3 to stage 2	0	0	0	0	–5	6	–1	0
Transfer from stage 1 and stage 2 to stage 3	0	–3	3	0	0	–3	4	0
Additions	27	27	14	68	22	20	11	54
Utilisation	0	0	–49	–49	0	0	–9	–9
Reversals	–49	–18	–24	–92	–54	–17	–11	–83
Net present value effect	0	0	4	4	0	0	5	5
Exchange rate and other changes	1	0	21	22	–4	0	–43	–48
As of 31 Dec.	45	24	52	122	52	32	84	167

Development of risk provisions for financial assets at amortised cost – Loans and advances to customers

		Financial year 2024				Financial year 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions	millions

As of 1 Jan.	162	300	1,223	1,685	237	406	1,211	1,853
Transfer from stage 2 and stage 3 to stage 1	62	–62	0	0	128	–127	0	0
Transfer from stage 1 and stage 3 to stage 2	–7	23	–16	0	–34	54	–20	0
Transfer from stage 1 and stage 2 to stage 3	–8	–24	31	0	–6	–81	87	0
Additions	169	133	271	573	132	243	330	705
Utilisation	0	0	–93	–93	0	0	–197	–197
Reversals	–188	–146	–258	–593	–296	–190	–291	–776
Net present value effect	0	0	95	95	0	0	89	89
Exchange rate and other changes	3	4	22	29	2	–4	13	10
As of 31 Dec.	192	229	1,276	1,696	162	300	1,223	1,685

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position | 113

Development of risk provisions for financial assets at amortised cost – Securities and investments

		Financial year 2024				Financial year 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions	millions

As of 1 Jan.	8	0	0	8	11	1	0	12
Transfer from stage 2 and stage 3 to stage 1	6	–6	0	0	1	–1	0	0
Additions	5	6	0	11	4	1	0	4
Reversals	–10	–1	0	–11	–8	0	0	–8
As of 31 Dec.	8	0	0	8	8	0	0	8

Development of Risk provisions for lending business (off-balance sheet lending transactions)

		Financial year 2024				Financial year 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions	millions

As of 1 Jan.	24	16	50	90	42	26	47	115
Transfer from stage 2 and stage 3 to stage 1	2	–2	0	0	9	–9	0	0
Transfer from stage 1 and stage 3 to stage 2	–1	1	0	0	–2	2	0	0
Transfer from stage 1 and stage 2 to stage 3	0	0	0	0	0	–3	3	0
Additions	28	14	47	89	44	31	40	115
Reversals	–36	–19	–50	–105	–68	–31	–39	–138
Exchange rate and other changes	0	0	0	1	–1	0	–2	–2
As of 31 Dec.	17	9	48	74	24	16	50	90

The post-model adjustment for the greater forecast uncertainty regarding global economic development particularly due to geopolitical crises and the threat of trade conflicts amounted to EUR 100 million as of the reporting date (31 Dec. 2023: EUR 52 million).

Provisions for losses on loans and advances also include money market investments and reverse repos.

In the reporting year, EUR 100 million (2023: EUR 95 million) in interest income was not collected for impaired loans and advances.

The contractual balance outstanding of financial assets that were written off during the reporting period and that are still subject to enforcement measures amounted to EUR 98 million as of the reporting date (31 Dec. 2023: EUR 76 million).

114 |  KfW Financial Report 2023 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position

(38) Financial assets at fair value

Analysis of Financial assets at fair value by class

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Loans and advances to banks – FVM
Loans and advances	0	0
Other receivables	58	41
Loans and advances to customers – FVM
Loans and advances	8,232	9,927
Other receivables	0	1
Securities and investments – FVM
Bonds and other fixed-income securities	0	0
Shares and other non-fixed income securities	3,919	0
Equity investments	1,112	4,418	1)
Shares in non-consolidated subsidiaries	92	90
Other derivatives – FVM
Interest-related derivatives	1,357	1,630
Cross-currency derivatives	947	692

Total	15,716	16,799

1)

Fund investments of EUR 3,362 thousand were reported the previous year under equity investments. As of financial year 2024, fund investments are reported under shares and other non-fixed income securities.

Cross-currency swaps are presented under Cross-currency derivatives.

Other derivatives include derivatives with positive fair values of EUR 87 million (31 Dec. 2023: EUR 106 million) attributable to embedded derivatives that are bifurcated.

(39) Value adjustments from macro fair value hedge accounting

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Value adjustments to assets under macro fair value hedge accounting	–9,375	–14,771

The fair values attributable to hedged risks in the hedged portfolios in the at amortised cost measurement category are included in this item.

(40) Derivatives designated for hedge accounting

Analysis of derivatives with positive fair values designated for hedge accounting by type of hedging relationship

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Micro fair value hedge accounting	6,572	3,980
Macro fair value hedge accounting	873	1,463
Total	7,445	5,443

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position | 115

Analysis of derivatives with positive fair values designated for hedge accounting by type of hedging instrument

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Interest-related derivatives	1,529	2,326
Cross-currency derivatives	5,916	3,118

Total	7,445	5,443

Only Interest-related derivatives are designated for macro fair value hedge accounting. Cross-currency swaps are presented under Cross-currency derivatives.

(41) Investments accounted for using the equity method

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Investments accounted for using the equity method	500	626

Total	500	626

The note regarding “Disclosures on shareholdings” includes a list of Investments accounted for using the equity method.

(42) Non-current assets held for sale

This item from the statement of financial position contains equity investments of DEG with a fair value of EUR 37 million (31 Dec. 2023: EUR 78 million) in companies in Asia and Latin America, which meet the criteria under IFRS 5 as “non-current assets held for sale”, and are therefore to be reported separately. These equity investments are recognised in the business sector DEG.

Disposal of the equity investments within the next twelve months is highly likely.

It was not possible in 2024 to sell, as planned, two equity investments recognised as assets held for sale in the consolidated financial statements as of 31 December 2023 (31 Dec. 2022: four equity investments). In one case this is due to delays in the selling process. As the sale is planned for the beginning of 2025, the relevant investment is still reported under non-current assets held for sale. In the second case, there was no sale due to deterioration of the market environment. For purely accounting purposes, the investment was reclassified to the statement of financial position item Financial assets at fair value, due to the lower probability of realisation. The reclassification had no effect on the earnings position.

116 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position

(43) Property, plant and equipment

Analysis of Property, plant and equipment by class

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Land and buildings	818	828
Plant and equipment	65	67
Rights of use arising from leases	29	31
Other property, plant and equipment	10	4

Total	922	929

Additions to rights of use arising from leases amounted to EUR 4 million (2023: EUR 1 million). Payments in advance and assets under construction are presented in Other property, plant and equipment.

Development of Property, plant and equipment in financial year 2024

	Acquisition/	Accumulated	Net carrying
	production cost	amortisation,	amount
		impairment and
		reversal of
		impairment
		losses
	EUR in millions	EUR in millions	EUR in millions

Carrying amount as of 1 Jan. 2024	1,533	–604	929
Additions/reversals of impairment losses	70	–2	68
Disposals	–109	92	–17
Amortisation	0	–57	–57
Impairment losses	0	0	0

Carrying amount as of 31 Dec. 2024	1,493	–571	922

Development of Property, plant and equipment in financial year 2023

	Acquisition/	Accumulated	Net carrying
	production cost	amortisation,	amount
		impairment and
		reversal of
		impairment
		losses
	EUR in millions	EUR in millions	EUR in millions

Carrying amount as of 1 Jan. 2023	1,496	–568	929
Additions/reversals of impairment losses	58	0	58
Disposals	–22	20	–2
Amortisation	0	–55	–55
Impairment losses	0	–1	–1

Carrying amount as of 31 Dec. 2023	1,533	–604	929

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position | 117

(44) Intangible assets

Analysis of Intangible assets by class

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Software	60	75
Purchased software	24	31
Internally generated software	36	44
Other intangible assets	8	7

Total	69	82

Other intangible assets include, in particular, software under development.

Development of Intangible assets in financial year 2024

	Acquisition/	Accumulated	Net carrying
	production cost	amortisation,	amount
		impairment and
		reversal of
		impairment
		losses
	EUR in millions	EUR in millions	EUR in millions

Carrying amount as of 1 Jan. 2024	473	–391	82
Additions/reversals of impairment losses	19	0	19
Disposals	–33	33	0
Amortisation	0	–33	–33
Impairment losses	0	0	0

Carrying amount as of 31 Dec. 2024	459	–391	69

Development of Intangible assets in financial year 2023

	Acquisition/	Accumulated	Net carrying
	production cost	amortisation,	amount
		impairment and
		reversal of
		impairment
		losses
	EUR in millions	EUR in millions	EUR in millions

Carrying amount as of 1 Jan. 2023	457	–357	100
Additions/reversals of impairment losses	18	0	18
Disposals	–2	2	0
Amortisation	0	–36	–36
Impairment losses	0	0	0

Carrying amount as of 31 Dec. 2023	473	–391	82

118 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position

(45) Income tax assets

Analysis of Income tax assets

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Current income tax assets	23	15
Deferred income tax assets	86	161

Total	109	176

Current income tax assets result from creditable taxes (investment income tax/solidarity surcharge) and tax receivables from advance tax payments of the taxable group subsidiaries during financial year 2024 and previous years.

Deferred income tax assets mostly result from valuation differences relating to the statement of financial position items listed below and to loss carryforwards. The amount of deferred tax assets relating to loss carryforwards is based on a corresponding forecast of future income. As of 31 December 2024, the volume of deferred tax assets not recognised was EUR 8 million (31 Dec. 2023: EUR 4 million) relating to loss carryforwards, and EUR 0 million (31 Dec. 2023: EUR 0 million) relating to accounting issues.

Further information on the amount recognised directly in equity as deferred taxes under Revaluation reserves can be found in the note on “Equity”.

Composition of deferred tax assets by statement of financial position item

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Financial assets at amortised cost	52	76
Financial assets at fair value	2	3
Financial liabilities at amortised cost	0	1
Financial liabilities at fair value	2	2
Provisions	31	42
Other statement of financial position items	1	0
Tax loss carryforwards	4	41
Subtotal	92	165
Offset against deferred tax liabilities	6	4

Total	86	161

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position | 119

(46) Other assets

Analysis of Other assets

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Other assets and receivables	696	723
Prepaid expenses	57	49

Total	754	772

Other assets and receivables includes primarily the receivables from the Federal Agency for Special Tasks Associated with Unification (Bundesanstalt für vereinigungsbedingte Sonderaufgaben – “BvS”) amounting to EUR 634 million (31 Dec. 2023: EUR 633 million), which are offset in equal amount by provisions arising from the assumption of the operations of the State Insurance Company of the German Democratic Republic in liquidation (Staatliche Versicherung der Deutschen Demokratischen Republik in Abwicklung – “SinA”, an institution under public law).

Development of assets from contractual rights

	2024	2023
	EUR in millions	EUR in millions

As of 1 Jan.	0	0
Additions	0	0
Disposals	0	0

As of 31 Dec.	0	0

(47) Financial liabilities at amortised cost

Analysis of Financial liabilities at amortised cost by class

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Liabilities to banks
Money-market transactions	982	2,104
Promissory note loans	1,087	1,123
Other financial liabilities	4,393	2,549
Liabilities to customers
Money-market transactions	471	975
Promissory note loans	23,964	38,027
Other financial liabilities	5,654	9,288
Certificated liabilities
Money-market issues	32,494	37,694
Bonds and notes	416,457	407,940

Total	485,502	499,700

Liabilities from cash collateral received are included in Other financial liabilities. These are attributable to cash collateral on derivatives in the amount of EUR 3,339 million (31 Dec. 2023: EUR 1,549 million), and to cash collateral on other transactions in the amount of EUR 1,148 million (31 Dec. 2023: EUR 1,324 million).

120 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position

New securities (money market issues, bonds and notes) under the sub-item certificated liabilities, with a nominal volume of EUR 157.6 billion and which are to be measured at amortised cost, were issued during the current financial year (2023: EUR 201.4 billion). The volume of repayments due to maturity during the same period amounted to EUR 167.2 billion (nominal) (2023: EUR 181.4 billion) and the volume of early repurchases to EUR 0.5 billion (nominal) (2023: EUR 0.4 billion).

Liabilities include liabilities from repurchase agreements and securities lending transactions under Other financial liabilities.

(48) Financial liabilities at fair value

Analysis of Financial liabilities at fair value by class

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Liabilities to banks – FVD
Promissory note loans	225	221
Liabilities to customers – FVD
Promissory note loans	719	818
Certificated liabilities – FVD
Bonds and notes	6,537	6,613
Other derivatives – FVM
Interest-related derivatives	1,494	1,585
Cross-currency derivatives	799	1,129

Total	9,774	10,365

As in the previous year, there were no new issues in the current financial year under sub-item certificated liabilities to be measured at fair value. The volume of repayments due to maturity during the same period amounted to EUR 0.2 billion (nominal) (2023: EUR 0.3 billion) and the volume of early repurchases to EUR 0.0 billion (nominal) (2023: EUR 0.0 billion).

Cross-currency swaps are presented under Cross-currency derivatives.

Other derivatives include derivatives with negative fair values of EUR 5 million (31 Dec. 2023: EUR 6 million) attributable to embedded derivatives that are bifurcated.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position | 121

(49) Value adjustments from macro fair value hedge accounting

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Value adjustments to liabilities under macro fair value hedge accounting	–16	–1

The fair values attributable to hedged risks in the hedged portfolios in the at amortised cost measurement category are included in this item.

(50) Derivatives designated for hedge accounting

Analysis of derivatives with negative fair values designated for hedge accounting by type of hedging relationship

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Micro fair value hedge accounting	5,619	8,188
Macro fair value hedge accounting	1,362	1,112

Total	6,982	9,300

Analysis of derivatives with negative fair values designated for hedge accounting by type of hedging instrument

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Interest-related derivatives	5,068	5,834
Cross-currency derivatives	1,914	3,466

Total	6,982	9,300

(51) Risk provisions

Analysis of Provisions by class

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Provisions for pensions and similar commitments	1,904	1,844
Provisions for credit risks	74	90
Other provisions	969	877

Total	2,948	2,811

122 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position

Development of Provisions for pensions and similar commitments in financial year 2024

	Defined benefit obligations	Early retirement	Partial retirement	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

As of 1 Jan. 2024	1,809	33	2	1,844
Additions	108	3	1	112
Current service cost	46	0	1	48
Interest cost	62	2	0	64
Actuarial gains and losses	6	0	0	6
Changes in demographic assumptions	0	0	0	0
Changes in financial assumptions	–22	0	0	–22
Changes in experience adjustments	28	0	0	28
Utilisation	–63	–9	–1	–73
Reversals	0	0	0	0
Transfers	0	0	0	0
Contributions by members (recognised in equity)	14	0	0	14

As of 31 Dec. 2024	1,874	27	3	1,904

The average expected residual term of the defined-benefit pension obligations is 16.0 years as of 31 December 2024 (31 Dec. 2023: 16.4 years).

Development of Provisions for pensions and similar commitments in financial year 2023

	Defined benefit obligations	Early retirement	Partial retirement	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

As of 1 Jan. 2023	1,638	42	3	1,683
Additions	104	1	1	105
Current service cost	40	0	1	41
Interest cost	64	0	0	64
Actuarial gains and losses	121	0	0	121
Changes in demographic assumptions	0	0	0	0
Changes in financial assumptions	124	0	0	124
Changes in experience adjustments	–3	0	0	–3
Utilisation	–60	–9	–2	–70
Transfers	0	0	0	0
Contributions by members (recognised in equity)	6	0	0	6

As of 31 Dec. 2023	1,809	33	2	1,844

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position | 123

Provisions for pensions and similar commitments are calculated on the basis of the 2018 G Heubeck actuarial tables and the following other actuarial assumptions:

Actuarial assumptions in % p.a.

	31 Dec. 2024	31 Dec. 2023

Technical discount rate	3.49	3.41
Rate of salary increases	3.00	2.20
Rate of pension increases	2.00	2.50
Rate of staff turnover	3.23	3.17

The technical discount rate as of 31 December 2024 reflects an adjustment to the average residual term of the defined benefit pension obligations translating into an adjustment to the average capital commitment period used.

Sensitivity of defined benefit pension obligations as of 31 December 2024

	Difference	Change in	Difference	Change in
		defined benefit		defined benefit
		obligations		obligations
		EUR in millions		EUR in millions

Life expectancy	+1 year	71	–1 year	–73
Technical discount rate	+0.25%	–70	–0.25%	75
Rate of salary increases	+0.50%	13	–0.50%	–12
Rate of pension increases	+0.50%	103	–0.50%	–57
Rate of staff turnover	+1.00%	–1	–1.00%	1

Sensitivity of defined benefit pension obligations as of 31 December 2023

	Difference	Change in	Difference	Change in
		defined benefit		defined benefit
		obligations		obligations
		EUR in millions		EUR in millions

Life expectancy	+1 year	71	–1 year	–73
Technical discount rate	+0.25%	–69	–0.25%	74
Rate of salary increases	+0.50%	13	–0.50%	–12
Rate of pension increases	+0.50%	102	–0.50%	–57
Rate of staff turnover	+1.00%	–1	–1.00%	1

Development of Risk provisions for lending business

For the development of Risk provisions for lending business (off-balance sheet transactions) see the note regarding “Risk provisions”.

124 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position

Development of Other provisions in financial year 2024

	Obligations to employees	Other provisions	Total
	EUR in millions	EUR in millions	EUR in millions

As of 1 Jan. 2024	35	842	877
Additions	11	154	165
Utilisation	–8	–53	–61
Reversals	–1	–12	–13

As of 31 Dec. 2024	38	931	969

The Obligations to employees column shows other long-term employee benefits including provisions for service anniversaries. Corresponding actuarial reports have been prepared for these obligations.

Provisions for the obligation vis-à-vis the ERP Special Fund to award grants in an amount of EUR 135 million (31 December 2023: EUR 62 million) in the years ahead are recognised in Other provisions.

An Other provision item in the amount of EUR 100 million (31 Dec. 2023: EUR 57 million) is reported due to the interest rate being below the market rate for irrevocable promotional loan commitments with additional promotional funds in the form of interest rate reductions impacting KfW’s earnings position. Changes to existing provisions are presented as net additions or, in the case of a decline, as a transfer via the adjustments to the carrying amounts of already disbursed promotional loans recognised on the assets side under Financial assets at amortised cost – Loans and advances to banks or customers.

Other provisions also comprise obligations in the amount of EUR 634 million (31 Dec. 2023: EUR 633 million) arising from the assumption of the operations of the State Insurance Company of the German Democratic Republic in liquidation (Staatliche Versicherung der Deutschen Demokratischen Republik in Abwicklung – “SinA”, an institution under public law), which are offset by receivables in the same amount from the Federal Agency for Special Tasks Associated with Unification (Bundesanstalt für vereinigungsbedingte Sonderaufgaben – “BvS”) recognised in Other assets. Other provisions also include provisions for legal risks offset by receivables from the Federal Government in the same amount.

Development of Other provisions in financial year 2023

	Obligations to employees	Other provisions	Total
	EUR in millions	EUR in millions	EUR in millions
As of 1 Jan. 2023	32	842	873
Additions	8	141	148
Utilisation	–4	–123	–127
Reversals	0	–18	–18

As of 31 Dec. 2023	35	842	877

(52) Income tax liabilities

Analysis of Income tax liabilities

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Current income tax liabilities	206	82
Deferred income tax liabilities	23	26

Total	230	107

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position | 125

Current income tax liabilities as of 31 December 2024 primarily consist of tax provisions at the level of taxable companies included in the group.

Deferred income tax liabilities mostly resulted from valuation differences relating to the statement of financial position items listed below.

Composition of deferred tax liabilities by statement of financial position item

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Financial assets at fair value – Other derivatives	0	1
Financial assets at amortised cost	0	1
Financial assets at fair value – Securities and investments	24	23
Investments accounted for using the equity method	4	4
Other statement of financial position items	1	1
Subtotal	29	30
Offset against deferred tax assets	6	4

Total	23	26

(53) Other liabilities

Analysis of Other liabilities

	31 Dec. 2024	31 Dec. 2023
	Mio. EUR	Mio. EUR

Other financial liabilities	300	312
thereof Accruals	202	186
Deferred income	44	39
Lease liabilities	30	34

Total	374	386

Deferred income contains liabilities resulting from contractual obligations (“contract liabilities” in accordance with IFRS 15). These developed as follows:

Development of liabilities from contractual obligations

	2024	2023
	EUR in millions	EUR in millions

As of 1 Jan.	37	38
Additions	25	15
Disposals	–19	–16

As of 31 Dec.	43	37

126 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position

(54) Equity

Analysis of Equity

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Subscribed capital	3,750	3,750
less uncalled outstanding contributions	–450	–450
Paid-in subscribed capital	3,300	3,300
Capital reserve	8,447	8,447
Reserve from the ERP Special Fund	1,191	1,191
Retained earnings	26,552	25,150
Statutory reserve under Article 10 (2) KfW Law	1,875	1,875
Special reserve under Article 10 (3) KfW Law	17,988	17,117
Special reserve less the special loss account from provisioning pursuant to Section 17 (4) of the D-Mark Balance Sheet Law	21	21
Other retained earnings	6,668	6,137
Revaluation reserves	83	–15
Valuation result from the change in own credit risk of liabilities designated at fair value through profit or loss	160	55
Actuarial gains and losses from defined-benefit pension obligations (after tax)	–77	–70

Total	39,573	38,073

The Federal Government owns 80% of KfW’s share capital, the German federal states 20%. In accordance with Article 1a of the KfW Law, the Federal Republic of Germany is liable for certain liabilities of KfW. There is no profit distribution in accordance with Article 10 (1) of the KfW Law. KfW’s net income amounting to EUR 871 million (2023: EUR 1,336 million) was used to increase the special reserve under Article 10 (3) KfW Law.

Equity forms the basis for the capital available for covering risks, which is matched against the capital requirements derived from internal management.

For information concerning Equity in relation to risk-bearing capacity, see the risk report in the combined management report.

The revaluation reserves developed as follows:

Development of revaluation reserves

	Valuation result from the change in own credit risk of liabilities designated at fair value through profit or loss	Actuarial gains and losses from defined benefit pension obligations	Effects of deferred taxes	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

As of 1 Jan. 2023	6	52	–9	50
Consolidated comprehensive income	49	–121	7	–65
Other comprehensive income	49	–121	7	–65
As of 31 Dec. 2023	55	–68	–2	–15
Consolidated comprehensive income	105	–6	–1	98
Other comprehensive income	105	–6	–1	98

As of 31 Dec. 2024	160	–74	–3	83

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to the consolidated statement of financial position | 127

Notes to financial instruments

The different IFRS 9 measurement categories are abbreviated as follows in the Notes to financial instruments:

ACO	=	Financial instruments measured at amortised cost
FVM	=	Financial instruments measured at fair value
FVD	=	Financial instruments designated at fair value

(55) Gains and losses from financial instruments by measurement category

The following tables show the results from financial instruments included in the different statement of comprehensive income items presented by measurement category. The result from foreign currency translation is not included.

Gains and losses from financial instruments by measurement category in financial year 2024

				Financial liabilities at fair value
	Financial	Financial	Financial	FVM	FVD	Derivatives	Total
	assets at	liabilities at	assets at			designated
	amortised	amortised	fair value –			for hedge
	cost	cost	FVM			accounting

	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions

Interest income	12,6441)	0	808	241	0	7,488	21,181
Interest expense	–406	–9,579	–89	–430	–356	–7,765	–18,624
Net gains/losses from risk provisions	39	0	0	0	0	0	39
Commission income	3	0	0	0	0	0	3
Commission expense	–10	–5	0	0	0	0	–16
Net gains/losses from hedge accounting	6,085	–6,550	0	0	0	572	107
Net gains/losses from other financial instruments at fair value through profit or loss	0	0	–162	58	194	0	90
Net gains/losses from disposal of financial assets at amortised cost	0	0	0	0	0	0	0
Net other operating income or loss	0	3	0	0	0	0	3
Change in revaluation reserves	0	0	0	0	105	0	105
Total	18,356	–16,132	557	–130	–58	295	2,888

1)	Includes interest income from financial guarantees of EUR 38 million.

128 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Gains and losses from financial instruments by measurement category in financial year 2023

				Financial liabilities at fair value
	Financial	Financial	Financial	FVM	FVD	Derivatives	Total
	assets at	liabilities at	assets at			designated
	amortised	amortised	fair value –			for hedge
	cost	cost	FVM			accounting

	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions	millions

Interest income	10,8371)	0	725	374	0	6,464	18,399
Interest expense	–284	–7,599	–64	–354	–347	–7,231	–15,878
Net gains/losses from risk provisions	169	0	0	0	0	0	169
Commission income	9	0	0	0	0	0	9
Commission expense	–10	–5	0	0	0	0	–15
Net gains/losses from hedge accounting	12,277	–13,793	0	0	0	1,807	291
Net gains/losses from other financial instruments at fair value through profit or loss	0	0	–311	304	–186	0	–194
Net gains/losses from disposal of financial assets at amortised cost	0	0	0	0	0	0	0
Net other operating income or loss	0	6	0	0	0	0	6
Change in revaluation reserves	0	0	0	0	49	0	49
Total	22,997	–21,391	350	323	–484	1,040	2,836

1)	Includes interest income from financial guarantees of EUR 33 million.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments | 129

(56) Disclosures on fair value

The following tables show the financial instruments measured at fair value or for which the fair value is indicated in the Notes according to the valuation methods used. There is also a comparison of fair value and carrying amount.

Fair value of financial instruments by valuation method as of 31 December 2024

		Fair Value
	Carrying	Level 1	Level 2	Level 3	Total	Difference
	amount					from
	(statement					carrying
	of financial					amount
	position)
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions

Assets

Cash reserves	26,522	26,522	0	0	26,522	0
Financial assets at amortised cost
Loans and advances to banks	320,406	0	28,320	279,286	307,607	–12,799
Loans and advances to customers	144,278	0	778	141,528	142,306	–1,972
Securities and investments	37,982	29,660	3,257	4,899	37,816	–167
Financial assets at fair value
Loans and advances to banks – FVM	58	0	0	58	58	0
Loans and advances to customers – FVM	8,232	0	8,085	147	8,232	0
Securities and investments – FVM	5,123	91	2,699	2,334	5,123	0
Other derivatives – FVM	2,303	0	2,299	4	2,303	0
Value adjustments from macro fair value hedge accounting	–9,375	n/a	n/a	n/a	n/a	9,375
Derivatives designated for hedge accounting	7,445	0	7,445	0	7,445	0
Non-current assets held for sale	37	0	37	0	37	0

Total	543,012	56,273	52,920	428,256	537,449	–5,563

Liabilities and equity
Financial liabilities at amortised cost
Liabilities to banks	6,462	0	6,447	0	6,447	–15
Liabilities to customers	30,089	0	29,367	0	29,367	–722
Certificated liabilities	448,951	396,089	46,383	0	442,472	–6,479
Financial liabilities at fair value
Liabilities to banks – FVD	225	0	225	0	225	0
Liabilities to customers – FVD	719	0	719	0	719	0
Certificated liabilities – FVD	6,537	4,152	2,385	0	6,537	0
Other derivatives – FVM	2,293	0	2,275	18	2,293	0
Value adjustments from macro fair value hedge accounting	–16	n/a	n/a	n/a	n/a	16
Derivatives designated for hedge accounting	6,982	0	6,982	0	6,982	0

Total	502,241	400,241	94,782	18	495,042	–7,200

130 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Fair value of financial instruments by valuation method as of 31 December 2023

		Fair Value
	Carrying	Level 1	Level 2	Level 3	Total	Difference
	amount					from
	(statement					carrying
	of financial					amount
	position)
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions

Assets

Cash reserves	47,431	47,431	0	0	47,431	0
Financial assets at amortised cost
Loans and advances to banks	324,475	12	24,706	282,628	307,346	–17,129
Loans and advances to customers	142,644	0	1,257	139,437	140,694	–1,950
Securities and investments	36,057	28,723	2,637	4,609	35,969	–88
Financial assets at fair value
Loans and advances to banks – FVM	41	0	0	41	41	0
Loans and advances to customers – FVM	9,928	0	9,644	284	9,928	0
Securities and investments – FVM	4,509	109	3,029	1,370	4,509	0
Other derivatives – FVM	2,322	0	2,278	44	2,322	0
Value adjustments from macro fair value hedge accounting	–14,771	n/a	n/a	n/a	n/a	14,771
Derivatives designated for hedge accounting	5,443	0	5,443	0	5,443	0
Non-current assets held for sale	78	0	66	12	78	0

Total	558,156	76,275	49,061	428,424	553,760	–4,396

Liabilities and equity
Financial liabilities at amortised cost
Liabilities to banks	5,777	0	5,754	0	5,754	–23
Liabilities to customers	48,290	0	47,455	0	47,455	–835
Certificated liabilities	445,634	387,020	52,738	0	439,758	–5,875
Financial liabilities at fair value
Liabilities to banks – FVD	221	0	221	0	221	0
Liabilities to customers – FVD	818	0	818	0	818	0
Certificated liabilities – FVD	6,613	4,095	2,519	0	6,613	0
Other derivatives – FVM	2,714	0	2,691	23	2,714	0
Value adjustments from macro fair value hedge accounting	–1	n/a	n/a	n/a	n/a	1
Derivatives designated for hedge accounting	9,300	0	9,300	0	9,300	0

Total	519,363	391,115	121,493	23	512,631	–6,732

Interest-related changes in value are also included in measuring the fair value of the financial instruments. Accordingly, when the comparison is made with the carrying amount, it is necessary to take into account the changes in value (interest-related) resulting from the recognition of Loans and advances and borrowings in macro fair value hedge accounting.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments | 131

Change in level assignment of financial instruments measured at fair value with a transfer between levels 1 and 2 in financial year 2024

	Transfer from level 1 to level 2	Transfer from level 2 to level 1
	EUR in millions	EUR in millions

Assets
Financial assets at fair value
Loans and advances to banks – FVM	0	0
Loans and advances to customers – FVM	0	0
Securities and investments – FVM	0	3
Other derivatives – FVM	0	0
Derivatives designated for hedge accounting	0	0
Non-current assets held for sale	0	0

Total	0	3

Liabilities and equity
Financial liabilities at fair value
Liabilities to banks – FVD	0	0
Liabilities to customers – FVD	0	0
Certificated liabilities – FVD	0	0
Other derivatives – FVM	0	0
Derivatives designated for hedge accounting	0	0

Total	0	0

The group primarily made transfers from level 2 to level 1 in financial year 2024 as quoted market prices from active markets were available again for the respective financial instruments. In contrast, there were transfers from level 1 to level 2 in financial year 2023 where there were no quoted market prices from active markets available for the respective financial instruments.

132 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Change in level assignment of financial instruments measured at fair value with a transfer between levels 1 and 2 in financial year 2023

	Transfer from level 1 to level 2	Transfer from level 2 to level 1
	EUR in millions	EUR in millions

Assets
Financial assets at fair value
Loans and advances to banks – FVM	0	0
Loans and advances to customers – FVM	0	0
Securities and investments – FVM	0	6
Other derivatives – FVM	0	0
Derivatives designated for hedge accounting	0	0
Non-current assets held for sale	0	0

Total	0	6

Liabilities and equity
Financial liabilities at fair value
Liabilities to banks – FVD	0	0
Liabilities to customers – FVD	0	0
Certificated liabilities – FVD	278	0
Other derivatives – FVM	0	0
Derivatives designated for hedge accounting	0	0

Total	278	0

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments | 133

Development of financial assets measured at fair value assigned to level 3 in financial year 2024

	Financial assets at fair value
	Loans and advances to banks – FVM	Loans and advances to customers – FVM	Securities and investments – FVM	Other derivatives – FVM	Non-current assets held for sale	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

As of 1 Jan. 2024	41	284	1,370	44	12	1,751

A. Changes recognised in the income statement
Net interest and commission income	0	–5	0	0	0	–5
Contracts still valid at year-end	0	–4	0	0	0	–4
Net gains/losses from hedge accounting	0	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0	0
Net gains/losses from other financial instruments at fair value through profit or loss	14	0	72	4	0	90
Contracts still valid at year-end	16	1	–9	–2	0	5
Total changes recognised in the income statement	14	–5	72	4	0	85

B. Changes recognised directly in equity
Changes in level assignment	0	0	919	–43	0	877
Transfer from level 1 and level 2	0	0	1,200	0	0	1,200
Transfer to level 1 and level 2	0	0	–280	–43	0	–323
Additions	0	13	450	6	0	470
Disposals	0	–152	–491	–7	0	–651
Total changes recognised directly in equity	0	–139	879	–44	0	695
Changes in consolidated group	0	0	0	0	0	0
Exchange rate changes	3	7	1	1	0	12
Other changes	0	0	12	–1	–12	–1
As of 31 Dec. 2024	58	147	2,334	4	0	2,542

134 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Development of financial liabilities measured at fair value assigned to level 3 in financial year 2024

	Financial liabilities at fair value
	Liabilities to banks – FVD	Liabilities to customers – FVD	Certificated liabilities – FVD	Other derivatives – FVM	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

As of 1 Jan. 2024	0	0	0	23	23

A. Changes recognised in the income statement
Net interest and commission income	0	0	0	3	3
Contracts still valid at year-end	0	0	0	4	4
Net gains/losses from hedge accounting	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0
Net gains/losses from other financial instruments at fair value through profit or loss	0	0	0	–6	–6
Contracts still valid at year-end	0	0	0	0	0
Total changes recognised in the income statement	0	0	0	–3	–3

B. Changes recognised directly in equity
Change in revaluation reserves	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0
Changes in level assignment	0	0	0	0	0
Transfer from level 1 and level 2	0	0	0	0	0
Transfer to level 1 and level 2	0	0	0	0	0
Additions	0	0	0	0	0
Disposals	0	0	0	–2	–2
Total changes recognised directly in equity	0	0	0	–2	–2
Exchange rate changes	0	0	0	2	2
Other changes	0	0	0	–1	–1
As of 31 Dec. 2024	0	0	0	18	18

The group carried out transfers from levels 1 and 2 to level 3 because in financial years 2024 and 2023 quoted prices on the active market or observable market parameters were no longer available or their effect on fair value was deemed material. In contrast, the group carried out transfers from level 3 to levels 1 and 2 if quoted prices on the active market or observable market parameters were available again or the effect of non-observable parameters on fair value was deemed immaterial.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes - Notes to financial instruments | 135

Development of financial assets measured at fair value assigned to level 3 in financial year 2023

	Financial assets at fair value
	Loans and advances to banks – FVM	Loans and advances to customers – FVM	Securities and investments – FVM	Other derivatives – FVM	Non-current assets held for sale	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

As of 1 Jan. 2023	38	202	1,000	1	49	1,289

A. Changes recognised in the income statement
Net interest and commission income	0	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0	0
Net gains/losses from hedge accounting	0	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0	0
Net gains/losses from other financial instruments at fair value through profit or loss	4	0	4	35	–4	39
Contracts still valid at year-end	4	–1	–75	16	–4	–61
Total changes recognised in the income statement	4	0	4	35	–4	39

B. Changes recognised directly in equity
Changes in level assignment	0	0	398	1	–24	375
Transfer from level 1 and level 2	0	0	711	2	0	712
Transfer to level 1 and level 2	0	0	–313	0	–24	–337
Additions	1	288	40	0	0	329
Disposals	–1	–202	–48	0	0	–252
Total changes recognised directly in equity	0	86	390	1	–24	453
Changes in consolidated group	0	0	0	0	0	0
Exchange rate changes	–1	–3	–21	6	–2	–22
Other changes	0	0	–3	1	–6	–8
As of 31 Dec. 2023	41	284	1,370	44	12	1,751

136 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Development of financial liabilities measured at fair value assigned to level 3 in financial year 2023

	Financial liabilities at fair value
	Liabilities to banks – FVD	Liabilities to customers – FVD	Certificated liabilities – FVD	Other derivatives – FVM	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

As of 1 Jan. 2023	0	0	0	43	43

A. Changes recognised in the income statement
Net interest and commission income	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0
Net gains/losses from hedge accounting	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0
Net gains/losses from other financial instruments at fair value through profit or loss	0	0	0	–15	–15
Contracts still valid at year-end	0	0	0	–25	–25
Total changes recognised in the income statement	0	0	0	–14	–14

B. Changes recognised directly in equity
Change in revaluation reserves	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0
Changes in level assignment	0	0	0	–6	–6
Transfer from level 1 and level 2	0	0	0	10	10
Transfer to level 1 and level 2	0	0	0	–17	–17
Additions	0	0	0	0	0
Disposals	0	0	0	0	0
Total changes recognised directly in equity	0	0	0	–6	–6
Exchange rate changes	0	0	0	0	0
Other changes	0	0	0	1	1
As of 31 Dec. 2023	0	0	0	23	23

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments | 137

The following tables show how an alternative determination of relevant unobservable data, i.e. values in best and worst case scenarios, would impact fair values for significant products allocated to this level.

Information on unobservable data as of 31 December 2024

Major classes	Valuation method used	Relevant unobservable data with alternative determination	Range
Loans and advances to banks and loans and advances to customers – FVM	Discounted cash flow method	Risk costs	+/– 10%

Securities and investments from equity finance business – FVM	Discounted cash flow method1)	Cost of capital	0.5% to 1.5% (absolute fluctuation)

		Long-term result	5% (relative fluctuation)

		Risk costs	+/– 10%

Other derivatives – derivatives with positive or negative fair values, which comprise a hedging instrument for customers with respect to export and project finance – FVM	Discounted cash flow method	Expected loss	+/– 30%

1)	If the cost of capital and the long-term result could not be used for valuation, the sensitivities were calculated on the basis of the cost of risk.

Information on unobservable data as of 31 December 2023

Major classes	Valuation method used	Relevant unobservable data with alternative determination	Range
Loans and advances to banks and loans and advances to customers – FVM	Discounted cash flow method	Risk costs	+/– 10%

Securities and investments from equity finance business – FVM	Discounted cash flow method1)	Cost of capital	0.5% to 1.5% (absolute fluctuation)

		Long-term result	5% (relative fluctuation)

		Risk costs	+/– 10%

Non-current assets held for sale	Discounted cash flow method	Cost of capital	0.5% to 1.5% (absolute fluctuation)

		Long-term result	5% (relative fluctuation)

Other derivatives – derivatives with positive or negative fair values, which comprise a hedging instrument for customers with respect to export and project finance – FVM	Discounted cash flow method	Expected loss	+/– 30%

1)	If the cost of capital and the long-term result could not be used for valuation, the sensitivities were calculated on the basis of the cost of risk.

138 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Sensitivity analysis for the financial assets measured at fair value assigned to level 3 as of 31 December 2024

	Best case scenario	Reported value	Worst case scenario
	EUR in millions	EUR in millions	EUR in millions

Financial assets at fair value
Loans and advances to banks – FVM	60	58	56
Loans and advances to customers – FVM	155	147	137
Securities and investments – FVM	2,256	2,334	2,435
Other derivatives – FVM	4	4	4
Non-current assets held for sale	0	0	0

Total	2,474	2,542	2,631

Sensitivity analysis for the financial liabilities measured at fair value assigned to level 3 as of 31 December 2024

	Best case scenario	Reported value	Worst case scenario
	EUR in millions	EUR in millions	EUR in millions

Financial liabilities at fair value
Other derivatives – FVM	18	18	18

Total	18	18	18

Sensitivity analysis for the financial assets measured at fair value assigned to level 3 as of 31 December 2023

	Best case scenario	Reported value	Worst case scenario
	EUR in millions	EUR in millions	EUR in millions

Financial assets at fair value
Loans and advances to banks – FVM	43	41	39
Loans and advances to customers – FVM	292	284	275
Securities and investments – FVM	1,527	1,370	1,225
Other derivatives – FVM	46	44	43
Non-current assets held for sale	13	12	11

Total	1,921	1,751	1,593

Sensitivity analysis for the financial liabilities measured at fair value assigned to level 3 as of 31 December 2023

	Best case scenario	Reported value	Worst case scenario
	EUR in millions	EUR in millions	EUR in millions

Financial liabilities at fair value
Other derivatives – FVM	23	23	23

Total	23	23	23

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments | 139

(57) Disclosures on micro fair value hedge accounting

Disclosures on hedged items in micro fair value hedge accounting by risk type – 2024

	Carrying amount of hedged items	Accumulated hedge fair value adjustment (fair value of the hedged risk for the hedged item)	Hedge fair value adjustment to be amortised (discontinued hedge relationships)	Statement of financial position items in which the hedged items are reported	Fair value changes in hedged items to determine hedge ineffectiveness (income statement effect – hedged items)

	EUR in millions	EUR in millions	EUR in millions		EUR in millions

Assets
Interest risk
Securities and investments – Bonds and other fixed-income securities	29,301	–642	0	Financial assets at amortised cost	655

Interest-currency risk
Securities and investments – Bonds and other fixed-income securities	0	0	0	Financial assets at amortised cost	0

Liabilities and equity
Interest risk
Liabilities to banks/customers – promissory note loans	19,419	–710	0	Financial liabilities at amortised cost	–605

Certificated liabilities	246,255	–6,842	90	Financial liabilities at amortised cost	–5,173

Interest-currency risk
Liabilities to banks/customers – promissory note loans	0	0	0	Financial liabilities at amortised cost	0

Certificated liabilities	113,898	–1,329	221	Financial liabilities at amortised cost	–788

140 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Disclosures on hedged items in micro fair value hedge accounting by risk type – 2023

	Carrying amount of hedged items	Accumulated hedge fair value adjustment (fair value of the hedged risk for the hedged item)	Hedge fair value adjustment to be amortised (discontinued hedge relationships)	Statement of financial position items in which the hedged items are reported	Fair value changes in hedged items to determine hedge ineffectiveness (income statement effect – hedged items)

	EUR in millions	EUR in millions	EUR in millions		EUR in millions

Assets
Interest risk
Securities and investments – Bonds and other fixed-income securities	28,866	–1,296	0	Financial assets at amortised cost	1,156

Interest-currency risk
Securities and investments – Bonds and other fixed-income securities	0	0	0	Financial assets at amortised cost	1

Liabilities and equity
Interest risk
Liabilities to banks/customers – promissory note loans	29,549	–1,314	1	Financial liabilities at amortised cost	–860

Certificated liabilities	223,440	–12,002	135	Financial liabilities at amortised cost	–9,891

Interest-currency risk
Liabilities to banks/customers – promissory note loans	0	0	0	Financial liabilities at amortised cost	0

Certificated liabilities	114,305	–2,286	523	Financial liabilities at amortised cost	–3,062

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments | 141

Disclosures on hedging instruments in micro fair value hedge accounting by risk type – 2024

	Par value of hedging instruments	Carrying amount of hedging instruments	Statement of financial position items in which the hedging instruments are reported	Fair value changes in hedging instruments to determine hedge ineffectiveness (income statement effect – hedging instruments)	Average interest rate of hedging instruments1)

	EUR in millions	EUR in millions		EUR in millions	%

Assets
Interest risk
Interest-related transactions: interest rate swap	99,353	656	Derivatives designated for hedge accounting	–652	–1.2

Interest-currency risk
Cross-currency transactions: cross-currency interest rate swap	105,672	5,916	Derivatives designated for hedge accounting	0	1.92)

Liabilities and equity
Interest risk
Interest-related transactions: interest rate swap	202,989	3,705	Derivatives designated for hedge accounting	5,761	–2.3

Interest-currency risk
Cross-currency transactions: cross-currency interest rate swap	76,683	1,914	Derivatives designated for hedge accounting	749	–0.42)

1)	Average interest rate based on the coupon of the fixed leg of the derivatives weighted with nominal volume
2)

Cross-currency interest rate swaps are primarily used to hedge interest risks, but also to hedge foreign currency risks. The difference between the average interest rate of the interest rate swaps and the cross-currency interest rate swaps results from the different interest rate of the hedged currencies, among other factors.

Disclosures on hedging instruments in micro fair value hedge accounting by risk type – 2023

	Par value of hedging instruments	Carrying amount of hedging instruments	Statement of financial position items in which the hedging instruments are reported	Fair value changes in hedging instruments to determine hedge ineffectiveness (income statement effect – hedging instruments)	Average interest rate of hedging instruments1)

	EUR in millions	EUR in millions		EUR in millions	%

Assets
Interest risk
Interest-related transactions: interest rate swap	71,418	863	Derivatives designated for hedge accounting	–1,158	–2.1

Interest-currency risk
Cross-currency transactions: cross-currency interest rate swap	68,931	3,118	Derivatives designated for hedge accounting	–1	1.92)

Liabilities and equity
Interest risk
Interest-related transactions: interest rate swap	224,233	4,722	Derivatives designated for hedge accounting	10,797	–3.7

Interest-currency risk
Cross-currency transactions: cross-currency interest rate swap	113,102	3,466	Derivatives designated for hedge accounting	3,061	–0.22)

1)	Average interest rate based on the coupon of the fixed leg of the derivatives weighted with nominal volume
2)

Cross-currency interest rate swaps are primarily used to hedge interest risks, but also to hedge foreign currency risks. The difference between the average interest rate of the interest rate swaps and the cross-currency interest rate swaps results from the different interest rate of the hedged currencies, among other factors.

142 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Analysis of par values of hedging instruments by hedge relationship according to remaining terms as of 31 December 2024

	In up to	Between	Between	Between 1 year	In more than
	1 month	1 and 3 months	3 months	and 5 years	5 years
Due			and 1 year
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Assets
Interest risk
Interest-related transactions: interest rate swap	616	3,788	6,915	49,387	38,646
Interest-currency risk
Cross-currency transactions: cross-currency interest rate swap	50	3,765	22,542	63,221	16,094

Liabilities and equity
Interest risk
Interest-related transactions: interest rate swap	790	11,516	29,453	100,947	60,283
Interest-currency risk
Cross-currency transactions: cross-currency interest rate swap	60	6,204	12,251	47,582	10,587

Analysis of par values of hedging instruments by hedge relationship according to remaining terms as of 31 December 2023

	In up to	Between	Between	Between 1 year	In more than
	1 month	1 and 3 months	3 months	and 5 years	5 years
Due			and 1 year
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Assets
Interest risk
Interest-related transactions: interest rate swap	731	1,302	3,042	36,229	30,115
Interest-currency risk
Cross-currency transactions: cross-currency interest rate swap	215	7,423	9,903	34,736	16,654

Liabilities and equity
Interest risk
Interest-related transactions: interest rate swap	4,107	2,035	36,775	115,733	65,583
Interest-currency risk
Cross-currency transactions: cross-currency interest rate swap	0	9,913	19,431	74,855	8,902

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments  | 143

(58) Disclosures on macro fair value hedge accounting

Disclosures on hedged items in macro fair value hedge accounting by risk type – 2024

Statement of financial position items in which the hedged items are reported
	Carrying	Value	Value adjustment	Carrying	Value adjust-	Fair value changes
	amount of	adjustment	from macro fair	amount before	ment from	in hedged items to
	hedged	from macro	value hedge	value adjust-	macro fair	determine hedge
	items	fair value	accounting to be	ment from	value hedge	ineffectiveness
		hedge	amortised	macro fair	accounting	(income statement
		accounting	(discontinued	value hedge		effect – hedged
			hedge	accounting		items)
relationships)
	EUR in	EUR in	EUR in			EUR in
	millions	millions	millions			millions

Interest risk
Assets				Financial assets	Value adjustment from macro fair value
	265,340	–9,375	4	at amortised cost	hedge accounting	5,431
Liabilities and equity				Financial liabilities	Value adjustment from macro fair value
	0	–16	–16	at amortised cost	hedge accounting	15

Disclosures on hedged items in macro fair value hedge accounting by risk type – 2023

Statement of financial position items in which the hedged items are reported
	Carrying	Value	Value adjustment	Carrying	Value adjust-	Fair value changes
	amount of	adjustment	from macro fair	amount before	ment from	in hedged items to
	hedged	from macro	value hedge	value adjust-	macro fair	determine hedge
	items	fair value	accounting to be	ment from	value hedge	ineffectiveness
		hedge	amortised	macro fair	accounting	(income statement
		accounting	(discontinued	value hedge		effect – hedged
			hedge	accounting		items)
relationships)
	EUR in	EUR in	EUR in			EUR in
	millions	millions	millions			millions

Interest risk
Assets				Financial assets	Value adjustment from macro fair value
	277,527	–14,771	27	at amortised cost	hedge accounting	11,120
Liabilities and equity				Financial liabilities	Value adjustment from macro fair value
	0	–1	–1	at amortised cost	hedge accounting	19

144 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Disclosures on hedging instruments in macro fair value hedge accounting by risk type – 2024

	Par value of	Carrying	Statement of	Fair value changes
	hedging	amount of	financial	in hedging
	instruments	hedging	position items	instruments to
		instruments	in which the	determine hedge
			hedging	ineffectiveness
			instruments are	(income statement
			reported	effect – hedging
instruments)
	EUR in millions	EUR in millions		EUR in millions

Assets
Interest risk
Interest-related transactions:			Derivatives
interest rate swap			designated for
	180,701	873	hedge accounting	–4,610

Liabilities and equity
Interest risk
Interest-related transactions:			Derivatives
interest rate swap			designated for
	69,494	1,362	hedge accounting	–677

Disclosures on hedging instruments in macro fair value hedge accounting by risk type – 2023

	Par value of	Carrying	Statement of	Fair value changes
	hedging	amount of	financial	in hedging
	instruments	hedging	position items	instruments to
		instruments	in which the	determine hedge
			hedging	ineffectiveness
			instruments are	(income statement
			reported	effect – hedging
instruments)
	EUR in millions	EUR in millions		EUR in millions

Assets
Interest risk
Interest-related transactions:			Derivatives
interest rate swap			designated for
	199,107	1,463	hedge accounting	–9,338

Liabilities and equity
Interest risk
Interest-related transactions:			Derivatives
interest rate swap			designated for
	47,231	1,112	hedge accounting	–1,555

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments  | 145

Analysis of par values of hedging instruments by remaining terms as of 31 December 2024

	In up to	Between	Between	Between 1 year	In more than
	1 month	1 and 3 months	3 months	and 5 years	5 years
Due			and 1 year
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Assets
Interest risk
Interest-related transactions:
interest rate swap	1,296	1,796	23,358	82,880	71,371

Liabilities and equity
Interest risk
Interest-related transactions:
interest rate swap	325	1,057	6,100	22,090	39,922

Analysis of par values of hedging instruments by remaining terms as of 31 December 2023

	In up to	Between	Between	Between 1 year	In more than
	1 month	1 and 3 months	3 months	and 5 years	5 years
Due			and 1 year
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Assets
Interest risk
Interest-related transactions:
interest rate swap	1,245	1,582	20,643	89,843	85,793

Liabilities and equity
Interest risk
Interest-related transactions:
interest rate swap	846	850	1,215	17,048	27,271

146 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

(59) Additional disclosures on derivatives

Analysis of derivatives by type of hedge

	Notional amount		Fair Value 31 Dec. 2024		Fair Value 31 Dec. 2023

	31 Dec. 2024	31 Dec. 2023	positive	negative	positive	negative
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions

Interest-related derivatives	675,658	662,522	2,807	6,559	3,861	7,417
Cross-currency derivatives	150,258	156,750	6,854	2,710	3,799	4,590
Credit derivatives	0	0	0	0	0	0
Total	825,916	819,271	9,661	9,269	7,660	12,007

Cross-currency swaps are presented under Cross-currency derivatives.

Analysis of derivatives by counterparty

	Notional amount		Fair Value 31 Dec. 2024		Fair Value 31 Dec. 2023

	31 Dec. 2024	31 Dec. 2023	positive	negative	positive	negative
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions

OECD banks	775,691	771,486	8,692	7,303	6,843	9,424
Non-OECD banks	176	142	5	5	4	4
Other counterparties	49,890	47,515	963	1,945	812	2,560
Public sector	159	129	1	17	0	20
Total	825,916	819,271	9,661	9,269	7,660	12,007

The analysis includes financial and credit derivatives which are presented in derivatives designated for hedge accounting and the sub-item other derivatives under Financial assets at fair value or Financial liabilities at fair value. Embedded derivatives that must be bifurcated are not included.

The economic hedge effect of financial derivatives with an aggregate principal amount of EUR 747.4 billion (31 Dec. 2023: EUR 736.2 billion) is reflected in the accounts; it was not possible to reflect the risk-mitigating impact of the remaining financial derivatives in the accounts (hedge accounting).

Unchanged from 31 December 2023, KfW Group did not pledge any collateral (in the form of securities) under derivative transactions that can be resold or repledged at any time without payments being past due.

However, liquid collateral totalling EUR 2,469 million (31 Dec. 2023: EUR 5,260 million) was provided, which is recognised under Financial assets at amortised cost – Loans and advances to banks or customers.

Unchanged from 31 December 2023, KfW Group did not receive any collateral (in the form of securities) under derivative transactions that can be resold or repledged at any time without payments by the protection seller being past due.

However, liquid collateral totalling EUR 3,339 million (31 Dec. 2023: EUR 1,549 million) was accepted, which was reported under Financial liabilities at amortised cost – Liabilities to banks or Liabilities to customers.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments | 147

The volume of initial differences between the transaction price and model value arising from the use of a valuation technique that makes significant use of unobservable data which have yet to be amortised over the life of the financial instrument developed as follows during the reporting period:

Day one profit or loss

	2024	2023
	EUR in millions	EUR in millions

As of 1 Jan.	–112	–108
Addition	–9	–22
Reversal	15	16
Exchange rate changes	–2	1
As of 31 Dec.	–108	–112

The net gains/losses from financial derivatives not qualifying for hedge accounting includes amortisation effects in the amount of EUR 11 million (2023: EUR 11 million).

(60) Additional disclosures on financial liabilities at fair value

Disclosures on financial liabilities at fair value as of 31 December 2024

	Financial liabilities at fair value
	Liabilities	Liabilities	Certificated	Total
	to banks	to customers	liabilities
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Carrying amount	225	719	6,537	7,481
Repayment amount at maturity	245	994	9,120	10,359
Difference	20	275	2,583	2,879
thereof borrowings for which the repayment amount builds up as a result of the capitalisation over time of interest due	0	273	2,739	3,012

Disclosures on financial liabilities at fair value as of 31 December 2023

	Financial liabilities at fair value
	Liabilities	Liabilities	Certificated	Total
	to banks	to customers	liabilities
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Carrying amount	221	818	6,613	7,651
Repayment amount at maturity	245	1,137	8,900	10,281
Difference	24	319	2,287	2,630
thereof borrowings for which the repayment amount builds up as a result of the capitalisation over time of interest due	0	316	2,522	2,838

148 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

(61) Contractual payment obligations arising from financial instruments

Analysis of payment obligations by maturity range as of 31 December 20241)

	Up to	More than 1	More than 3	More than 1	More than	Total
	1 month	and up to	months and	and up to	5 years
		3 months	up to 1 year	5 years
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Financial liabilities at amortised cost
Liabilities to banks	4,397	19	1,055	896	312	6,679
Liabilities to customers	4,255	2,524	12,008	6,366	6,630	31,782
Certificated liabilities	25,854	29,860	59,643	249,993	124,296	489,646
Financial liabilities at fair value
Liabilities to banks	0	0	1	250	0	251
Liabilities to customers	0	1	3	327	733	1,064
Certificated liabilities	16	40	214	3,789	6,805	10,865
Net obligations arising from derivative financial instruments	–216	–25	–945	–3,464	1,257	–3,392
thereof gross obligations arising from derivative financial instruments	16,995	16,073	32,268	97,221	32,759	195,316
Obligations arising from on-balance sheet financial instruments	34,306	32,419	71,980	258,156	140,033	536,894
Obligations arising from off-balance sheet transactions	145,116	0	0	0	0	145,116
Total	179,422	32,419	71,980	258,156	140,033	682,010

1)

Net obligations arising from derivative financial instruments comprise payment obligations which are offset against the corresponding payment claims from derivative contracts; gross obligations are reported as obligations arising from derivative financial instruments. Off-balance sheet transactions are generally allocated to the first maturity range.

Analysis of payment obligations by maturity range as of 31 December 20231)

	Up to	More than 1	More than 3	More than 1	More than	Total
	1 month	and up to	months and	and up to	5 years
		3 months	up to 1 year	5 years
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Financial liabilities at amortised cost
Liabilities to banks	2,549	1,674	529	822	378	5,952
Liabilities to customers	9,520	2,449	12,247	19,838	6,670	50,723
Certificated liabilities	19,930	24,939	78,067	240,928	122,946	486,809
Financial liabilities at fair value
Liabilities to banks	0	0	1	5	246	252
Liabilities to customers	0	1	6	266	998	1,271
Certificated liabilities	46	15	209	3,806	6,820	10,896
Net obligations arising from derivative financial instruments	518	–151	334	1,407	3,307	5,416
thereof gross obligations arising from derivative financial instruments	14,911	19,557	40,188	104,057	37,311	216,024
Obligations arising from on-balance sheet financial instruments	32,562	28,928	91,393	267,071	141,365	561,318
Obligations arising from off-balance sheet transactions	142,462	0	0	0	0	142,462
Total	175,024	28,928	91,393	267,071	141,365	703,781

1)

Net obligations arising from derivative financial instruments comprise payment obligations which are offset against the corresponding payment claims from derivative contracts; gross obligations are reported as obligations arising from derivative financial instruments. Off-balance sheet transactions are generally allocated to the first maturity range.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments | 149

The maturity analysis of lease liabilities as lessee is reported under Other notes (in the “Leasing transactions as lessee” section).

(62) Disclosures on repurchase agreements

Disclosures on repo transactions

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Carrying amount of securities sold under repo transactions that continue to be recognised in Financial assets at amortised cost – Securities and investments	313	260

Financial liabilities at amortised cost – Liabilities to banks (countervalue)	311	257

The fair value of interest-bearing securities sold under repo transactions that continue to be recognised in Financial assets at amortised cost totalled EUR 311 million (31 Dec. 2023: EUR 260 million). The fair value of the corresponding repayment obligations was EUR 311 million (31 Dec. 2023: EUR 257 million).

Moreover, as in 2023, KfW Group did not pledge any collateral (in the form of securities) under repo transactions that can be resold or repledged at any time without payments being past due.

As in 2023, the group did not receive any collateral (in the form of securities) under repo transactions that can be resold or repledged at any time without payments being past due.

As in 2023, the group neither pledged nor accepted any liquid collateral.

Disclosures on reverse repo transactions

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Financial assets at amortised cost – Loans and advances to banks (countervalue)	9,630	6,083
Financial assets at amortised cost – Loans and advances to customers (countervalue)	0	0

Total	9,630	6,083

The fair value of interest-bearing securities purchased under reverse repos that are not recognised amounted to EUR 9,600 million (31 Dec. 2023: EUR 5,950 million).

Moreover, KfW Group did not receive any collateral (in the form of securities) under reverse repo transactions that can be resold or repledged at any time without payments by the protection seller being past due, unchanged from 31 December 2023.

As in 2023, the group did not pledge any collateral (in the form of securities) under reverse repo transactions that can be resold or repledged at any time without payments being past due.

As in 2023, the group neither pledged nor accepted any liquid collateral.

150 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

(63) Disclosure on offsetting financial instruments

Disclosures on financial assets with netting agreements as of 31 December 2024

	Carrying	Netted figure	Reported	Carrying	Fair value of	Total net
	amount of	as carrying	financial	amount	collateral	amount
	financial	amount of	assets	of non-	received
	assets before	financial	(net amount)	offsettable
	offsetting	liabilities		financial
	(gross	(gross		liabilities
	amount)	amount)
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions

OTC derivatives	25,636	16,0801)	9,556	6,066	3,318	172
Reverse repos	9,630	0	9,630	272	9,358	0

Total	35,266	16,080	19,186	6,338	12,676	172

1)	Thereof obligations from cash collateral for OTC derivatives with EUREX as the central counterparty in the amount of EUR 4,425 million

Disclosures on financial liabilities with netting agreements as of 31 December 2024

	Carrying	Netted figure	Reported	Carrying	Fair value of	Total net
	amount of	as carrying	financial	amount	collateral	amount
	financial	amount of	liabilities	of non-	pledged
	liabilities	financial	(net amount)	offsettable
	before	assets		financial
	offsetting	(gross		assets
	(gross	amount )
amount)
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions
OTC derivatives	20,083	11,655	8,427	6,066	2,299	62
Repos	311	0	311	272	40	0

Total	20,394	11,655	8,739	6,338	2,339	62

The disclosures on financial instruments with netting agreements only include gross and net amounts for financial assets and financial liabilities with netting agreements. The Notes on the two classes Derivatives designated for hedge accounting and Other derivatives also include financial assets with a carrying amount of EUR 192 million (31 Dec. 2023: EUR 207 million) and financial liabilities with a carrying amount of EUR 848 million (31 Dec. 2023: EUR 910 million), in particular from bifurcated embedded derivatives and derivatives not subject to netting agreements.

Receivables from reverse repo transactions are reported under Financial assets at amortised cost – Loans and advances to banks and Loans and advances to customers.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments | 151

Disclosures on financial assets with netting agreements as of 31 December 2023

	Carrying	Netted figure	Reported	Carrying	Fair value of	Total net
	amount of	as carrying	financial	amount	collateral	amount
	financial	amount of	assets	of non-	received
	assets before	financial	(net amount)	offsettable
	offsetting	liabilities		financial
	(gross	(gross		liabilities
	amount)	amount)
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions

OTC derivatives	27,775	20,2171)	7,559	5,912	1,538	109
Reverse repos	6,083	0	6,083	178	5,905	0

Total	33,858	20,217	13,641	6,089	7,443	109

1)	Thereof obligations from cash collateral for OTC derivatives with EUREX as the central counterparty in the amount of EUR 4,827 million

Disclosures on financial liabilities with netting agreements as of 31 December 2023

	Carrying	Netted figure	Reported	Carrying	Fair value of	Total net
	amount of	as carrying	financial	amount	collateral	amount
	financial	amount of	liabilities	of non-	pledged
	liabilities	financial	(net amount)	offsettable
	before	assets		financial
	offsetting	(gross		assets
	(gross	amount)
amount)
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
OTC derivatives	26,480	15,377	11,103	5,912	5,107	85
Repos	257	0	257	178	80	0

Total	26,737	15,377	11,360	6,089	5,186	85

152 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Notes to financial instruments

Other notes

(64) Off-balance sheet transactions

Analysis by class

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Irrevocable loan commitments	138,628	136,159

Financial guarantee contracts	1,101	1,454

Contingent liabilities from financial guarantees	2,362	2,033

Other contingent liabilities	2,951	2,727

Total	145,041	142,372

All off-balance-sheet transactions are disclosed in the Notes at their par values less any related provisions.

Other contingent liabilities include payment obligations attributable to equity investments which are not fully paid up and do not have to be consolidated.

As part of the sale of its stake in Deutsche Industriebank (“IKB”) in 2008, KfW agreed to indemnify IKB for certain legal risks up to a certain amount after IKB’s excess. As of the end of the reporting period, no proceedings are pending against IKB which are relevant in this context.

In accordance with IAS 37.92, no further disclosures on contingent liabilities were made.

(65) Trust activities and administered loans

Analysis of trust activities (transactions in KfW’s own name but for the account of third parties)

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Loans and advances to banks	785	692

Loans and advances to customers	10,502	10,590

Securities and investments	11,565	10,018

Assets held in trust	22,853	21,299

Liabilities to banks	0	0

Liabilities to customers	22,853	21,299
Liabilities held in trust	22,853	21,299

EUR 13,381 million (31 Dec. 2023: EUR 13,654 million) of the assets held in trust is attributable to KfW Development Bank and DEG. Additional transactions with the Federal Government as trustor in the amount of EUR 5,787 million (31 Dec. 2023: EUR 5,253 million) are transactions mandated by the German Federal Government in accordance with Article 2 (4) of the KfW Law and are included in Securities and investments.

Moreover, KfW held guarantees of EUR 145 million (31 Dec. 2023: EUR 145 million) issued under the European Fund for Sustainable Development (“EFSD”), in trust for the European Union.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes | 153

Volume of administered loans granted (loans in the name and for the account of third parties)

	31 Dec. 2024	31 Dec. 2023
	EUR in millions	EUR in millions

Administered loans	22,879	21,549

(66) Leasing transactions as lessee

Disclosures on lessee agreements as of 31 December 2024

	Due within	Due in	Due in more	Total
	one year	between one	than five years
and five years
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Lease liabilities (undiscounted)	8	21	1	30

Disclosures on lessee agreements as of 31 December 2023

	Due within	Due in	Due in more	Total
	one year	between one	than five years
and five years
	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Lease liabilities (undiscounted)	12	21	5	38

Lease payments in the amount of EUR 1 million (2023: EUR 1 million) were incurred for short-term leases in the reporting period. For leases in which the underlying asset is of low value, lease payments amounted to EUR 4 million (2023: EUR 4 million). The group does not apply recognition requirements in either case as provided for in IFRS 16.5.

(67) Average number of employees during the financial year

	2024	2023

Female employees	4,084	3,878

Male employees	4,409	4,195

Gender not indicated	0	0

Total	8,493	8,073

Staff not covered by collective agreements	5,679	5,409

Staff covered by collective agreements	2,382	2,240

Staff in external offices	433	425

154 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes

(68) Remuneration report

The remuneration report describes the basic structure of the remuneration plan for members of the Executive Board and Board of Supervisory Directors; it also discloses their remuneration on an individual basis. The remuneration report is an integral part of the notes to the consolidated financial statements.

Overview of total remuneration of members of the Executive Board and Board of Supervisory Directors

	2024	20231)
	EUR in thousands	EUR in thousands

Members of the Executive Board	3,972.0	3,766.7

Former members of the Executive Board and their surviving dependants	4,575.3	4,781.3

Members of the Board of Supervisory Directors	188.6	185.2
Total	8,735.9	8,733.3

1)	Katharina Herrmann was appointed to the Executive Board of KfW with effect from 8 April 2023.

Remuneration of the Executive Board

The remuneration system for KfW’s Executive Board is aimed at appropriately compensating members of the Executive Board for their duties and responsibilities. Executive Board contracts are drawn up based on the 1992 version of the policy for hiring executive board members at credit institutions of the Federal Government (Grundsätze für die Anstellung der Vorstandsmitglieder bei den Kreditinstituten des Bundes). The Federal Public Corporate Governance Code (Public Corporate Governance Kodex des Bundes – “PCGK”) is taken into account when drawing up contracts. Each contract is individualised accordingly on this basis.

Components of remuneration

The Executive Board members receive fixed monetary remuneration paid in equal monthly instalments.

The following table shows total remuneration, broken down into remuneration components and other forms of remuneration, as well as additions to pension provisions for each member of the Executive Board.

Annual remuneration of the Executive Board and additions to pension provisions in financial years 2024 and 2023

	Salary		Other remuneration		Total		Additions to pension provisions1)

	2024	2023	2024	2023	2024	2023	2024	2023
	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands
Stefan Wintels (Chief Executive Officer)	838.7	830.5	18.7	18.0	857.4	848.5	693.3	710.5
Katharina Herrmann2)	568.4	412.7	5.1	3.7	573.5	416.4	367.1	627.8
Melanie Kehr	603.4	597.4	15.0	12.2	618.4	609.6	563.1	485.9
Christiane Laibach	568.4	562.8	12.3	14.8	580.7	577.6	300.3	313.9
Bernd Loewen	682.4	665.8	34.4	30.9	716.8	696.7	1,894.4	778.3
Dr Stefan Peiß	603.4	597.4	21.8	20.5	625.2	617.9	362.9	573.0
Total	3,864.7	3,666.6	107.3	100.1	3,972.0	3,766.7	4,181.1	3,489.4

1)	The discount rate for pension obligations increased in 2024 due to the rise in long-term capital market rates, from 3.41% (31 Dec. 2023) to 3.49% (31 Dec. 2024).
2)	Executive Board member since 8 April 2023

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes | 155

Breakdown of other remuneration of the Executive Board in financial year 2024

	Company car	Group accident insurance	Health insurance	Long-term care insurance	Cost of maintaining a second home	Other	Total
	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands

Stefan Wintels (Chief Executive Officer)	12.0	0.6	5.1	1.1	0.0	0.0	18.8

Katharina Herrmann	0.0	0.4	4.1	0.5	0.0	0.0	5.0

Melanie Kehr	9.2	0.4	4.9	0.5	0.0	0.0	15.0

Christiane Laibach	6.5	0.4	4.8	0.6	0.0	0.0	12.3

Bernd Loewen	15.6	0.5	17.2	1.1	0.0	0.0	34.4
Dr Stefan Peiß	13.0	0.4	7.3	1.1	0.0	0.0	21.8
Total	56.3	2.7	43.4	4.9	0.0	0.0	107.3

Breakdown of other remuneration of the Executive Board in financial year 2023

	Company car	Group accident insurance	Health insurance	Long-term care insurance	Cost of maintaining a second home	Other	Total
	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands
Stefan Wintels (Chief Executive Officer)	11.5	0.6	4.9	1.0	0.0	0.0	18.0
Katharina Herrmann1)	0.0	0.3	3.0	0.4	0.0	0.0	3.7
Melanie Kehr	7.1	0.4	4.2	0.5	0.0	0.0	12.2
Christiane Laibach	9.6	0.4	4.2	0.6	0.0	0.0	14.8
Bernd Loewen	12.3	0.5	17.2	1.0	0.0	0.0	31.0
Dr Stefan Peiß	12.0	0.4	7.1	1.0	0.0	0.0	20.5
Total	52.5	2.6	40.6	4.5	0.0	0.0	100.1

1)	Executive Board member since 8 April 2023

Breakdown of remuneration of the Executive Board from secondary employment in financial years 2024 and 2023

	2024	2023
	EUR in thousands	EUR in thousands

Stefan Wintels (Chief Executive Officer)1)	328.6	342.0
Katharina Herrmann2)	0.0	0.0
Melanie Kehr	38.9	37.8
Christiane Laibach	0.0	0.0
Bernd Loewen	0.0	0.0
Dr Stefan Peiß	0.0	0.0

1)	Remuneration payments for 2023 were made in 2024.
2)	since 8 April 2023

156 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes

Responsibilities

The Presidial and Nomination Committee has discussed the Executive Board remuneration system including contract components since the committee structure was modified in accordance with the applicable Section 25d of the German Banking Act (Kreditwesengesetz – “KWG”) and adopts and regularly reviews it. The Presidial and Nomination Committee is advised on these matters by the Remuneration Committee, which in turn works together with the Risk and Credit Committee in order to perform its duties. Likewise after consulting with the Remuneration Committee on the matter, the Board of Supervisory Directors decides upon the basic structure of the Executive Board’s remuneration system.

The Presidial and Nomination Committee most recently discussed remuneration issues on 5 December 2024.

Fringe benefits

Other remuneration largely comprises the contractual fringe benefits. Executive Board members are entitled to a company car with driver services for business and personal use. Executive Board members reimburse KfW for using a company car with a driver for private purposes in accordance with applicable tax regulations. They are reimbursed under tax regulations for the cost of maintaining a second home for business reasons.

Executive Board members are insured under a group accident insurance policy. Allowances are provided for health and long-term care insurance. Executive Board members are covered by a directors’ and officers’ liability insurance policy, which insures them against the risks of financial loss associated with their actions in their capacity as Executive Board members and by a supplemental legal expenses insurance policy and a contractual protection insurance policy. KfW Executive Board members acting in their management capacity are also protected by a special legal expenses group policy for employees covering criminal activities.

No remuneration is paid to members of the Executive Board for assuming executive body functions at group companies.

As with all other executives, Executive Board members may also opt to participate in the deferred remuneration programme – a supplemental company pension scheme financed via tax-free salary conversion. Moreover, they are entitled to anniversary bonuses in accordance with KfW’s general company policy.

In addition, the fringe benefits include the cost of security systems at Executive Board members’ homes; these benefits are not recognised as Other remuneration but as Non-personnel expenses.

The contractual fringe benefits are subject to taxation as benefits in money’s worth for Executive Board members if they cannot be granted on a tax-free basis or if this is contractually agreed. No Executive Board member was granted or promised any benefits by a third party during the past financial year with a view to his/her position as a member of the KfW Executive Board.

Pension benefits and other benefits in the case of early retirement

In accordance with Article 1 (3) of the KfW Bylaws, the appointment of an Executive Board member should not generally extend past the legal age of retirement. Upon reaching the statutory retirement age and the expiry of their Executive Board contract, Executive Board members are entitled to claim pension payments; they are also entitled to pension benefits if their employment relationship terminates due to permanent disability.

Pension commitments for Executive Board members as well as their surviving dependants are based on the 1992 version of the Federal Government’s policy for hiring executive board members at credit institutions. The PCGK is taken into account when drawing up the Executive Board contracts.

Executive Board member contracts include a severance pay cap in accordance with the recommendations of the PCGK. In other words, payments to these Executive Board member due to early termination of the Executive Board function without good cause in accordance with Section 626 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”) should not exceed the equivalent of two years’ salary or compensation including fringe benefits for the remainder of the contract, depending on which of the amounts is lower.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes | 157

The full benefit entitlement totalled 49% of the final salary in the reporting year with different contractual arrangements. The retirement benefit entitlement amounted to 70% of the full entitlement for first-time appointment, with an increase per completed year of service of 0.98 to 1.53 percentage points depending on the contract (from an initial 34.3% to a maximum of 49% of the final salary).

The Executive Board contracts contain additional individual provisions, in particular concerning vesting of pension benefits. The newer contracts also include provisions on retrospective pension contributions where pension benefits are not yet vested and the member in question has not been reappointed, as well as on pension reductions in case of early retirement.

Pension payments to former Executive Board members or their surviving dependants were as follows in 2024 and 2023:

Pension payments to former Executive Board members or their surviving dependants

	2024		2023
	Headcount	EUR in thousands	Headcount	EUR in thousands

Former members of the Executive Board	17	4,035.3	18	4,033.8
Surviving dependants	4	540.0	7	747.5

Total	21	4,575.3	25	4,781.3

Provisions for pension obligations to former members of the Executive Board and their surviving dependants in the amount of EUR 51,462 thousand (31 Dec. 2023: EUR 61,827 thousand) were set up at the end of financial year 2024.

Remuneration of members of the Board of Supervisory Directors

The amount of remuneration to members of the Board of Supervisory Directors is determined by the supervisory authority in accordance with Article 7 (10) of the KfW Bylaws. With the last revision in May 2010, compensation to members of the Federal Government who are members of the Board of Supervisory Directors pursuant to Article 7 (1) nos. 1 and 2 of the KfW Law was set at EUR 0.

In the reporting year, remuneration for other members of the Board of Supervisory Directors pursuant to Article 7 (1) nos. 3–7 of the KfW Law amounted to EUR 5,100 p.a.; remuneration for membership of a Board of Supervisory Directors committee was a standard amount of EUR 600 p.a. for each member. Committee chairs did not receive special remuneration.

Members who join during the year receive their remuneration on a pro rata basis.

A daily allowance (EUR 200 per meeting day) is paid and travel expenses and applicable VAT are reimbursed upon request.

The following table provides details on the remuneration paid to the Board of Supervisory Directors in financial year 2024; stated amounts are net amounts in thousands of euros. Travel expenses are reimbursed upon submission of receipts and are not taken into account in the table.

158 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes

Remuneration of members of the Board of Supervisory Directors for financial year 2024

No.	Name	Dates of membership	Board of Supervisory Directors membership1)	Committee membership1)	Daily allowance3)	Total
		2024	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands

1.	Dr Robert Habeck	1 Jan. –31 Dec.	0.0	0.0	0.0	0.0

2.	Christian Lindner	1 Jan. – 7 Nov.	0.0	0.0	0.0	0.0

3.	Dr Jörg Kukies	7 Nov. – 31 Dec.	0.0	0.0	0.0	0.0

4.	Annalena Baerbock	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

5.	Katharina Beck	1 Jan. – 31 Dec.	5.1	1.2	0.6	6.9

6.	Dr André Berghegger	1 Jan. – 20 Feb.	0.9	0.3	0.0	1.2

7.	Volker Bouffier2)	1 Jan. – 31 Dec.	5.1	1.2	0.2	6.5

8.	Dr Andreas Dressel2)	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7

9.	Yasmin Fahimi	1 Jan. – 31 Dec.	5.1	1.2	0.4	6.7

10.	Björn Fecker2)	1 Jan. – 31 Dec.	5.1	1.2	0.0	6.3

11.	Robert Feiger	1 Jan. – 31 Dec.	5.1	0.6	0.4	6.1

12.	Tanja Gönner4)	1 Jan. – 31 Dec.	5.1	1.2	0.2	6.5

13.	Olav Gutting	22 Feb. –31 Dec.	4.5	1.1	0.4	6.0

14.	Gerald Heere2)	1 Jan. – 31 Dec.	5.1	1.8	0.4	7.3

15.	Prof. Dr Hans-Günter Henneke	1 Jan. – 31 Dec.	5.1	0.6	1.4	7.1

16.	Marion Höllinger	1 Jan. – 31 Dec.	5.1	2.5	0.0	7.6

17.	Verena Hubertz	1 Jan. – 31 Dec.	5.1	1.8	0.0	6.9

18.	Harald Hübner2)	1 Jan. – 31 Dec.	5.1	0.0	0.6	5.7

19.	Dr Dirk Jandura	1 Jan. – 31 Dec.	5.1	0.6	1.0	6.7

20.	Andrea Kocsis	1 Jan. – 31 Dec.	5.1	0.0	0.4	5.5

21.	Stefan Körzell	1 Jan. – 31 Dec.	5.1	1.2	0.4	6.7

22.	Ulrich Lange	1 Jan. – 31 Dec.	5.1	0.0	0.4	5.5

23.	Steffi Lemke	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

24.	Rainer Neske	1 Jan. – 31 Dec.	5.1	0.6	1.0	6.7

25.	Dr Marcus Optendrenk2), 4), 5)	1 Jan. – 31 Dec.	0.0	0.0	0.2	0.2

26.	Dr Bettina Orlopp	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7

27.	Cem Özdemir	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

28.	Achim Post	1 Jan. – 22 Mar.	1.3	0.3	0.0	1.6

29.	Daniel Quinten4)	1 Jan. – 31 Dec.	5.1	1.2	0.8	7.1

30.	Prof. Dr Ulrich Reuter	1 Jan. – 31 Dec.	5.1	2.5	0.0	7.6

31.	Michael Richter2)	1 Jan. – 31 Dec.	5.1	0.0	0.6	5.7

32.	Dr Thorsten Rudolph	11 Apr. – 31 Dec.	3.8	0.7	0.2	4.7

33.	Joachim Rukwied6)	1 Jan. – 31 Dec.	5.1	0.6	0.8	6.5

34.	Frank Schäffler	1 Jan. – 31 Dec.	5.1	1.2	0.8	7.1

35.	Jan Wenzel Schmidt	1 Jan. – 31 Dec.	5.1	0.0	0.4	5.5

36.	Svenja Schulze	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

37.	Holger Schwannecke	1 Jan. – 31 Dec.	5.1	1.8	0.6	7.5

38.	Dr Martin Wansleben	1 Jan. – 31 Dec.	5.1	0.6	0.6	6.3

39.	Dr Kai H. Warnecke	1 Jan. – 31 Dec.	5.1	0.0	0.4	5.5

40.	Dr Volker Wissing	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0
Total			148.2	27.2	13.2	188.6

1)	The amounts had not yet been paid out as of the reporting date 31 December 2024.

2)	Amount governed by state law

3)	Amounts for financial year 2024 until the date of assessment. Any later claims will be included in the next report.

4)	Payments for meeting attendance for 2023

5)	Member waived entitlement.

6)	Payments for meeting attendance for 2021, 2022 and 2023

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes | 159

Remuneration of members of the Board of Supervisory Directors for financial year 2023

No.	Name	Dates of membership	Board of Supervisory Directors membership1)	Committee membership1)	Daily allowance3)	Total
		2023	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands

1.	Christian Lindner	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

2.	Dr Robert Habeck	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

3.	Annalena Baerbock	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

4.	Katharina Beck	1 Jan. – 31 Dec.	5.1	1.1	0.2	6.4

5.	Dr André Berghegger	1 Jan. – 31 Dec.	5.1	1.5	0.8	7.4

6.	Volker Bouffier2)	1 Jan. – 31 Dec.	5.1	1.0	0.2	6.3

7.	Dr Andreas Dressel2)	1 Jan. – 31 Dec.	5.1	0.6	0.2	5.9

8.	Yasmin Fahimi	24 May –31 Dec.	3.2	0.7	0.0	3.9

9.	Björn Fecker2)	20 Oct. –31 Dec.	1.1	0.0	0.0	1.1

10.	Robert Feiger	1 Jan. – 31 Dec.	5.1	0.6	0.4	6.1

11.	Tanja Gönner	1 Jan. – 31 Dec.	5.1	1.0	0.4	6.5

12.	Dr Louis Hagen5)		0.0	0.0	0.2	0.2

13.	Gerald Heere2)	1 Jan. – 31 Dec.	5.1	1.5	0.4	7.0

14.	Prof. Dr Hans-Günter Henneke4)	1 Jan. – 31 Dec.	5.1	0.5	1.4	7.0

15.	Reiner Hoffmann	1 Jan. – 8 Feb.	0.6	0.2	0.0	0.8

16.	Dr Bruno Hollnagel	1 Jan. – 31 Dec.	5.1	0.0	0.6	5.7

17.	Verena Hubertz	1 Jan. – 31 Dec.	5.1	1.8	0.2	7.1

18.	Harald Hübner2)	1 Jan. – 31 Dec.	5.1	0.0	0.4	5.5

19.	Dr Dirk Jandura4)	1 Jan. – 31 Dec.	5.1	0.6	1.6	7.3

20.	Andrea Kocsis	1 Jan. – 31 Dec.	5.1	0.0	0.4	5.5

21.	Stefan Körzell	1 Jan. – 31 Dec.	5.1	1.2	0.4	6.7

22.	Ulrich Lange	1 Jan. – 31 Dec.	5.1	0.0	0.4	5.5

23.	Steffi Lemke	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

24.	Rainer Neske4)	1 Jan. – 31 Dec.	5.1	0.6	1.0	6.7

25.	Cem Özdemir	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

26.	Dr Marcus Optendrenk2), 6)	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

27.	Dr Bettina Orlopp	1 Jan. – 31 Dec.	5.1	0.5	0.0	5.6

28.	Dr Hans-Walter Peters4)	1 Jan. – 31 Dec.	5.1	2.5	1.2	8.8

29.	Achim Post	1 Jan. – 31 Dec.	5.1	1.0	0.0	6.1

30.	Daniel Quinten	1 Jan. – 31 Dec.	5.1	1.0	1.0	7.1

31.	Michael Richter2), 4)	1 Jan. – 31 Dec.	5.1	0.0	0.4	5.5

32.	Joachim Rukwied	1 Jan. – 31 Dec.	5.1	0.5	0.0	5.6

33.	Frank Schäffler	1 Jan. – 31 Dec.	5.1	1.2	0.6	6.9

34.	Helmut Schleweis	1 Jan. – 31 Dec.	5.1	2.5	0.0	7.6

35.	Svenja Schulze	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0

36.	Holger Schwannecke	1 Jan. – 31 Dec.	5.1	1.8	0.2	7.1

37.	Dietmar Strehl2)	1 Jan. – 5 Jul.	2.8	0.7	1.0	4.5

38.	Dr Martin Wansleben	1 Jan. – 31 Dec.	5.1	0.6	0.4	6.1

39.	Dr Kai H. Warnecke	1 Jan. – 31 Dec.	5.1	0.0	0.6	5.7

40.	Dr Volker Wissing	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0
Total			145.4	25.2	14.6	185.2

1) The amounts had not yet been paid out as of the reporting date 31 December 2023.

2) Amount governed by state law

3) Amounts for financial year 2023 until the date of assessment. Any later claims will be included in the next report.

4) The daily allowance includes payments for 2022.

5) Payments for meeting attendance for 2022

6) Member waived entitlement.

160 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes

There are no pension obligations for members of the Board of Supervisory Directors.

Members of the Board of Supervisory Directors did not receive remuneration in the reporting year for personal services provided.

Members of the Board of Supervisory Directors are also covered by a directors’ and officers’ liability insurance policy, which insures them against the risks of financial loss associated with their actions in their capacity as Supervisory Directors and by a supplemental legal expenses insurance policy and a contractual protection insurance policy. There are currently no deductibles agreed. KfW Supervisory Directors acting in that capacity are also protected by a special legal expenses group policy for employees covering criminal action brought against Supervisory Directors and by a group accident insurance policy.

(69) Related party disclosures

Transactions between KfW and related parties are concluded as part of operating activities. KfW Group’s related parties in accordance with IAS 24 include its subsidiaries which are not consolidated for reasons of immateriality, joint ventures, associates, KfW shareholders, (the Federal Republic of Germany [Federal Government] holds an 80% stake and the federal states a 20% stake in total), interests held by the Federal Government over which it directly has significant influence, key management personnel and their family members and entities over which this group of persons exercise control. As for the persons in the remuneration report, the persons in key positions are limited to the KfW Executive Board and the members of the Board of Supervisory Directors.

KfW has exercised the relief option in accordance with IAS 24.25 for government-related entities.

Transactions with related parties

Disclosures on KfW Group’s related parties were revised in financial year 2024 in order to provide a better overview. Quantitative disclosures have been transferred into a table. The following overview displays the scope of the transactions with KfW shareholders, interests held by the Federal Government and group companies as related parties.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes | 161

Transactions with related parties

	31 Dec. 2024			31 Dec. 2023
	Shareholders	Interests held by the Federal Government	Group companies	Shareholders	Interests held by the Federal Government	Group companies
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions

Assets

Cash reserves	0	26,522	0	0	47,430	0
thereof Deutsche Bundesbank	0	26,522	0	0	47,430	0
Financial assets at amortised cost	13,623	306	12	13,275	342	134
Securities and investments	2,773	0	0	2,818	0	0
Bonds	2,773	0	0	2,818	0	0
Loans and advances to customers/banks	10,850	306	12	10,457	342	134
Loans and advances	10,850	306	12	10,457	342	146
thereof BAföG government loans	9,242	0	0	8,537	0	0
Risk provisions for loans and advances to customers/banks	0	0	0	0	0	–11
Financial assets at fair value	8,085	0	0	9,643	0	0
Loans and advances to customers/banks	8,085	0	0	9,643	0	0
Loans and advances	8,085	0	0	9,643	0	0
thereof holding arrangements	8,085	0	0	9,643	0	0
Other assets	634	0	0	636	0	0

Liabilities and equity
Financial liabilities at amortised cost	4,662	20,859	74	8,288	34,830	72
Liabilities to customers/banks	4,662	20,859	74	8,288	34,830	72
thereof holding arrangements	327	0	0	299	0	0
thereof German Finance Agency	0	20,859	0	0	34,830	0
Financial liabilities at fair value	0	0	0	0	0	21
Other derivatives – FVM	0	0	0	0	0	21
Other liabilities	0	0	0	0	0	0
Off-balance sheet transactions
Loan commitments, financial guarantees and other commitments granted	11,713	85	2	12,616	0	4
thereof BAföG government loans	10,768	0	0	11,471	0	0
Loan commitments, financial guarantees and other commitments received	138,136	0	0	137,516	0	0

162 | KfW Financial Information 2024 Consolidated financial statements | Consolidated notes – Other Notes

Transactions with related parties

	31 Dec. 2024			31 Dec. 2023
	Shareholders	Interests held by the Federal Government	Group companies	Shareholders	Interests held by the Federal Government	Group companies
	EUR in	EUR in	EUR in	EUR in	EUR in	EUR in
	millions	millions	millions	millions	millions	millions
Income and expenses
Interest income	509	1,570	5	440	1,606	7
thereof Deutsche Bundesbank	0	1,565	0	0	1,596	0
thereof German Finance Agency	0	1	0	0	0	0
Interest expense	58	261	4	57	576	6
thereof Deutsche Bundesbank	0	0	0	0	0	0
thereof German Finance Agency	0	261	0	0	575	0
Net interest income	451	1,309	1	383	1,030	2
Net gains/losses from risk provisions	0	0	0	0	0	4
Commission income	622	0	0	537	0	0
Commission expense	0	0	0	0	0	0
Net commission income	622	0	0	537	0	0
Net gains/losses from hedge accounting	74	–598	0	133	–818	0
Net gains/losses from other financial instruments at fair value through profit or loss	18	0	3	10	0	9
thereof holding arrangements	18	0	0	10	0	0
Net other operating income or loss	0	0	1	0	0	1

Transactions with shareholders

Any transactions with the Federal Government and the federal states in financial year 2024 are covered by the rules and regulations set forth in the KfW Law. This also includes guarantees received for operations in which the Federal Republic of Germany has a state interest and for which the Federal Government has mandated KfW (mandated transactions in accordance with Article 2 (4) of the KfW Law).

Transactions with the Federal Government are, as a rule, offset by countertrade transactions with a third party. They do not constitute transactions within the meaning of IAS 24. For this reason, the treatment under IAS 24 is exclusively limited to business relationships with the Federal Government.

The bonds are exclusively bonds issued by the federal states.

As regards the holding arrangements, we refer to the Accounting policies section in section (7).

Under Other assets, KfW reports claims for reimbursement from the Federal Government in connection with the agency agreements.

In addition to the holding arrangements, the liabilities primarily include Federal Government funds relating to short-term emergency aid for gas and heat and for interest grants.

The group holds loan commitments and guarantees from the shareholders mainly in connection with stabilisation measures through liquidity assistance for businesses during the coronavirus pandemic, the market funds business of the business sector KfW Development Bank, export, project and real estate financing, assistance to Greece, and measures to support the energy sector.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes | 163

As part of a mandated transaction in 2024, the Federal Government commissioned KfW with assistance in developing the national hydrogen core network. To this end, KfW provided a credit facility of EUR 24 billion with a maximum term until 2057. The measure is secured by a guarantee from the Federal Government, thereby releasing KfW from all risks.

There were also agency agreements between the Federal Government and KfW, which are reflected in Net commission income, in particular. Please refer to the information provided in the Notes on “Net commission income” and “Trust activities”.

Transactions with interests held by the Federal Government

The liabilities to the German Finance Agency include promissory note loans to refinance support services in the context of the coronavirus pandemic and energy providers. These promissory note loans are hedged against interest risk by means of a micro hedge. This resulted in the hedge result reported under the Net gains/losses from hedge accounting item.

Transactions with group companies

Loans and advances to customers/banks resulted almost exclusively from transactions with group companies and joint ventures. Liabilities to customers/banks resulted from transactions with a subsidiary not included in the consolidated financial statements.

Transactions with key persons

The business relationships between KfW and the members of the Executive Board and of the Board of Supervisory Directors are primarily determined by the KfW By-Laws and by applying the principles of the Federal Public Corporate Governance Code. KfW primarily provides direct loans under its promotional mandate, such as in the area of education financing, and disbursed grants of minor significance. The conditions and prices reflect market conditions or are concluded in accordance with KfW’s general conditions for its loan programmes open to the general public.

(70) Auditor’s fees

	2024	2023
	EUR in thousands	EUR in thousands

Audit	6,888	6,451

Other attestation services	1,910	1,216
Total	8,798	7,668

The audit fees comprise reversals of provisions totalling EUR 80,000 for the 2023 audit (previous year: EUR 120,000), as well as for other 2023 attestation services in an amount of EUR 15,000.

(71) Disclosures on unconsolidated structured entities

The group’s unconsolidated structured entities within the meaning of IFRS 12 relate to the following business sectors:

Structured entities in the business sector Financial markets

KfW makes investments in ABS and ABCP transactions as part of liquidity management and to promote the financing of climate and environmental protection projects. Moreover, the business sector Financial markets also manages an existing portfolio to which no further investments will be added. This portfolio currently consists of securities issued since 2004.

As of 31 December 2024, the carrying amount of the positions held totalled EUR 6.8 billion (31 Dec. 2023: EUR 6.1 billion).

164 | KfW Financial Information 2024 Consolidated financial statements | Consolidated notes – Other Notes

Structured entities in the business sector Export and project finance

Tailored leasing/financing concepts are structured via property leasing companies, primarily in the “Aviation and Rail” and “Maritime Industries” sector departments. A separate entity is created for each transaction, with the group participating as the lender. In the case of some of these business partners, the sponsoring banks act as managers of trust companies, but in the majority of cases, these business partners are set up as separate legal entities. The group provides loans to these companies, generally together with other credit institutions. KfW also has credit relationships with some structured entities as market participants in the commodities financing business, where the group supports these customers with pre-export financing structures.

As of 31 December 2024, the carrying amount of the positions held totalled EUR 1.5 billion (31 Dec. 2023: EUR 1.8 billion).

Structured entities in the business sector DEG

As a finance and advisory institution, DEG provides support within its development mandate in line with its business activity guidelines. DEG’s mandate is to promote the development of the private sector of a) developing countries, b) central and eastern European countries and New Independent States (NIS), and c) other countries approved by its shareholder KfW in agreement with the Federal Government. In certain isolated cases this is undertaken via investments in structured entities in the form of equity investments and loans. In accordance with the applied risk principles, the risk of loss is limited to the volume invested or committed.

As of 31 December 2024, the carrying amount of the positions held totalled EUR 0.4 billion (31 Dec. 2023: EUR 0.3 billion).

The following table shows the carrying amounts of assets relating to unconsolidated structured entities and the maximum possible loss that could result from these exposures.

Maximum risk of loss as of 31 December 2024

	Loans and advances to customers	Securities and investments	Other assets	Contingent liabilities; irrevocable loan commitments

	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Carrying amount	1,531	6,908	1	277

Risk and other provisions	18	0	0	0
Max. risk of loss	1,513	6,908	1	277

Maximum risk of loss as of 31 December 2023

	Loans and advances to customers	Securities and investments	Other assets	Contingent liabilities; irrevocable loan commitments

	EUR in millions	EUR in millions	EUR in millions	EUR in millions

Carrying amount	1,688	6,185	1	405

Risk and other provisions	24	0	0	1
Max. risk of loss	1,664	6,185	1	404

The maximum risk of loss is equal to the nominal amount for credit lines, (financial) guarantees and other liquidity facilities minus the provisions for credit risks recognised in the statement of financial position. The maximum risk of loss relating to the group’s investments is their carrying amount (net). The maximum risk of loss does not include effects from the group’s hedging instruments used to reduce the maximum risk of loss.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes | 165

No support is provided to structured entities in the group beyond the respective financing.

In exceptional cases, the group acts as sponsor for structured entities in which it holds shares purely on a trust basis on behalf of the Federal Government. The risk of these structured entities lies exclusively with the Federal Government. In such cases, the group is considered the sponsor of the structured entities because the entities were initiated and/or structured by the group on behalf of the Federal Government.

(72) Disclosures on shareholdings

Subsidiaries included in the consolidated financial statements

Name/registered office	Share held	Equity (IFRS) as of 31 Dec. 2024	Equity (IFRS) as of 31 Dec. 2023
	%	EUR in millions	EUR in millions

KfW IPEX-Bank GmbH, Frankfurt am Main	100.0	5,079	4,682
DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne	100.0	3,155	3,105
KfW Beteiligungsholding GmbH, Frankfurt am Main	100.0	3,321	3,119
Interkonnektor GmbH, Frankfurt am Main	100.0	38	53
KfW Capital GmbH & Co. KG, Frankfurt am Main	100.0	1,234	979
KfW IPEX-Bank Asia Ltd., Singapore	100.0	14	13

Associates included in the consolidated financial statements using the equity method

Name/registered office	Share held	Equity as of 30 Sept. 2024	Equity as of 30 Sept. 2023
	%	EUR in millions	EUR in millions

Microfinance Enhancement Facility S. A., Luxembourg	0.0	–	440
Green for Growth Fund, Southeast Europe S. A., Luxembourg	11.2	744	600
coparion GmbH & Co. KG, Cologne	16.4	342	358
Name/registered office	Share held	Equity	Equity
		as of 31 Dec. 2024	as of 31 Dec. 2023
	%	EUR in millions	EUR in millions
DC Nordseekabel GmbH und Co. KG, Bayreuth	50.0	727	772

Global Gender-Smart Fund S.A. SICAV-SIF (formerly Microfinance Enhancement Facility S. A.), Luxembourg, has not been accounted for using the equity method since financial year 2024, as KfW no longer has significant influence over this entity.

Green for Growth Fund, Southeast Europe S.A. (GGF) has been included in the consolidated financial statements using the equity method since 2010. GGF is a fund to promote SME and private household investment in energy efficiency and renewable energy in the Western Balkans and Turkey (KfW’s investment in GGF is also part of the business sector KfW Development Bank).

DC Nordseekabel GmbH und Co. KG (DC Nordseekabel) was accounted for using the equity method, as a joint venture of Interkonnektor GmbH (Nordseekabel-Projekt NordLink in the business sector Export and project finance), for the first time in financial year 2015. The NordLink project is one of the major projects in the European energy sector and comprises an investment volume of around EUR 1.5 to 2 billion. As it will primarily serve as a conduit for renewably sourced energy, the underwater cable will play an important role in the success of Germany’s energy transition. Norwegian state-owned power grid operator Statnett, KfW and the transmission systems operator TenneT, which is responsible for the German territory of the North Sea, concluded a cooperation agreement in February 2015 to construct an underwater cable between Germany and Norway. The NordLink project will be realised by a syndicate in which Statnett and DC Nordseekabel each hold a 50% stake. KfW – via its subsidiary Interkonnektor GmbH – and TenneT each hold a 50% stake in DC Nordseekabel, which is responsible for construction and obtaining permits in Germany.

166 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes

coparion GmbH & Co. KG (coparion; business sector KfW Capital) as an associated company was accounted for using the equity method for the first time in financial year 2016. This co-investment fund by KfW and the German Federal Ministry for Economic Affairs and Climate Action (BMWK) participates in young technology companies by offering venture capital, together with private lead investors.

Entities not included in the consolidated financial statements

Six subsidiaries, one joint venture, and six associated companies of minor significance to the presentation of the net assets, financial and earnings position of KfW Group have not been consolidated; instead, they are shown in the statement of financial position under Securities and investments. These companies account for approximately 0.03% of KfW Group’s total assets.

List of KfW Group shareholdings as of 31 December 2024

No.	Name	Place	Capital	CC1)	Exchange rate	Equity in	Net income in
			share		EUR 1.00	TCU2), 3)	TCU2), 3)
			in %		= CU as of
					31 Dec. 20242)

KfW shareholdings
A. Fully consolidated subsidiaries included in the consolidated financial statements
1	DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH	Cologne	100.0	EUR	1.00	2,579,013	62,141
2	Interkonnektor GmbH	Frankfurt
		am Main	100.0	EUR	1.00	54,442	–17,338
3	KfW Beteiligungsholding GmbH	Bonn
			100.0	EUR	1.00	2,356,460	627,491
4	KfW Capital GmbH & Co. KG	Frankfurt
		am Main	100.0	EUR	1.00	877,101	0

B. Subsidiaries not included in the consolidated financial statements
5	Finanzierungs- und Beratungsgesellschaft mbH	Berlin	100.0	EUR	1.00	5,784	120
6	tbg Technologie- Beteiligungsgesellschaft mbH	Bonn	100.0	EUR	1.00	78,351	5,674

C. Other shareholdings (only capital shares totalling at least 20%)

7	Berliner Energieagentur GmbH	Berlin	25.0	EUR	1.00	7,602	–473

Shareholdings of KfW IPEX-Bank GmbH

A. Fully consolidated subsidiaries included in the consolidated financial statements

1	KfW IPEX-Bank Asia Ltd.	Singapore,
		Singapore	100.0	SGD	1.42	18,662	1,060

B. Subsidiaries not included in the consolidated financial statements

2	KFW Bankengruppe Representacoes Ltda.	São Paulo, Brazil	50.0	BRL	6.43	27	0

Shareholdings of KfW Beteiligungsholding GmbH

A. Fully consolidated subsidiaries included in the consolidated financial statements

1	KfW IPEX-Bank GmbH	Frankfurt
		am Main	100.0	EUR	1.00	3,230,204	0

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes | 167

List of KfW Group shareholdings as of 31 December 2024

No.	Name	Place	Capital	CC1)	Exchange rate	Equity in	Net income in
			share		EUR 1.00	TCU2), 3)	TCU2), 3)
			in %		= CU as of
					31 Dec. 20242)

Shareholdings of DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH

A. Subsidiaries not included in the consolidated financial statements
1	DEG Impact GmbH	Cologne	100.0	EUR	1.00	2,981	684
2	DEG Impulse GmbH	Cologne	100.0	EUR	1.00	3,312	401
3	KFW Bankengruppe Representacoes Ltda.	São Paulo, Brazil	50.0	BRL	6.43	27	0

B. Other shareholdings (only capital shares totalling at least 20%)

4	Ace Power Embilipitiya Pvt Ltd.	Colombo,
		Sri Lanka	26.0	LKR	303.50	5,281,596	736,040
5	ACON Retail MXD, L.P.	Toronto,
		Canada	100.0	USD	1.04	11,978	–7,369
6	ADP II Holding 11 S.A.R.L.	Luxembourg,
		Luxembourg	22.2	USD	1.04	62,297	439
7	ADP Enterprises W.L.L.	Manama,
		Bahrain	23.3	EUR	1.00	229,420	23,558
8	AEP China Hydro Ltd.	Ebène CyberCity,
		Mauritius	30.2	USD	1.04	292	–104
9	AfricInvest III – SPV 1	Port Louis,
		Mauritius	21.8	EUR	1.00	51,574	–2,736
10	Agrofundo Brasil VI Fundo de Investimento em Participações Multiestratégia	São Paulo, Brazil	29.9	BRL	6.43	36,622	–7,253
11	AO Bucharagips	Kogon,
		Uzbekistan	24.9	UZS	13,361.75	152,444,303	92,405,968
12	Apis Growth 2 Ltd.	Ebène CyberCity,
		Mauritius	25.6	USD	1.04	38,362	5,300
13	Banque Nationale de	Bamako,
	Développement Agricole S. A.	Mali	21.4	XOF	655.96	85,518,000	5,127,000
14	CGFT Capital Pooling GmbH & Co. KG	Berlin, Germany	40.0	EUR	1.00	43	–3
15	Evonik Lanxing (Rizhao) Chemical Industrial Co. Ltd.	Rizhao, China	41.0	CNY	7.58	156,036	–27,230
16	Falcon Holding Inversiones II S.A.C.	Lima,
		Peru	55.8	PEN	3.90	4)	4)
17	Fortio Co. Ltd.	George Town,
		Cayman Islands	46.2	USD	1.04	12,894	1,682
18	Grassland Finance Ltd.	Hong Kong,
		Hong Kong	24.9	CNY	7.58	275,289	–42,521
19	Greater Pacific Capital MIV Ltd.	George Town,
		Cayman Islands	26.7	USD	1.04	29,914	–208
20	Knauf Gips Buchara OOO	Bukhara,
		Uzbekistan	25.0	UZS	13,361.75	581,980,665	193,189,965
21	Knauf Gypsum Philippines Inc.	Calaca,
		Philippines	25.0	PHP	60.30	1,648,916	22,027
22	Landsberg Investments LLC.	Wilmington,
		USA	52.9	USD	1.04	4)	4)
23	MC II Pasta Ltd.	Ta’ Xbiex,
		Malta	32.2	EUR	1.00	6,475	–1,343
24	Metier Retailability en Commandite	Dunkeld,
	Partnership	South Africa	22.1	ZAR	19.62	1,020,258	–594,305
25	Novel Sky Global Limited	Road Town, Brit.
		Virgin Islands	25.0	USD	1.04	4)	4)
26	OAO Belgips	Minsk,
		Belarus	50.0	BYN	3.39	9,584	–3,042
27	Onstar Galaxy SPV Pte. Ltd.	Singapore,
		Singapore	33.1	USD	1.04	38,932	–15,394
28	Osmanthus II Cayman Investment, L.P.	George Town, Cayman Islands	100.0	USD	1.04	8,795	–430

168 |  KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes

List of KfW Group shareholdings as of 31 December 2024

No.	Name	Place	Capital	CC1)	Exchange rate	Equity in	Net income in
			share		EUR 1.00	TCU2), 3)	TCU2), 3)
			in %		= CU as of
					31 Dec. 20242)

Shareholdings of DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH

B. Other shareholdings (only capital shares totalling at least 20%)
29	Stratus SCP Fleet Fundo de Investimento em Participaçőes – Multiestratégia	São Paulo, Brazil	39.7	BRL	6.43	97,996	14,451
30	TOO Isi Gips Inder	Inderborskiy,
		Kazakhstan	40.0	KZT	543.23	1,387,960	251,992
31	TOO Knauf Gips Kaptschagaj.	Kapchagay,
	Enterprise with share of DEG LLP	Kazakhstan	40.0	KZT	543.23	12,041,454	6,091,359
32	Vietnam Opportunity Fund II PTE.	Singapore,
	LTD.	Singapore	32.0	USD	1.04	46,201	11,607
33	Whitlam Holding PTE. Ltd.	Singapore,
		Singapore	38.7	USD	1.04	46,087	–23,563
34	Worldwide Group, Inc	Charlestown,
		Saint Kitts and
		Nevis	33.4	USD	1.04	29,760	2,468

Shareholdings of Interkonnektor GmbH

A. Joint ventures included in the consolidated financial statements

1	DC Nordseekabel GmbH & Co. KG	Bayreuth	50.0	EUR	1.00	726,508	27,198

B. Joint ventures not included in the consolidated financial statements

2	DC Nordseekabel Beteiligungs GmbH	Bayreuth	50.0	EUR	1.00	75	3

Shareholdings of KfW Capital GmbH & Co. KG

A. Subsidiaries not included in the consolidated financial statements

1	KfW Capital Verwaltungs GmbH	Frankfurt
		am Main	100.0	EUR	1.00	41	1

1)	ISO currency code
2)	CU = currency units in local currency; TCU = thousand currency units in local currency
3)	Financial statements prepared in accordance with local financial reporting framework
4)	No current annual financial statements are available.

(73) Events after the balance sheet date

No significant events have occurred since 31 December 2024.

KfW Financial Report 2024 Consolidated financial statements | Consolidated notes – Other Notes | 169

Attestations

Independent auditor’s report

To Kreditanstalt für Wiederaufbau Anstalt des öffentlichen Rechts, Frankfurt am Main/Germany

REPORT ON THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS

AND OF THE COMBINED MANAGEMENT REPORT

Audit Opinions

We have audited the consolidated financial statements of Kreditanstalt für Wiederaufbau Anstalt des öffentlichen Rechts, Frankfurt am Main/Germany, and its subsidiaries (the Group), which comprise the statement of financial position as at 31 December 2024, the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the financial year from 1 January to 31 December 2024, and the notes to the consolidated financial statements, including material accounting policy information. In addition, we have audited the combined management report for the parent and the group of Kreditanstalt für Wiederaufbau Anstalt des öffentlichen Rechts, Frankfurt am Main/Germany, for the financial year from 1 January to 31 December 2024. In accordance with the German legal requirements, we have not audited the content of the separate combined non-financial report of KfW as the parent company and the group in accordance with Section 289b (3), Sections 315c in conjunction with 289b (3) German Commercial Code (HGB), which is referred to in the section “Non-financial statements” of the combined management report.

In our opinion, on the basis of the knowledge obtained in the audit,

•

the accompanying consolidated financial statements comply, in all material respects, with the IFRS® Accounting Standards issued by the International Accounting Standards Board (IASB) (hereinafter “IFRS Accounting Standards”) as adopted by the EU and the additional requirements of German commercial law pursuant to Section 315e (1) HGB and, in compliance with these requirements, give a true and fair view of the assets, liabilities and financial position of the Group as at 31 December 2024 and of its financial performance for the financial year from 1 January to 31 December 2024, and

•

the accompanying combined management report as a whole provides an appropriate view of the Group’s position. In all material respects, this combined management report is consistent with the consolidated financial statements, complies with German legal requirements and appropriately presents the opportunities and risks of future development. Our audit opinion on the combined management report does not cover the content of the above-mentioned combined non-financial report of KfW as the parent company and the group in accordance with Section 289b (3), Sections 315c in conjunction with 289b (3) HGB.

Pursuant to Section 322 (3) sentence 1 HGB, we declare that our audit has not led to any reservations relating to the legal compliance of the consolidated financial statements and of the combined management report.

Basis for the Audit Opinions

We conducted our audit of the consolidated financial statements and of the combined management report in accordance with Section 317 HGB and in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institut der Wirtschaftsprüfer (IDW). Our responsibilities under those requirements and principles are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and of the Combined Management Report” section of our auditor’s report. We are independent of the group entities in accordance with the requirements of German commercial and professional law, and we have fulfilled our other German professional responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions on the consolidated financial statements and on the combined management report.

KfW Financial Report 2024 Consolidated financial statements | Attestations – Independent auditor’s report | 171

Other Information

The executive directors and/or the board of supervisory directors are responsible for the other information. The other information comprises

•	the report of the board of supervisory directors which is expected to be presented to us after the date of this auditor’s report,

•

the separate combined non-financial report of KfW as the parent company and the group in accordance with Section 289b (3), Sections 315c in conjunction with 289b (3) HGB, which is referred to in the section “Non-financial statements” of the combined management report,

•

the corporate governance report, which also includes the “Declaration of compliance”, which is referred to in the section “Declaration of compliance” of the combined management report and which is expected to be presented to us after the date of this auditor’s report,

•	the executive directors’ confirmation pursuant to Section 297 (2) sentence 4 and Section 315 (1) sentence 5 HGB regarding the consolidated financial statements and the combined management report, and

•	all other parts of the annual report,

•	but not the consolidated financial statements, not the audited content of the disclosures in the combined management report and not our auditor’s report thereon.

The board of supervisory directors is responsible for the report of the board of supervisory directors. In accordance with Section 19 of the KfW Bylaws, the executive directors and the board of supervisory directors are required to annually declare that they recognise the Federal Public Corporate Governance Code as amended and to publish the declaration of compliance as part of the corporate governance report. Otherwise the executive directors are responsible for the other information.

Our audit opinions on the consolidated financial statements and on the combined management report do not cover the other information, and consequently we do not express an audit opinion or any other form of assurance conclusion thereon.

In connection with our audit, our responsibility is to read the other information identified above and, in doing so, to consider whether the other information

•	is materially inconsistent with the consolidated financial statements, with the audited content of the disclosures in the combined management report or our knowledge obtained in the audit, or

•	otherwise appears to be materially misstated.

Responsibilities of the Executive Directors and the Board of Supervisory Directors for the Consolidated Financial Statements and the Combined Management Report

The executive directors are responsible for the preparation of the consolidated financial statements that comply, in all material respects, with IFRS Accounting Standards as adopted by the EU and the additional requirements of German commercial law pursuant to Section 315e (1) HGB, and that the consolidated financial statements, in compliance with these requirements, give a true and fair view of the assets, liabilities, financial position and financial performance of the Group. In addition, the executive directors are responsible for such internal control as they have determined necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud (i.e. fraudulent financial reporting and misappropriation of assets) or error.

In preparing the consolidated financial statements, the executive directors are responsible for assessing the Group’s ability to continue as a going concern. They also have the responsibility for disclosing, as applicable, matters related to going concern. In addition, they are responsible for financial reporting based on the going concern basis of accounting unless there is an intention to liquidate the Group or to cease operations, or there is no realistic alternative but to do so.

172 |  KfW Financial Report 2024 Consolidated financial statements | Attestations – Independent auditor’s report

Furthermore, the executive directors are responsible for the preparation of the combined management report that as a whole provides an appropriate view of the Group’s position and is, in all material respects, consistent with the consolidated financial statements, complies with German legal requirements, and appropriately presents the opportunities and risks of future development. In addition, the executive directors are responsible for such arrangements and measures (systems) as they have considered necessary to enable the preparation of a combined management report that is in accordance with the applicable German legal requirements, and to be able to provide sufficient appropriate evidence for the assertions in the combined management report.

The board of supervisory directors is responsible for overseeing the Group’s financial reporting process for the preparation of the consolidated financial statements and of the combined management report.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and of the Combined Management Report

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and whether the combined management report as a whole provides an appropriate view of the Group’s position and, in all material respects, is consistent with the consolidated financial statements and the knowledge obtained in the audit, complies with the German legal requirements and appropriately presents the opportunities and risks of future development, as well as to issue an auditor’s report that includes our audit opinions on the consolidated financial statements and on the combined management report.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Section 317 HGB and in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institut der Wirtschaftsprüfer (IDW) will always detect a material misstatement. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements and this combined management report.

We exercise professional judgement and maintain professional scepticism throughout the audit. We also

•

identify and assess the risks of material misstatement of the consolidated financial statements and of the combined management report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our audit opinions. The risk of not detecting a material misstatement resulting from fraud is higher than the risk of not detecting a material misstatement resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

obtain an understanding of internal control relevant to the audit of the consolidated financial statements and of arrangements and measures relevant to the audit of the combined management report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an audit opinion on the effectiveness of internal control or these arrangements and measures of the Group.

•	evaluate the appropriateness of accounting policies used by the executive directors and the reasonableness of estimates made by the executive directors and related disclosures.

•

conclude on the appropriateness of the executive directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in the auditor’s report to the related disclosures in the consolidated financial statements and in the combined management report or, if such disclosures are inadequate, to modify our respective audit opinions. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to be able to continue as a going concern.

KfW Financial Report 2024 Consolidated financial statements | Attestations – Independent auditor’s report | 173

•

evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements present the underlying transactions and events in a manner that the consolidated financial statements give a true and fair view of the assets, liabilities, financial position and financial performance of the Group in compliance with IFRS Accounting Standards as adopted by the EU and with the additional requirements of German commercial law pursuant to Section 315e (1) HGB.

•

plan and perform the audit of the consolidated financial statements in order to obtain sufficient appropriate audit evidence regarding the financial information of the entities or of the business activities within the Group, which serves as a basis for forming audit opinions on the consolidated financial statements and on the combined management report. We are responsible for the direction, supervision and inspection of the audit procedures performed for the purposes of the group audit. We remain solely responsible for our audit opinions.

•	evaluate the consistency of the combined management report with the consolidated financial statements, its conformity with German law, and the view of the Group’s position it provides.

•

perform audit procedures on the prospective information presented by the executive directors in the combined management report. On the basis of sufficient appropriate audit evidence we evaluate, in particular, the significant assumptions used by the executive directors as a basis for the prospective information, and evaluate the proper derivation of the prospective information from these assumptions. We do not express a separate audit opinion on the prospective information and on the assumptions used as a basis. There is a substantial unavoidable risk that future events will differ materially from the prospective information.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

OTHER LEGAL AND REGULATORY REQUIREMENTS

Report on the Audit of the Electronic Reproductions of the Consolidated Financial Statements and of the Combined Management Report Prepared for Publication Pursuant to Section 317 (3a) HGB

Audit Opinion

We have performed an audit in accordance with Section 317 (3a) HGB to obtain reasonable assurance whether the electronic reproductions of the consolidated financial statements and of the combined management report (hereinafter referred to as “ESEF documents”) prepared for publication, contained in the file, which has the SHA-256 value 25b7be9bb7561572c824652903d49662e2035d21a19157eacb9be9baea3253e7, meet, in all material respects, the requirements for the electronic reporting format pursuant to Section 328 (1) HGB (“ESEF format”). In accordance with the German legal requirements, this audit only covers the conversion of the information contained in the consolidated financial statements and the combined management report into the ESEF format, and therefore covers neither the information contained in these electronic reproductions nor any other information contained in the file identified above.

In our opinion, the electronic reproductions of the consolidated financial statements and of the combined management report prepared for publication contained in the file identified above meet, in all material respects, the requirements for the electronic reporting format pursuant to Section 328 (1) HGB. Beyond this audit opinion and our audit opinions on the accompanying consolidated financial statements and on the accompanying combined management report for the financial year from 1 January to 31 December 2024 contained in the “Report on the Audit of the Consolidated Financial Statements and of the Combined Management Report” above, we do not express any assurance opinion on the information contained within these electronic reproductions or on any other information contained in the file identified above.

174 | KfW Financial Report 2024 Consolidated financial statements | Attestations – Independent auditor’s report

Basis for the Audit Opinion

We conducted our audit of the electronic reproductions of the consolidated financial statements and of the combined management report contained in the file identified above in accordance with Section 317 (3a) HGB and on the basis of the IDW Auditing Standard: Audit of the Electronic Reproductions of Financial Statements and Management Reports Prepared for Publication Purposes Pursuant to Section 317 (3a) HGB (IDW AuS 410 (06.2022)). Our responsibilities in this context are further described in the “Group Auditor’s Responsibilities for the Audit of the ESEF Documents” section. Our audit firm has applied the requirements of the IDW Quality Management Standards.

Responsibilities of the Executive Directors and the Board of Supervisory Directors for the ESEF Documents

The executive directors of the parent are responsible for the preparation of the ESEF documents based on the electronic files of the consolidated financial statements and of the combined management report according to Section 328 (1) sentence 4 no. 1 HGB and for the tagging of the consolidated financial statements according to Section 328 (1) sentence 4 no. 2 HGB.

In addition, the executive directors of the parent are responsible for such internal controls that they have considered necessary to enable the preparation of ESEF documents that are free from material intentional or unintentional non-compliance with the requirements for the electronic reporting format pursuant to Section 328 (1) HGB.

The board of supervisory directors is responsible for overseeing the process for preparing the ESEF documents as part of the financial reporting process.

Group Auditor’s Responsibilities for the Audit of the ESEF Documents

Our objective is to obtain reasonable assurance about whether the ESEF documents are free from material intentional or unintentional non-compliance with the requirements of Section 328 (1) HGB. We exercise professional judgement and maintain professional scepticism throughout the audit. We also

•

identify and assess the risks of material intentional or unintentional non-compliance with the requirements of Section 328 (1) HGB, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our audit opinion.

•

obtain an understanding of internal control relevant to the audit on the ESEF documents in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an assurance opinion on the effectiveness of these controls.

•

evaluate the technical validity of the ESEF documents, i.e. whether the file containing the ESEF documents meets the requirements of the Delegated Regulation (EU) 2019/815, in the version in force at the balance sheet date, on the technical specification for this electronic file.

•	evaluate whether the ESEF documents enable an XHTML reproduction with content equivalent to the audited consolidated financial statements and to the audited combined management report.

•

evaluate whether the tagging of the ESEF documents with Inline XBRL technology (iXBRL) in accordance with the requirements of Articles 4 and 6 of the Delegated Regulation (EU) 2019/815, in the version in force at the balance sheet date, enables an appropriate and complete machine-readable XBRL copy of the XHTML reproduction.

KfW Financial Report 2024 Consolidated financial statements  | Attestations – Independent auditor’s report | 175

OTHER MATTER – USE OF THE AUDITOR’S REPORT

Our auditor’s report must always be read together with the audited consolidated financial statements and the audited combined management report as well as with the audited ESEF documents. The consolidated financial statements and the combined management report converted into the ESEF format – including the versions to be submitted for inclusion in the Company Register – are merely electronic reproductions of the audited consolidated financial statements and the audited combined management report and do not take their place. In particular, the ESEF report and our audit opinion contained therein are to be used solely together with the audited ESEF documents made available in electronic form.

Frankfurt am Main/Germany, 11 March 2025

Deloitte GmbH

Wirtschaftsprüfungsgesellschaft

Signed:	Signed:
Prof. Dr Carl-Friedrich Leuschner	Christian Schweitzer
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

176 | KfW Financial Report 2024 Consolidated financial statements | Attestations – Independent auditor’s report